Exhibit 10.1

FOURTH AMENDED AND RESTATED
MASTER REPURCHASE AGREEMENT
(for DHI Mortgage Company, Ltd.)

dated as of February 18, 2022

among

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent, Sole Book Runner, Lead Arranger, and a Buyer,
the other Buyers party hereto
and

DHI MORTGAGE COMPANY, LTD., as Seller

TABLE OF CONTENTS

1	APPLICABILITY AND DEFINED TERMS		1
	1.1.	Applicability	1
	1.2.	Defined Terms	2
	1.3.	Other Definitional Provisions	39
	1.4.	Divisions	39
	1.5.	Term SOFR Notification	39

2	THE BUYERS' COMMITMENTS		40
	2.1.	The Buyers' Commitments to Purchase	40
	2.2.	Expiration or Termination of the Commitments	41
	2.3.	Request for Increase in Maximum Aggregate Commitment	41
	2.4.	Swing Line Facility	41
	2.5.	Swing Line Transactions	42
	2.6.	Optional Reduction or Termination of Buyers' Commitments	43

3	INITIATION; REQUEST/CONFIRMATION; TERMINATION		43
	3.1.	Seller Request; Administrative Agent Confirmation	43
	3.2.	Syndication of Purchases	44
	3.3.	Request/Confirmation	46
	3.4.	Transaction Termination; Purchase Price Decrease	46
	3.5.	Place for Payments of Purchase Prices	47
	3.6.	If Repurchase Price Not Paid	47
	3.7.	Delivery of Additional Mortgage Loans	47
	3.8.	Application of Repurchase Price Payments	47

4	TRANSACTION LIMITS AND SUBLIMITS		48
	4.1.	Transaction Limits	48
	4.2.	Transaction Sublimits	48

5	PRICE DIFFERENTIAL		48
	5.1.	Pricing Rate	48
	5.2.	Pricing Rate for Past Due Purchased Loans	49
	5.3.	Price Differential Payment Due Dates	49

6	MARGIN MAINTENANCE		49
	6.1.	Margin Deficit	49
	6.2.	Margin Call Deadline	50
	6.3.	Application of Cash	50
	6.4.	Increased Cost	50
	6.5.	Capital Adequacy	50
	6.6.	Administrative Agent's Report	51
	6.7.	Provisions Related to Term SOFR Tranches	51

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7	TAXES		54
	7.1.	Payments to be Free of Taxes; Withholding	54
	7.2.	Other Taxes	54
	7.3.	Taxes Indemnity	54
	7.4.	Receipt	55
	7.5.	Buyers' Obligations	55
	7.6.	Treatment of Certain Refunds	57
	7.7.	Survival	57

8	INCOME AND ESCROW PAYMENTS; CONTROL		57
	8.1.	Income and Escrow Payments	57
	8.2.	Income and Escrow Accounts	58
	8.3.	Income and Escrow Accounts after Default	58

9	FACILITY FEE; ADMINISTRATIVE AGENT'S FEE		58
	9.1.	Facility Fee	58
	9.2.	Administrative Agent's Fee	59

10	SECURITY INTEREST		59
	10.1.	Intent of the Parties	59

11	SUBSTITUTION		62
	11.1.	Seller May Substitute Other Mortgage Loans with Notice to and Approval of Administrative Agent	62
	11.2.	Payment to Accompany Substitution	62

12	PAYMENT AND TRANSFER		62
	12.1.	Immediately Available Funds; Notice to Custodian	62
	12.2.	Payments to the Administrative Agent	63
	12.3.	If Payment Not Made When Due	63
	12.4.	Payments Valid and Effective	63
	12.5.	Pro Rata Distribution of Payments	63

13	SEGREGATION OF DOCUMENTS RELATING TO PURCHASED LOANS		64

14	CONDITIONS PRECEDENT		64
	14.1.	Initial Purchase	64
	14.2.	Each Purchase	66

15	REPRESENTATIONS, WARRANTIES AND COVENANTS		68
	15.1.	Buyers, Administrative Agent and Seller Representations	68
	15.2.	Additional Seller Representations	68
	15.3.	Special Representations Relating to the Purchased Loans	74
	15.4.	Survival	74

16	AFFIRMATIVE COVENANTS		74
	16.1.	Market Analysis Report	74
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	16.2.	Office of Foreign Assets Control and USA Patriot Act	74
	16.3.	Financial Statements	74
	16.4.	Financial Statements Will Be Accurate	76
	16.5.	Other Reports	76
	16.6.	Maintain Existence and Statuses; Conduct of Business	77
	16.7.	Compliance with Applicable Laws	77
	16.8.	Inspection of Properties and Books; Protection of Seller’s Proprietary Information; Buyers’ Due Diligence of Seller	77
	16.9.	Privacy of Customer Information	80
	16.10.	Notice of Suits, Etc. and Notice	80
	16.11.	Payment of Taxes, Etc.	82
	16.12.	Insurance; fidelity bond	82
	16.13.	Maintain Lien on Mortgaged Premises	82
	16.14.	Subordination of Certain Indebtedness	82
	16.15.	Certain Debt to Remain Unsecured	83
	16.16.	Promptly Correct Escrow Imbalances	83
	16.17.	MERS Covenants	83
	16.18.	Special Affirmative Covenants Concerning Purchased Loans	84
	16.19.	Coordination with Other Lenders/Repo Purchasers and Their Custodians	85
	16.20.	Hedge Investments in Mortgage Loans	85

17	NEGATIVE COVENANTS		85
	17.1.	No Merger	86
	17.2.	Limitation on GAAP Indebtedness and Contingent Indebtedness	86
	17.3.	Business	86
	17.4.	Liquidations, Dispositions of Substantial Assets	86
	17.5.	Loans, Advances, and Investments	87
	17.6.	Use of Proceeds	87
	17.7.	Transactions with Affiliates	88
	17.8.	Liens	88
	17.9.	ERISA Plans	88
	17.10.	Change of Principal Office; Fiscal Year	88
	17.11.	Distributions	88
	17.12.	Consolidated Tangible Net Worth	88
	17.13.	Consolidated Tangible Net Worth Ratio	88
	17.14.	Liquidity	88
	17.15.	Special Negative Covenants Concerning Purchased Loans	88
	17.16.	No Changes in Accounting Practices	89
	17.17.	Most Favored Buyer Status	89

18	EVENTS OF DEFAULT; EVENT OF TERMINATION		89
	18.1.	Events of Default	89
	18.2.	Transaction Termination	91
	18.3.	Termination by the Administrative Agent	91
	18.4.	Remedies	91
	18.5.	Liability for Expenses and Damages	92
	18.6.	Liability for Interest	92
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	18.7.	Other Rights	92
	18.8.	Exercise of Remedies	92
	18.9.	Seller’s Repurchase Rights	92
	18.10.	Sale of Purchased Loans	93

19	SERVICING OF THE PURCHASED LOANS		93
	19.1.	Servicing Released Basis	93
	19.2.	Servicing and Subservicing	93
	19.3.	Escrow Payments	94
	19.4.	Escrow and Income after Event of Default	94
	19.5.	Servicing Records	94
	19.6.	Subservicer Instruction Letter	94
	19.7.	Termination of Servicing	94
	19.8.	Notice from Seller	95
	19.9.	Seller Remains Liable	95
	19.10.	Backup Servicer	96
	19.11.	Successor Servicer	96

20	PAYMENT OF EXPENSES; INDEMNITY		97
	20.1.	Expenses	97
	20.2.	Indemnity	97

21	SINGLE AGREEMENT		98

22	RELATIONSHIPS AMONG THE ADMINISTRATIVE AGENT AND THE BUYERS		98
	22.1.	Administrative Agent’s Duties	98
	22.2.	Limitation on Duty to Disclose	99
	22.3.	Actions Requiring All Buyers’ Consent	99
	22.4.	Actions Requiring Required Buyers’ Consent	100
	22.5.	Administrative Agent’s Discretionary Actions	100
	22.6.	Buyers’ Cooperation	101
	22.7.	Buyers’ Sharing Arrangement	101
	22.8.	Buyers’ Acknowledgment	101
	22.9.	Administrative Agent Market Value Determinations	102
	22.10.	Administrative Agent’s Representations to Buyers	102
	22.11.	Administrative Agent’s Duty of Care, Express Negligence Waiver and Release	102
	22.12.	Calculations of Shares of Principal and Other Sums	103
	22.13.	Resignation or Removal of the Administrative Agent	103
	22.14.	Effective Date of Resignation of the Administrative Agent	104
	22.15.	Successor Administrative Agent	104
	22.16.	Merger of the Administrative Agent	104
	22.17.	Participation; Assignment	104
	22.18.	The Administrative Agent and the Buyers are the only Beneficiaries of this Section 22	107
	22.19.	Certain ERISA Matters	107

23	NOTICES AND OTHER COMMUNICATIONS		108
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24	MISCELLANEOUS		109
	24.1.	Further Assurances	109
	24.2.	Administrative Agent as Attorney in Fact	110
	24.3.	Wires to Seller	110
	24.4.	Wires to Administrative Agent	110
	24.5.	Receipt; Available Funds	110
	24.6.	Joinder	111

25	ENTIRE AGREEMENT; SEVERABILITY		111

26	NON-ASSIGNABILITY; TERMINATION		111
	26.1.	Limited Assignment	111
	26.2.	Remedies Exception	111
	26.3.	Agreement Termination	111

27	COUNTERPARTS		112

28	GOVERNING LAW, JURISDICTION AND VENUE		112

29	WAIVER OF JURY TRIAL		112

30	RELATIONSHIP OF THE PARTIES		113

31	NO WAIVERS, ETC.		113

32	USE OF EMPLOYEE PLAN ASSETS		114
	32.1.	Prohibited Transactions	114
	32.2.	Audited Financial Statements Required	114
	32.3.	Representations	114

33	INTENT		114
	33.1.	Transactions are Repurchase Agreements and Securities Contracts	114
	33.2.	Contractual Rights, Etc.	114
	33.3.	FDIA	115
	33.4.	Master Netting Agreement	115

34	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS		115
	34.1.	Parties not Protected by SIPA or Insured by FDIC or NCUSIF	115
	34.2.	SIPA Does Not Protect Government Securities Broker or Dealer Counterparty	115
	34.3.	Transaction Funds Are Not Insured Deposits	115

35	USA PATRIOT ACT NOTIFICATION		115

36	EFFECT OF EXISTING AGREEMENT		115

37	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS		116

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EXHIBITS AND SCHEDULES

Exhibit A	Form of Request/Confirmation
Exhibit B	[Reserved]
Exhibit C	Form of Officer’s Compliance Certificate
Exhibit D	List of Restricted Subsidiaries of the Seller as of the Effective Date
Exhibit E	Assignment and Assumption
Exhibit F	ROF Term Sheet
Exhibit G	Form of Request for Increase
Schedule AI	Approved Investors
Schedule BC	The Buyers’ Committed Sums
Schedule BP	List of Basic Papers
Schedule DQ	Disqualifiers
Schedule EL	Eligible Loans
Schedule SP	Supplemental Papers
Schedule 15.2(f)	Material Adverse Changes and Contingent Liabilities
Schedule 15.2(g)	Pending Litigation
Schedule 15.2(o)	Existing Liens
Schedule 15.2(q)	Seller’s Plans
Schedule 15.3	Special Representations and Warranties with Respect to each Purchased Loan
Schedule 16.1	Market Analysis Report

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FOURTH AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

THIS FOURTH AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT is made and entered into as of February 18, 2022 by and between DHI Mortgage Company, Ltd., a Texas limited partnership (the “Seller”), the Buyers (as defined in Section 1.2) party hereto and U.S. Bank National Association, a national banking association, as a Buyer (in such capacity “U.S. Bank”), as lead arranger and sole book runner, as administrative agent for itself as a Buyer and the other Buyers (in such capacity, the “Administrative Agent”).
RECITALS
1. The Seller, certain of the Buyers, and the Administrative Agent are parties to a Third Amended and Restated Master Repurchase Agreement dated as of February 19, 2021 (as amended, restated, supplemented, or otherwise modified before the date hereof, the “Existing Agreement”).
2. The Seller, the Buyers, and the Administrative Agent have agreed to amend and restate the Existing Agreement subject to the terms and conditions of this Agreement.
AGREEMENT
1Applicability and Defined Terms.
1.1Applicability. From time to time the parties hereto may enter into transactions in which the Seller agrees to transfer to Administrative Agent on behalf of the Buyers, Eligible Loans on a service released basis against the transfer of funds by Buyers, with a simultaneous agreement by the Buyers to transfer to Seller such Eligible Loans at a date certain or on demand in the event of termination pursuant to Section 18.2, or if no demand is sooner made, on the Termination Date, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement, as hereinafter defined.
U.S. Bank has also agreed to provide a separate revolving swing line repurchase facility to initially and temporarily purchase Eligible Loans pending their purchase by all of the Buyers pursuant to this Agreement.
The parties hereby specifically declare that it is their intention that this Fourth Amended and Restated Master Repurchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement,” which term includes the preamble above) and the purchases of Eligible Loans made pursuant to it (under both its regular and swing line provisions) are to be treated as repurchase transactions under the Title 11 of the United States Code, as amended (the “Bankruptcy Code”), including all rights that accrue to Buyers by virtue of Sections 559, 561 and 562 of the Bankruptcy Code. This Agreement also contains lien provisions with respect to the Purchased Loans so that if, contrary to the intent of the parties, any court of competent jurisdiction characterizes any Transaction as a financing, rather than a purchase, under applicable law, including the applicable provisions of the Bankruptcy Code, the Administrative Agent is deemed to have a first priority perfected security interest in and to the Purchased Loans to secure the payment and performance of all of the Seller’s Obligations under this Agreement.

The Buyers’ agreement to establish and continue the revolving repurchase facilities, and U.S. Bank’s agreement to establish and continue such revolving swing line repurchase facility, are each made upon and subject to the terms and conditions of this Agreement. If there is any conflict or inconsistency between any of the terms or provisions of this Agreement and any of the other Repurchase Documents, this Agreement shall govern and control. If there is any conflict between any provision of this Agreement and any later supplement, amendment, restatement or replacement of it, then the latter shall govern and control.
1.2Defined Terms. Except where otherwise specifically stated, capitalized terms used in this Agreement and the other Repurchase Documents have the meanings assigned to them below or elsewhere in this Agreement.
“Accepted Servicing Practices” means, with respect to any Mortgage Loan, (i) those mortgage loan servicing standards and procedures in accordance with all applicable state, local and federal laws, rules and regulations and (ii)(y) the mortgage loan servicing standards and procedures prescribed by Fannie Mae and Freddie Mac, in each case as set forth in the Fannie Mae Servicing Guide or Freddie Mac Servicing Guide, as applicable, and in the directives or applicable publications of such agency, as such may be amended or supplemented from time to time, or (z) with respect to any Mortgage Loans and any matters or circumstances as to which no such standard or procedure applies, the servicing standards, procedures and practices Seller uses with respect to its own assets as of the date of this Agreement, subject to reasonable changes.
“Additional Covenant” means any financial covenant contained in any mortgage loan repurchase or warehouse loan transaction to which any of the Buyers is not a party and which is more restrictive on the Seller or such Subsidiary or more beneficial to the lender or buyer, as the case may be, under such agreement than the covenants relating to the Seller and its Subsidiaries contained in this Agreement.
“Additional Purchased Loans” means Eligible Loans transferred by Seller to Buyers pursuant to, and as defined in, Section 6.1.
“Administrative Agent” is defined above.
“Administrative Agent’s Fee” is defined in Section 9.2.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means and includes, with respect to a specified Person, any other Person:
(a)that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the specified Person (in this definition only, the term “Control” means having the power to set or direct management policies, directly or indirectly);

(b)that is a director, trustee, partner, member or executive officer of the specified Person or serves in a similar capacity in respect of the specified Person;
(c)of which the specified Person is a director, trustee, partner, member or executive officer or with respect to which the specified Person serves in a similar capacity and over whom the specified Person, either alone or together with one or more other Persons similarly situated, has Control;
(d)that, directly or indirectly through one or more intermediaries, is the beneficial owner of 10% or more of any class of equity securities — which does not include any MBS — of the specified Person; or
(e)of which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities of the specified Person.
“Agency” means Ginnie Mae, Fannie Mae or Freddie Mac.
“Agency-Required eNote Legend” means the legend or paragraph required by Fannie Mae or Freddie Mac, as applicable, to be set forth in the text of an eNote, as may be amended from time to time by Fannie Mae or Freddie Mac, as applicable.
“Aggregate Outstanding Purchase Price” means as of any Determination Date, an amount equal to the sum of the Purchase Prices for all Purchased Loans included in all Open Transactions.
“Agreement” is defined in Section 1.1.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Seller or its Subsidiaries, if any, from time to time concerning or relating to bribery or corruption.
“Applicable Margin” means 1.50%.
“Appraisal” means an appraisal by a licensed appraiser selected in accordance with Agency guidelines and not identified to the Seller as an unacceptable appraiser by an Agency, and who is recognized and experienced in estimating the value of property of that same type in the community where it is located, and who, unless approved by the Administrative Agent on a case-by-case basis, is not a member, manager, director, officer or employee of the Seller or any Affiliate of the Seller, or related as a parent, sibling, child or first cousin to any of the Seller’s or any such Affiliate’s respective directors or officers or any of their spouses, a signed copy of the written report of which appraisal is in the possession of the Seller or the applicable Servicer.
“Approved eNote Investor” means Fannie Mae, Freddie Mac and any Approved Investor designated as such by the Administrative Agent in its discretion.

“Approved Investor” means Ginnie Mae, Fannie Mae, Freddie Mac and any of the Persons listed on Schedule AI, as it may be supplemented or amended from time to time by agreement of the Seller and the Administrative Agent provided that, the Administrative Agent must approve any Person to be added to Schedule AI as an Approved Investor for Mortgage Loans that are not Conforming Mortgage Loans and which Person does not have a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Group and P-1 or the equivalent thereof by Moody’s Investors Services, Inc.; provided further, that if the Administrative Agent shall give written notice to the Seller of the Administrative Agent’s reasonable disapproval of any Approved Investor(s) named in the notice, the Approved Investor(s) so named shall no longer be (an) Approved Investor(s) from and after the time when the Administrative Agent sends that notice to the Seller.
“Authoritative Copy” means, with respect to an eNote, the unique copy of such eNote that is located in the eVault, identified as such by the eVault Provider and subject to the Control of the Administrative Agent.
“Authorized Seller Representative” means a representative of the Seller duly designated by all requisite corporate action to execute any certificate, schedule or other document contemplated or required by this Agreement or the Custody Agreement on behalf of the Seller and as its act and deed. A list of Authorized Seller Representatives current as of the Effective Date has been provided to the Administrative Agent. The Seller will provide an updated list of Authorized Seller Representatives to the Administrative Agent and the Custodian promptly following each addition to or subtraction from such list, and the Administrative Agent, the Buyers and the Custodian shall be entitled to rely on each such list until such an updated list is received by the Administrative Agent and the Custodian.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Backup Servicer” means U.S. Bank Home Mortgage or any other Person designated by Administrative Agent, in its sole discretion, to act as a backup servicer of the Purchased Loans in accordance with Section 19.10.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” is defined in Section 1.1.
“Basic Papers” means all of the Loan Papers that must be delivered to the Custodian (in the case of Dry Loans, prior to the related Purchase Date and, in the case of Wet Loans, on or before the seventh Business Day after the related Purchase Date) in order for any particular Purchased Loan to continue to have Market Value. Schedule BP lists the Basic Papers.
“Benchmark” means, initially, Daily Reset Term SOFR Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 6.7(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 6.7(b).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)Daily Simple SOFR; or
(2)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Seller as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Repurchase Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement pursuant to clause (2) thereof for any applicable Interest Period and Available Tenor for any setting of such Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including without limitation changes to the definitions of “Business Day,” “Interest Period,” “Pricing Rate,” “Term SOFR Tranche,” timing and frequency of determining rates and making payments of interest, timing of Transaction requests or prepayment, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Repurchase Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; and
(3)in the case of an Early Opt-in Election, the Business Day specified by the Administrative Agent in the notice of the Early Opt-in Election provided to the Buyers, so long as the Administrative Agent has not received, by 5:00 p.m. (Minneapolis time) on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Buyers, written notice of objection to such Early Opt-in Election from Buyers comprising the Required Buyers.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by any of the entities referenced in clause (2) above announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 6.7(b), and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 6.7(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.
“Broker’s Price Opinion” means the written opinion of the value of a tract or parcel of Single-family residential real property securing a Mortgage Loan, issued by a real estate broker duly licensed as such by the jurisdiction in which the subject property is located that is reasonably acceptable to the Administrative Agent and that is not an Affiliate of the Seller or a director, member, manager, officer or employee of the Seller or any of its Affiliates, selected reasonably and in good faith by the Seller.
“Business Day” means any day when both (1) the Administrative Agent’s main branch in Minneapolis, Minnesota is open for regular commercial banking business and (2) federal funds wire transfers can be made.
“Buyer” means each of U.S. Bank and such other Persons, if any, as from time to time with the consent of the other parties to this Agreement shall be a party to this Agreement as a buyer. Persons who are currently Buyers on any day shall be listed as Buyers in Schedule BC in effect for that day.
“Buyer Affiliate” means (a) with respect to any Buyer, (i) an Affiliate of such Buyer or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in securities and mortgage reverse repurchase agreements, bank loans and similar financial arrangements in the ordinary course of its business and is administered or managed by such Buyer or an Affiliate of such Buyer and (b) with respect to any Buyer that is a fund which invests in securities and mortgage reverse repurchase agreements, bank loans and similar financial arrangements, any other fund that invests in securities and mortgage reverse repurchase agreements, bank loans and similar financial arrangements and is managed by the same investment advisor as such Buyer or by an Affiliate of such investment advisor.
“Buyers’ Margin Percentage” means:
(i) for all Purchased Loans except Jumbo Mortgage Loans, Super Jumbo Mortgage Loans, 98%;
(ii) for Jumbo Mortgage Loans, 95%;
(iii) for Super Jumbo Mortgage Loans, 93%.
“Capitalized Servicing Rights” means for any Person, all rights to service Mortgage Loans which would be capitalized under GAAP (regardless of whether such rights result from asset securitizations, whole loan sales or originations of Mortgage Loans).

“Cash Equivalents” means and includes, on any day:
(i) any evidence of debt issued by the United States government or any agency thereof, or guaranteed as to the timely payment of principal and interest by the United States government, and maturing 90 days or less after that day; and
(ii) any certificate of deposit or banker’s acceptance issued by a commercial bank that is a member of the Federal Reserve System and has a combined unimpaired capital and surplus and unimpaired undivided profits of not less than $200,000,000, and maturing not more than 90 days after that day.
“Central Elements” means and includes the value of a substantial part of the Purchased Loans; the prospects for payment of each portion of the Repurchase Price, both Purchase Price and Price Differential, when due; the validity or enforceability of this Agreement and the other Repurchase Documents and, as to any Person referred to in any reference to the Central Elements, such Person’s and its consolidated Subsidiaries’ property, business operations, financial condition and ability to fulfill and perform its obligations under this Agreement and the other Repurchase Documents to which it is a party, each taken as a whole, and such Person’s prospects of continuing in business as a going concern.
“Certified Copy” means a copy of an original Basic Paper or Supplemental Paper accompanied by (or on which there is stamped) a certification by an officer of either a title insurer or an agent of a title insurer (whether a title agency or a closing attorney) or, except where otherwise specified below, by an Authorized Seller Representative or an officer of the Servicer (if other than the Seller) or subservicer of the relevant Mortgage Loan, that such copy is a true copy of the original and (if applicable) that the original has been sent to the appropriate governmental filing office for recording in the jurisdiction where the related Mortgaged Premises are located. Each such certification shall be conclusively deemed to be a representation and warranty by the certifying officer, agent, Authorized Seller Representative or officer of the relevant Servicer or subservicer, as applicable, to the Administrative Agent, the Buyers and the Custodian upon which each may rely.

“Change in Law” means (a) the adoption of any applicable Legal Requirement after the Effective Date, (b) any change in any applicable Legal Requirement or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) reasonable compliance by any Buyer (or by any applicable office of any Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date. Without limiting the foregoing, for purposes of Sections 6.4, 6.5 and 6.7, the term “Change in Law” shall include (i) all requests, rules, guidelines or directives in connection with Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.

“Change of Control” in respect of the Seller means the occurrence of the Parent not owning, directly or indirectly a majority of the issued and outstanding voting ownership interests of the Seller.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, for each Buyer, its commitment under Section 2.1, subject to reduction as described in Section 2.6, to fund its Funding Share of Transactions, limited to such Buyer’s Committed Sum.
“Committed Sum” means, for any day, the maximum total amount a Buyer is committed on that day to fund for the purchase from the Seller of Eligible Loans on a revolving basis pursuant to this Agreement without giving effect to any Transaction, on its terms and subject to its conditions. From the Effective Date of this Agreement through and including the Termination Date or such other date (if any) when all or any of them is changed by operation of the provisions of any agreement or Legal Requirement, the Committed Sums for the Buyers are as set forth on Schedule BC, as it may be amended and restated from time to time.
“Conforming Mortgage Loan” means a conventional first priority Single-family residential Mortgage Loan that is either (i) FHA insured (including FHA insured Mortgage Loans that are high balance Mortgage Loans with required downpayment levels), (ii) VA guaranteed (including VA insured Mortgage Loans that are high balance Mortgage Loans with required downpayment levels), (iii) guaranteed or provided under the USDA Rural Development program, (iv) eligible for sale to an Approved Investor in conjunction with a state or municipal housing bond program, (v) a conventional Mortgage Loan that fully conforms to all Agency underwriting and other requirements and excluding expanded criteria loans as defined under any Agency program, or (vi) any related mortgage-backed securities.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries excluding all Unrestricted Subsidiaries. References herein to a Person’s Consolidated financial statements refer to the consolidated financial statements of such Person and its properly consolidated subsidiaries excluding all Unrestricted Subsidiaries.
“Contingent Indebtedness” of any Person at a particular date means the sum (without duplication) at such date of (a) all obligations of such Person in respect of letters of credit, acceptances, or similar obligations issued or created for the account of such Person, (b) all obligations of such Person under any contract, agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any indebtedness or other obligations of any other Person in any matter, whether directly or indirectly, contingently or absolutely, in whole or in part, (c) all liabilities secured by any Lien on any property owned by such Person, whether or not such Person has assumed or otherwise become liable for the payment thereof and (d) any liability of such Person or any Affiliate thereof in respect of unfunded vested benefits under in ERISA Plan, excluding any GAAP Indebtedness.
“Control” means, with respect to an eNote, the “control” of such eNote within the meaning of UETA and/or, as applicable, E-SIGN. Unless the Administrative Agent determines otherwise, any party designated in the MERS eRegistry as the Controller has Control of the eNote.

“Control Failure” means with respect to an eNote, (i) the Administrative Agent shall not be designated as the Controller of such eNote in the MERS eRegistry by the Controller Status Transfer Deadline, (ii) the eVault shall have released the Authoritative Copy of an eNote without the prior direction of the Administrative Agent, or (iii) if the Custodian initiated any changes on the MERS eRegistry in contravention of the terms of the Custody Agreement.
“Controller” means, with respect to an eNote, the party designated in the MERS eRegistry as the “Controller”.
“Controller Status Transfer Deadline” means one (1) Business Day after the Purchase Date.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(a)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Cumulative Loan-to-Value Ratio” means, as to any Single-family Loan, the ratio of:
(x) the sum of (i) the original principal amount of the Mortgage Note evidencing the subject Single-Family Loan and (ii) the original principal amounts of all other Mortgage Notes (if any) secured by a mortgage Lien on the same Mortgaged Premises that secure such Single-Family Loan;
to (y) the fair market value of such Mortgaged Premises, as such value is shown in the most recent Current Appraisal or the most recent Current Broker’s Price Opinion (whichever is less.)
“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement for the purpose of hedging the currency risk associated with the Seller’s and its Subsidiaries’ operations and not for speculative purposes.

“Current Appraisal” means an Appraisal dated no earlier than 90 days (or such longer period, if any, as the Administrative Agent shall approve) before the relevant Determination Date.
“Current Broker’s Price Opinion” means a Broker’s Price Opinion dated no earlier than 90 days (or such longer period, if any, as the Administrative Agent shall approve) before the relevant Determination Date.
“Custodian” means U.S. Bank, as Custodian under the Custody Agreement, or any successor custodian under the Custody Agreement acceptable to the Administrative Agent.
“Custodian’s Fees” are the fees to be paid by the Seller to the Custodian for its services under the Custody Agreement, as provided for in the Custody Agreement or by a separate agreement. Such fees are separate from and in addition to other fees to be paid to the Buyers and the Administrative Agent provided for in this Agreement.
“Custody Agreement” means the Second Amended and Restated Custody Agreement dated as of February 19, 2021, among the Administrative Agent, the Seller and U.S. Bank, as Custodian, as it may be supplemented, amended or restated from time to time.
“Customer” means and includes each maker of a Mortgage Note and each cosigner, guarantor, endorser, surety and assumptor thereof, and each mortgagor or grantor under a Mortgage, whether or not such Person has personal liability for its payment of the Mortgage Loan evidenced or secured thereby, in whole or in part.
“Daily Reset Term SOFR Base Rate” means the sum of (a) 0.10%, and (b) the one-month forward-looking term rate based on SOFR quoted by the Administrative Agent from the Term SOFR Administrator’s Website (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time, the “Screen”), which shall be that one-month Term SOFR rate in effect and reset each New York Banking Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation; provided that if the Term SOFR rate is not published on such New York Banking Day due to a holiday or other circumstance that the Administrative Agent deems in its sole discretion to be temporary, the applicable Term SOFR rate shall be the Term SOFR rate last published prior to such New York Banking Day.

“Daily Reset Term SOFR Rate” means the greater of (a) the Daily Reset Term SOFR Base Rate and (b) two tenths of one percent (0.20%).
“Daily Simple SOFR” means a daily rate based on SOFR and determined by the Administrative Agent in accordance with the conventions for such rate selected by the Administrative Agent.

“Debt” means, with respect to any Person, on any day, the sum of the following (without duplication):
(1) all of that Person’s debt or other obligations which, in accordance with GAAP, should be included in determining total liabilities as shown on the liabilities side of that Person’s balance sheet for that day;
(2) all of that Person’s debt or other obligations for borrowed money or for the deferred purchase price of property or services, except that non-recourse MBS Debt arising out of transactions structured to qualify for GAAP sale treatment shall be excluded;
(3) all of any other Person’s debt or other obligations for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, to pay or advance money or property as guarantor, surety, endorser or otherwise (excluding such Person’s contingent liability as endorser of negotiable instruments for collection in the ordinary course of business), or which such Person has agreed to purchase or otherwise acquire;
(4) obligations of that Person under repurchase agreements, reverse repurchase agreements, mortgage warehouse lines of credit, sale/buy-back agreements or like arrangements;
(5) all debt for borrowed money or for the deferred purchase price of property or services secured by a Lien on any property owned or being purchased by that Person (even though that Person has not assumed or otherwise become liable for the payment of such debt) to the extent that such debt would not be otherwise counted as a liability for purposes of determining that Person’s net worth and to the extent that such debt is less than or equal to the net book value of such property; and
(6) obligations of that Person in respect of any exchange traded or over the counter derivative transaction, including any Hedge Agreement whether entered into for hedging or speculative purposes;
provided that, for purposes of this Agreement, there shall be excluded from the calculation of Debt for that day both (i) such Person’s obligations to pay to another Person any sums collected and held by the subject Person (as loan servicer, escrow Administrative Agent or collection Administrative Agent or in a similar capacity) for the account of such other Person, and (ii) Qualified Subordinated Debt.
“Default” means the occurrence of any event or existence of any condition that, but for the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Right” means has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. § 252.81, 47.2 or 382.1, as applicable.
“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
“Delegatee” means, with respect to an eNote, the party designated in the MERS eRegistry as the “Delegatee” or “Delegatee for Transfers” of the Administrative Agent, who in such capacity is authorized by the Administrative Agent to perform certain MERS eRegistry transactions on behalf of the Administrative Agent, such as a Transfer of Control or a Transfer of Location.
“Determination Date” means the date as of, or for, which a specified characteristic of a Mortgage Loan or other subject matter is being determined for purposes of a provision of this Agreement or another Repurchase Document.
“Disqualifier” means any of the circumstances or events affecting Purchased Loans that are described on Schedule DQ.
“Dry Loan” means an Eligible Loan originated by the Seller that has been closed, funded and qualifies without exception as an Eligible Loan, including satisfying the requirement that all of its Basic Papers have been delivered (or in the case of an eNote, satisfying the eNote Delivery Requirements) to the Custodian.
“Early Opt-in Election” means, if the then-current Benchmark is the Daily Reset Term SOFR Rate, the joint election by the Administrative Agent and the Seller to trigger a fallback from the Daily Reset Term SOFR Rate to the Benchmark Replacement, and a notification by the Administrative Agent to each of the other parties hereto of such election and the proposed Benchmark Replacement.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means February 18, 2022.
“Electronic Agent” means MERSCORP Holdings, Inc., or its successor in interest or assigns.

“Electronic Record” means “Record” and “Electronic Record,” both as defined in UETA or E-SIGN, as applicable, and shall include, but not be limited to, recorded telephone conversations, fax copies or electronic transmissions. With respect to an eMortgage Loan, “Electronic Record” means the related eNote and all other documents comprising the Mortgage Loan Transmission File electronically created and that are stored in an electronic format, if any.
“Electronic Signature” has the meaning set forth in E-SIGN.
“Electronic Tracking Agreement” means a written Electronic Tracking Agreement among the Seller, the Administrative Agent, MERS and the Electronic Agent, in form and substance acceptable to the Seller and the Administrative Agent, as it may be supplemented, amended, restated or replaced from time to time.
“Eligible Capitalized Servicing Rights” means Capitalized Servicing Rights for which the Seller has obtained a third party valuation report acceptable to the Administrative Agent.
“Eligible Loans” is defined on Schedule EL.
“eMortgage Loan” means a Mortgage Loan with respect to which there is an eNote and as to which some or all of the other documents comprising the related Basic Papers and Records may be created electronically and not by traditional paper documentation with a pen and ink signature.
“eNote” means, with respect to any eMortgage Loan, the electronically created and stored Mortgage Note that is an Authoritative Copy.
“eNote Delivery Requirement” has the meaning assigned to such term in Section 3.1(a)(2) hereof.
“Equity Interests” means all shares, interests, participations, or other equivalents, however designated, of or in a corporation, a limited liability company, a general partnership, a limited liability partnership, or a limited partnership, whether or not voting, including but not limited to common stock, member interests, partnership interests, preferred stock, and warrants, rights, or options to purchase any of the foregoing; provided that Equity Interests shall not include any debt securities that are convertible or exchangeable for any of the foregoing Equity Interests prior to the conversion of such debt securities.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute, as amended from time to time, and all rules and regulations promulgated under it.
“ERISA Affiliates” means all members of the group of corporations and trades or businesses (whether or not incorporated) which, together with the Seller, are treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to an ERISA Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any ERISA Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan; (d) the incurrence by the Seller or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any ERISA Plan; (e) the receipt by the Seller or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any ERISA Plan or to appoint a trustee to administer any ERISA Plan; (f) the incurrence by the Seller or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Seller or any of its ERISA Affiliates from any ERISA Plan or Multiemployer Plan; or (g) the receipt by the Seller or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Seller or any ERISA Affiliate of any notice, concerning the imposition upon the Seller or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“ERISA Plan” means any pension benefit plan subject to Title IV of ERISA or Section 412 of the Code maintained or contributed to by the Seller or any ERISA Affiliate with respect to which the Seller has a fixed or contingent liability.
“Escrow Account” shall mean the Escrow Account established by the Seller with a bank satisfactory to the Administrative Agent under Section 8, and subject to the control of the Administrative Agent into which amounts paid for escrow accumulation under Purchased Loans are paid for purposes of paying taxes, insurance and other appropriate escrow charges.
“E-SIGN” means the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001 et seq.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“eVault” means an electronic repository identified by the Administrative Agent and established and maintained by an eVault Provider for delivery and storage of eNotes. eNotes held in the eVault shall be registered on, and subject to, the MERS eRegistry
“eVault Provider” means eOriginal, Inc., or its successor in interest or assigns, or such other entity designated by Administrative Agent.
“Event of Default” is defined in Section 18.1.
“Event of Insolvency” means:
(i) the Seller, the Parent or a Material Subsidiary has commenced as debtor any case or proceeding under any bankruptcy, insolvency, reorganization, moratorium, delinquency, arrangement, readjustment of debt, liquidation, dissolution, or similar Law of any jurisdiction whether now or hereafter in effect, or consents to the filing of any petition against it under such Law, or petitions for, causes or consents to the appointment or election of a receiver, conservator, liquidator, trustee, sequestrator, custodian or similar official for the Seller, the Parent or a Material Subsidiary or any substantial part of its property, or an order for relief is entered under the Bankruptcy Code; or any of Seller’s, the Parent’s or a Material Subsidiary’s property is sequestered by court or administrative order; or the convening by the Seller, the Parent or a Material Subsidiary of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election;

(ii) the commencement of any such case or proceeding against the Seller, the Parent or any Material Subsidiary, or another Person’s seeking an appointment or election of a receiver, conservator, liquidator, trustee, sequestrator, custodian or similar official for the Seller, the Parent or a Material Subsidiary or any substantial part of its property, or the filing against the Seller, the Parent or a Material Subsidiary of an application for a protective decree under the provisions of SIPA which (1) is consented to or not timely contested by Seller, the Parent or such Material Subsidiary, (2) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect or (3) is not dismissed within 60 days;
(iii) the making by the Seller, the Parent or a Material Subsidiary of a general assignment for the benefit of creditors; or
(iv) the admission by the Seller, the Parent or a Material Subsidiary of its inability, or intention not, or the inability of the Seller, the Parent or a Material Subsidiary, to pay its debts as they become due.
“Excluded Taxes” means, in the case of each Buyer and the Administrative Agent, (i) Taxes imposed on its overall net income, franchise Taxes, and branch profits Taxes imposed on it, by the respective jurisdiction under the laws of which such Buyer or the Administrative Agent is incorporated or is organized or in which its principal executive office is located, (ii) in the case of a Non-U.S. Buyer, any withholding tax that either (x) is imposed on amounts payable to such Non-U.S. Buyer pursuant to the laws in effect at the time such Non-U.S. Buyer becomes a party to this Agreement (except in each case to the extent that, pursuant to Section 7.1, amounts with respect to such Taxes were payable to such Buyer’s assignor immediately before such Buyer became a party hereto) or (y) is attributable to the Non-U.S. Buyer’s failure to comply with Section 7, and (iii) any U.S. federal withholding taxes imposed by FATCA.

“Facility Fee” is defined in Section 9.1.
“Fannie Mae” means the Federal National Mortgage Association and any successor.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the greater of (i) zero (0.0%) percent, and (ii) a rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of Minneapolis on the Business Day next succeeding such day, provided that (x) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (y) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“FHA” means the Federal Housing Administration and any successor.
“FHA Loans” means Mortgage Loans originated under the FHA single family mortgage insurance program.
“FICO” means Fair Isaac Corporation and, where used in this Agreement, refers to the credit scoring system developed by that company or to any other Customer credit scoring system whose use by the Seller (for purposes of this Agreement and the Transactions) has been specifically approved in writing by the Administrative Agent.
“File” means a file in the possession of the Custodian or its designee (other than the Seller or an Affiliate of the Seller) containing all of the Loan Papers for the relevant type of Mortgage Loan.
“Financial Statements” is defined in Section 15.2(f).
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Pricing Rate.
“Freddie Mac” means the Federal Home Loan Mortgage Corporation and any successor.
“Funding Account” means the Seller’s non-interest bearing demand deposit account number XXXXXXXXX maintained with U.S. Bank, into which the Administrative Agent may transfer funds (funds paid by the Buyers as Purchase Price) and from which the Administrative Agent is authorized to disburse funds to the Seller or its designee (such as its closing agents) for the funding of Transactions. The Funding Account shall be subject to setoff by the Administrative Agent for Pro Rata distribution to the Buyers and shall be subject to the control of the Administrative Agent.
“Funding Share” means, for each Buyer, that proportion of the sum of the original Purchase Prices for the Eligible Loans to be purchased in a Transaction that bears the same ratio to the total amount of such sum as that Buyer’s Committed Sum bears to the Maximum Aggregate Commitment.
“GAAP” means, for any day, generally accepted accounting principles, applied on a consistent basis, stated in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, or in statements and pronouncements of the Financial Accounting Standards Board or in such other statements by another entity or entities as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances for that day. The requirement that such principles be applied on a consistent basis means that the accounting principles observed in a current period shall be comparable in all material respects to those applied in an earlier period, with the exception of changes in application to which the Seller’s independent certified public accountants have agreed and which changes and their effects are summarized in the subject company’s financial statements following such changes. If (a) during the term of this Agreement any change(s) in such principles occur(s) which materially changes the meaning or effect of any provision of this Agreement and (b) the Seller or the Required Buyers regard such change(s) as adverse to their respective interests, then upon written notice by the Seller to the Administrative Agent, or by the Administrative Agent or the Required Buyers to the Seller, the parties to this Agreement shall negotiate promptly and in good faith a supplement or amendment to this Agreement to achieve as nearly as possible preservation and continuity of the business substance of this Agreement in light of such change; provided that neither the Administrative Agent nor any of the Buyers shall be obligated to commence, continue or conclude any such negotiation or to execute any such supplement or amendment after any Default has occurred (other than a Default caused by such change) and before it has been cured or after any Event of Default has occurred (other than an Event of Default caused by such change) that the Administrative Agent has not declared in writing to have been cured or waived.

“GAAP Indebtedness” of any Person at a particular date means the sum (without duplication) at such date of (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services or which is evidenced by a note, bond, debenture, or similar instrument, and (b) all obligations of such Person under any lease required by GAAP to be capitalized on the balance sheet of such Person.
“General Partner” means the general partner of the Seller which on the date hereof is DHI Mortgage Company GP, Inc., a Delaware corporation.
“Ginnie Mae” means the Government National Mortgage Association and any successor.
“Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or other tribunal.
“Hash Value” means, with respect to an eNote, the unique tamper-proof digital signature of such eNote that is stored with MERS.
“Hazard Insurance Policy” is defined in paragraph (bb) of Schedule 15.3.
“Hedge Agreement” means an Interest Rate Protection Agreement, a Currency Agreement or a forward sales agreement entered into in the ordinary course of the Seller’s or any of its Subsidiaries’ businesses to protect the Seller against changes in interest rates or the market value of assets.
“HUD” means the U.S. Department of Housing and Urban Development and any successor.
“In Default” means that, as to any Mortgage Loan, any Mortgage Note payment or escrow payment is unpaid for 30 days or more after its due date (whether or not the Seller has allowed any grace period or extended the due date thereof by any means) or another material default has occurred and is continuing, including the commencement of foreclosure proceedings or the commencement of a case in bankruptcy for any Customer in respect of such Mortgage Loan.

“Income” means, with respect to any Eligible Loan on any day, all payments of principal, interest and other distributions thereon or proceeds thereof paid to the relevant party.
“Income Account” means a demand deposit account established by the Seller with a bank satisfactory to the Administrative Agent under the provisions of Section 8, which shall be subject to the control of the Administrative Agent.
“Indemnified Liabilities” is defined in Section 20.2.
“Indemnified Parties” is defined in Section 20.2.
“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of the Seller under any Repurchase Document, other than Excluded Taxes and Other Taxes.
“Interest Period” means one month.
“Interest Rate Protection Agreement” means, with respect to any or all of the Purchased Loans, any short sale of any U.S. Treasury securities, futures contract, mortgage related security, Eurodollar futures contract, options related contract, interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, that is entered into by the Seller and a financial institution and is reasonably acceptable to the Administrative Agent.
“Internal Revenue Code” means the Internal Revenue Code of 1986 or any subsequent federal income tax law or laws, as amended from time to time.
“Investor Commitment” means an unexpired written commitment held by the Seller from an Approved Investor to buy Purchased Loans, and that specifies (a) the type or item(s) of Purchased Loan, (b) a purchase date or purchase deadline date and (c) a purchase price or the criteria by which the purchase price will be determined.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Jumbo Mortgage Investor” means any Approved Investor listed on Schedule AI as an Approved Investor for Mortgage Loans that are not Conforming Mortgage Loans, including any such Approved Investor subsequently approved in writing in the sole discretion of the Administrative Agent; provided that, if the Administrative Agent shall give written notice to the Seller of the Administrative Agent’s disapproval of any Jumbo Mortgage Investor (s) named in the notice, the Jumbo Mortgage Investor (s) so named shall no longer be (an) Jumbo Mortgage Investor (s) from and after the time when the Administrative Agent sends that notice to the Seller.

“Jumbo Mortgage Loan” means a Mortgage Loan that would otherwise be a Conforming Mortgage Loan secured by a first Lien Mortgage except that the original principal amount is more than the maximum Agency loan amount but not more than $1,000,000.
“JV” means a joint venture (whether structured as a corporation, partnership, limited liability company, or other entity or arrangement) between the Seller and one or more builders, developers, title companies, or other service providers in the residential real estate industry for the purpose of making Mortgage Loans.
“Law” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other determination, direction or requirement (including any of the foregoing which relate to environmental standards or controls, energy regulations and occupational safety and health standards or controls) of any (domestic or foreign) arbitrator, court or other Governmental Authority.
“Legal Requirement” means any law, statute, ordinance, decree, ruling, requirement, order, judgment, rule or regulation (or interpretation of any of them) of any Governmental Authority, and the terms of any license, permit, consent or approval issued by any Governmental Authority.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.)
“Liquidity” means as of any date of determination, (a) the Seller’s unencumbered and unrestricted cash and Cash Equivalents plus, (b) the sum of the unused revolving availability under this Agreement. For purposes of this definition and as of any date of determination, the unused revolving availability shall be calculated as the amount by which the aggregate Purchase Value of all Purchased Loans at the relevant date of determination exceeds the Aggregate Outstanding Purchase Price.
“Loan Papers” means the Mortgage Note and all of the other papers related to the establishment of a Purchased Loan and the creation, perfection and maintenance of its lien and lien priority for such Purchased Loan, including its Basic Papers and its Supplemental Papers and including any papers securing, guaranteeing or otherwise related to or delivered in connection with any Purchased Loan, in a form acceptable to the Administrative Agent (including any guaranties, lien priority agreements, security agreements, mortgages, deeds of trust, collateral assignments of the Seller’s interest in underlying obligations or security, subordination agreements, negative pledge agreements, loan agreements and title, mortgage, pool and casualty insurance policies), as any such Loan Paper may be supplemented, amended, restated or replaced from time to time.

“Loan Records” means books, records, ledger cards, files, papers, documents, instruments, certificates, appraisal reports, journals, reports, correspondence, customer lists, information and data that describes, catalogs or lists such information or data, computer printouts, media (tapes, discs, cards, drives, flash memory or any other kind of physical, electronic or virtual data or information storage media or systems) and related data processing software (subject to any licensing restrictions) and similar items that at any time evidence or contain information relating to any of the Purchased Loans, and other information and data that is used or useful for managing and administering the Purchased Loans, together with the nonexclusive right to use (in common with the Seller and any repurchase agreement counterparty or secured party that has a valid and enforceable interest therein and that agrees that its interest is similarly nonexclusive) the Seller’s operating systems to manage and administer any of the Purchased Loans and any of the related data and information described above, or that otherwise relates to the Purchased Loans, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Purchased Loans (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems), and the Seller’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by the Seller’s permittees, and any computer programs that are owned by the Seller (or licensed to the Seller under licenses that may lawfully be transferred or used by the Seller’s permittees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data.
“Location” means, with respect to an eNote, the location of such eNote which is established by reference to the MERS eRegistry.
“Margin Call” is defined in Section 6.1(a).
“Margin Deficit” is defined in Section 6.1(a).
“Margin Excess” is defined in Section 6.1(b).
“Margin Stock” has the meaning assigned to that term in Regulation U as in effect from time to time.
“Market Value” means what the Administrative Agent determines as the market value of any Purchased Loan, using a commercially reasonable methodology that is, in its sole discretion, in accordance with standards customarily applicable in the financial industry to third party service providers providing values on comparable assets to be used in connection with the financing of such assets without reference to Hedge Agreements or takeout commitments. The Market Value of any Purchased Loan shall be value determined by the Administrative Agent as of any date. The Administrative Agent may determine the Market Value of any Purchased Loan at any time and as many times as it deems necessary in its sole discretion. The Administrative Agent’s determination of Market Value hereunder shall be conclusive and binding upon the parties, absent manifest error.

“Material Subsidiary” means any Subsidiary of the Seller whose contributed income constituted at least 5% of the Seller’s gross income in the Seller’s most recent fiscal year. Each Material Subsidiary must be a Restricted Subsidiary.
“Maximum Aggregate Commitment” means, as of any day, the maximum Aggregate Outstanding Purchase Price that is allowed to be outstanding under this Agreement on such day, being the amount set forth in Schedule BC in effect for that day.
“MBS” means a mortgage pass-through security, collateralized mortgage obligation, REMIC or other security that (i) is based on and backed by an underlying pool of Mortgage Loans and (ii) provides for payment by its issuer to its holder of specified principal installments and/or a fixed or floating rate of interest on the unpaid balance and for all prepayments to be passed through to the holder, whether issued in certificated or book-entry form and whether or not issued, guaranteed, insured or bonded by Ginnie Mae, Fannie Mae, Freddie Mac, an insurance company, a private issuer or any other investor.
“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or its successors or assigns.
“MERS Designated Loan” means a Purchased Loan registered to the Seller on the MERS® System.
“MERS eRegistry” means the electronic registry operated by the Electronic Agent that acts as the legal system of record that identifies the Controller, Delegatee and Location of the Authoritative Copy of registered eNotes.
“MERS Procedures Manual” means the MERS Procedures Manual, as it may be amended from time to time.
“MERS® System” means the Electronic Agent’s mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.
“Mortgage” means a mortgage, deed of trust, deed to secure debt, security deed or other mortgage instrument or similar evidence of lien legally effective in the U.S. jurisdiction where the relevant real property is located to create and constitute a valid and enforceable Lien, subject only to Permitted Encumbrances, on the fee simple or long term ground leasehold estate in improved real property.
“Mortgage Assignment” means an assignment of a Mortgage, in form sufficient under the Laws of the U.S. jurisdiction where the real property covered by such Mortgage is located to give record notice of the assignment of such Mortgage, perfect the assignment and establish its priority relative to other transactions in respect of the Mortgage assigned (no Mortgage Assignment is required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System).
“Mortgage Loan” means any loan evidenced by a Mortgage Note and includes all right, title and interest of the lender or mortgagee of such loan as a holder of both the beneficial and legal title to such loan, including (i) all Loan Papers or other loan documents, files and records of the lender or mortgagee for such loan, (ii) the monthly payments, any prepayments, insurance and other proceeds, (iii) all Servicing Rights related to such loan and (iv) all other rights, interests, benefits, security, proceeds, remedies and claims (including, without limitation, REO) in favor or for the benefit of the lender or mortgagee arising out of or in connection with such loan.

“Mortgage Loan Transmission File” means a file containing all information concerning each Mortgage Loan required by the “Record Layout,” as defined and provided for in (and attached as an exhibit to) the Custody Agreement, one of which shall be delivered by the Seller to each of the Custodian and the Administrative Agent for each Purchased Loan on its Purchase Date, both by electronic, computer readable transmission in accordance with such Record Layout and, in the event such electronic transmission is not possible, by faxing a hard copy thereof to each of the Custodian and the Administrative Agent.
“Mortgage Note” means a promissory note secured by a Mortgage.
“Mortgaged Premises” means the Property securing a Mortgage Loan.
“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, that is maintained for employees of the Seller or any of the Seller’s Subsidiaries.
“New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.
“Non-U.S. Buyer” means a Buyer that is not a United States person as defined in Section 7701(a)(30) of the Code.
“Nonfunding Buyer” is defined in the definition of “Pro Rata.”
“Notices” is defined in Section 23.
“Obligations” means all of the Seller’s present and future obligations and liabilities under this Agreement or any of the other Repurchase Documents, whether for Repurchase Price, Price Differential, Margin Call, premium, fees, costs, attorneys’ fees or other obligation or liability, and whether absolute or contingent, and all renewals, extensions, modifications and increases of any of them.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Officer’s Certificate” means a certificate executed on behalf of the Seller or another relevant Person by its (or if it is a partnership, its general partner’s) Board of Directors’ Chairman (or if it is a limited liability company, one of its managers), president, chief financial officer, treasurer, any of its executive vice presidents or senior vice presidents, its company secretary, its controller or such other officer as shall be acceptable to the Administrative Agent.
“Open Transaction” means a Transaction in which the Buyers have purchased and paid for the related Purchased Loans but the Seller has not repurchased all of them, such that the remaining Purchased Loans not repurchased by the Seller of the subject Transaction would be an Open Transaction.

“Operating Account” means the Seller’s non-interest bearing demand deposit account no. XXXXXXXXX maintained with U.S. Bank, subject to a control agreement in favor of the Administrative Agent and from which the Administrative Agent is authorized pursuant to Section 3.6 to withdraw funds on any day in an amount equal to the aggregate Repurchase Prices of all Purchased Loans that are Past Due on that day. The Operating Account shall be subject to setoff by the Administrative Agent for Pro Rata distribution to the Buyers and, upon the occurrence and during the continuance of a Default or Event of Default described in Section 18.1(a), (b), (c), (d), or (g), the Administrative Agent may also terminate the Seller’s right to withdraw, or direct the payment of, funds except funds in excess of those necessary to pay the Obligations in full.
“Operating Subsidiaries” means all Subsidiaries of the Seller other than Single-purpose Finance Subsidiaries.
“Organizational Documents” means as to any Person other than a natural Person, its articles or certificate of incorporation, organization, limited partnership or other document filed with a Governmental Authority evidencing the organization of such entity and any bylaws, operating agreement or other governance document governing the rights of the holders of the ownership interests in such Person.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Repurchase Document.
“Parent” means D.R. Horton, Inc., a Delaware corporation, which owns indirectly through one or more of its wholly-owned Subsidiaries, 100% of the general and limited partnership interests in the Seller.
“Participant” is defined in Section 22.17(a).
“Past Due” means that the Seller has not repurchased the subject Purchased Loan on or before its Repurchase Date.
“Past Due Rate” means, for any day after the Repurchase Date for the relevant Purchased Loan, the Prime Rate for that day plus 2.0% per annum.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, codified as 31 U.S.C. Section 5318)), as amended from time to time, and any successor statute.
“Permitted Encumbrances” means, in respect of the Mortgaged Premises securing a Purchased Loan, (i) tax Liens for real property taxes and government-improvement assessments that are not delinquent; (ii) easements and restrictions that do not materially and adversely affect the title to or marketability of such Mortgaged Premises or prohibit or interfere with the use of such Mortgaged Premises as a one-to-four family residential dwelling; (iii) reservations as to oil, gas or mineral rights, provided such rights do not include the right to remove buildings or other material improvements on or near the surface of such Mortgaged Premises or to mine or drill on the surface thereof or otherwise enter the surface for purposes of mining, drilling or exploring for, or producing, transporting or otherwise handling oil, gas or other minerals of any kind; (iv) agreements for the installation, maintenance or repair of public utilities, provided such agreements do not create or evidence Liens on such Mortgaged Premises or authorize or permit any Person to file or acquire claims of Liens against such Mortgaged Premises; and (v) such other exceptions (if any) as are acceptable under relevant Agency guidelines; provided that any encumbrance that is not permitted pursuant to the standards of any relevant Investor Commitment by which the subject Purchased Loan is covered shall not be a Permitted Encumbrance.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, registered limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions of them.
“Plan” means an employee pension benefit plan of a type described in Section 3(2) of ERISA and which is subject to Title IV of ERISA in respect of which the Seller is an “employer” as defined in Section 3(5) of ERISA.
“Plan Party” is defined in Section 32.1.
“Price Differential” means, with respect to each Tranche under any Transaction hereunder for any day, the aggregate amount obtained by daily multiplication of the Pricing Rate for such Tranche for that day by the Purchase Price for such Tranche on a 360-day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Tranche under such Transaction and ending on (but excluding) the Determination Date, reduced by any such amount previously paid by the Seller to the Administrative Agent (for Pro Rata distribution to the Buyers) with respect to such Tranche for such Transaction.
“Pricing Rate” means the per annum percentage rate for determination of Price Differential determined in accordance with Section 5.1 or 5.2, or otherwise in accordance with this Agreement, including Section 6.7.
“Prime Rate” means at any time of any determination thereof, the greater of (i) zero percent (0.0%) and (ii) the rate per annum which is most recently publicly announced by U.S. Bank as its “Prime Rate,” which may be a rate at, above or below the rate at which U.S. Bank lends to other Persons. The Prime Rate is a reference rate and is not necessarily the lowest rate. Any Pricing Rate based on the Prime Rate shall be adjusted as of the effective date of each change in the Prime Rate.
“Principal Balance” means, for any day, the advanced and unpaid principal balance of a Purchased Loan on that day. If a Purchased Loan is listed in the most current Purchased Loans Curtailment Report, then for purposes of this Agreement, the Principal Balance for that Purchased Loan (absent manifest error) shall be its principal balance as shown in that Purchased Loans Curtailment Report.

“Privacy Requirements” means (a) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq. (as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act), (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act, including without limitation 12 U.S.C. 5512, (c) the federal regulations at 12 C.F.R. Part 1016, (d) the Interagency Guidelines Establishing Information Security Standards at 12 C.F.R. Appendix B to Part 30, and (e) any other applicable federal, state and local laws, rules, regulations and orders relating to the privacy and security of Seller’s Customer Information, as such statutes, regulations, guidelines, laws, rules and orders may be amended from time to time.
“Pro Rata” means in accordance with the Buyers’ respective ownership interests in the Purchased Loans. On any day, the Buyers will each own an undivided fractional ownership interest in and to each Purchased Loan:
(i) if the Commitments of the Buyers are outstanding on that day, (x) whose numerator is that Buyer’s Committed Sum for that day and (y) whose denominator is the Maximum Aggregate Commitment for that day; or
(ii) if the Commitments have expired or have been terminated and have not been reinstated, (x) whose numerator is the aggregate sum of the portions of the Purchase Prices paid by that Buyer in all Transactions outstanding on that day and (y) whose denominator is the aggregate sum of the Purchase Prices paid by all Buyers in all such Transactions outstanding on the day;
subject to the following adjustment:
if at any time or times when the Commitments are outstanding, any Buyer (i) fails to fund any of its Funding Share(s) of any Transaction which satisfies the conditions precedent set forth herein and one or more of the other Buyers funds it (electively in accordance with the provisions of Section 2.1), or (ii) becomes the subject of a Bail-in Action (any such buyer satisfying the conditions in (i) or (ii) of this paragraph, a "Nonfunding Buyer") then:
(a)the respective ownership interests of both (i) the Nonfunding Buyer and (ii) the Buyer (or Buyers) that funded such Funding Share(s), shall be proportionately decreased and increased, respectively, to the same extent as if their respective Committed Sums were changed in direct proportion to the unreimbursed balance outstanding from time to time thereafter of the amount so funded;
(b)the Nonfunding Buyer’s share of all future distributions of Repurchase Prices or other realizations on the Purchased Loans received, pro rata among them in accordance with their respective unrecovered balances of such Nonfunding Buyer’s Funding Share(s), shall be distributed to the Buyer(s) that so funded such Nonfunding Buyer’s Funding Share(s) until all such funding Buyer(s) have been fully repaid the amount so funded; and

(c)such adjustment shall remain in effect until such time as the Buyer(s) that funded such Funding Share(s) have been so fully repaid.
If no other Buyer funds any of the Nonfunding Buyer’s Funding Share, then the Pro Rata ownership interests of the Buyers in the Purchased Loans shall be changed, in that case so that each Buyer’s Pro Rata ownership interest in the Purchased Loans is equal to the ratio of (x) the sum of the portions of the Purchase Prices paid by that Buyer in all Open Transactions on that day to (y) the total of the Purchase Prices paid by all Buyers in all Open Transactions on that day, but the Nonfunding Buyer’s share of all subsequent distributions of any Repurchase and Margin payments and Facility Fees shall be paid to the other Buyers, pro rata among them in the ratio that the Pro Rata ownership interest in the Purchased Loans owned by each bears to the aggregate Pro Rata ownership interests in the Purchased Loans of all such other Buyers, and the Buyers’ respective Pro Rata ownership interests in the Purchased Loans shall be readjusted after each such payment, until their Pro Rata ownership interests are restored to what they were before any Nonfunding Buyer failed to fund. Notwithstanding any such changes in the Buyers’ Pro Rata ownership interests in any Purchased Loan due to any Buyer’s failure to fund its Funding Share(s) of any Transaction, such failure to fund shall not diminish any Buyer’s Funding Share(s) for subsequent Transactions.
“Property” means any interest of a Person in any kind of property, whether real, personal or mixed, tangible or intangible, including the Mortgage Loans.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Purchase Date” means the date for each Transaction when the Seller is to convey the subject Purchased Loans to the Buyers.
“Purchase Price” means (i) on the relevant Purchase Date, the price at which the Purchased Loans in a Transaction are sold by the Seller to the Buyers, such price being the Purchased Loans’ initial Purchase Value, and (ii) thereafter, except where the Administrative Agent and the Seller agree otherwise, such Purchased Loans’ Purchase Value decreased by the amount of any cash transferred in respect of such Purchased Loans (as determined by the Administrative Agent) by the Seller to the Administrative Agent pursuant to Sections 3.4 and 6.1 (absent manifest error, the Administrative Agent’s determination of for which Transaction(s) cash was transferred by the Seller to the Administrative Agent shall be conclusive and binding).
“Purchase Price Decrease” means a reduction in the outstanding Purchase Price for Purchased Loans without a termination of a Transaction or portion thereof as described in Section 3.4(c).
“Purchase Value” means the lesser of (a) the Buyers’ Margin Percentage for a Purchased Loan multiplied by (y) the least of:
(i) the face principal amount of the related Mortgage Note;
(ii) the unpaid Principal Balance of such Purchased Loan; and

(iii) the price to be paid for such Purchased Loan under an Investor Commitment or the weighted average price under unused Investor Commitments;
(b) at the discretion of the Administrative Agent, ninety-five percent (95%) of the Market Value of such Purchased Loan;
provided, that (i) the Purchase Value for Purchased Loans in excess of the sublimits set forth in Section 4.2 shall be zero and, (ii) the Purchase Value for any Purchased Loan which is not an Eligible Loan shall be zero, and (iii) at the discretion of the Administrative Agent, the derived Purchase Value of a Purchased Loan under clause (a) above may be calculated using the weighted average purchase price payable pursuant to Hedge Agreements.
“Purchased Loan Report” means a report provided by the Administrative Agent detailing the current Aggregate Outstanding Purchase Price for Purchased Loans by the type of Purchased Loan as described in the table in Section 4.2(c).
“Purchased Loans” means the eligible Loans sold by the Seller to the Buyers in Transactions, and any Eligible Loans substituted therefor in accordance with Section 11. The term “Purchased Loans” with respect to any Transaction at any time shall also include Additional Purchased Loans delivered pursuant to Section 6.1. For clarity, “Purchased Loans” shall not mean or include loans repurchased by Seller pursuant to Section 6.1 or otherwise.
“Purchased Loans Curtailment Report” means a written report from the Seller to the Administrative Agent, attached to the compliance certificate in the form of Exhibit C, listing Purchased Loans on which an unscheduled principal payment, prepayment or reduction of more than an amount equal to one regularly scheduled principal and interest installment payment was made in the preceding month, and their resulting new Principal Balances.
“Purchased Loans Support” means all property (real or personal) assigned, hypothecated or otherwise securing any Purchased Loans and includes any security agreement or other agreement granting a lien or security interest in such real or personal property, including:
(1) all Loan Papers, whether now owned or hereafter acquired, related to, and all private mortgage insurance on, any Purchased Loans, and all renewals, extensions, modifications and replacements of any of them;
(2) all rights, liens, security interests, guarantees, insurance agreements and assignments accruing or to accrue to the benefit of the Seller in respect of any Purchased Loan;
(3) all of the Seller’s rights, powers, privileges, benefits and remedies under each and every paper now or hereafter securing, insuring, guaranteeing or otherwise relating to or delivered in connection with any Purchased Loan, including all guarantees, lien priority agreements, security agreements, deeds of trust, Purchased Loans assignments, subordination agreements, intercreditor agreements, negative pledge agreements, loan agreements, management agreements, development agreements, design professional agreements, payment, performance or completion bonds, title and casualty insurance policies and mortgage guaranty or insurance contracts;

(4) all of the Seller’s rights, to the extent assignable, in, to and under any and all commitments issued by (i) Ginnie Mae, Fannie Mae, Freddie Mac, another mortgage company or any other investor or any Buyer or securities issuer to guarantee, purchase or invest in any of the Purchased Loans or any MBS based on or backed by any of them or (ii) any broker or investor to purchase any MBS, whether evidenced by book entry or certificate, representing or secured by any interest in any of the Purchased Loans, together with the proceeds arising from or pursuant to any and all such commitments;
(5) all rights under every Hazard Insurance Policy relating to real estate securing a Purchased Loan for the benefit of the creditor of such Purchased Loan, the proceeds of all errors and omissions insurance policies and all rights under any blanket hazard insurance policies to the extent they relate to any Purchased Loan or its security and all hazard insurance or condemnation proceeds paid or payable with respect to any of the Purchased Loans and/or any of the property securing payment of any of the Purchased Loans or covered by any related instrument;
(6) all present and future claims and rights of the Seller to have, demand, receive, recover, obtain and retain payments from, and all proceeds of any nature paid or payable by, any governmental, quasi-governmental or private mortgage guarantor or insurer (including VA, FHA or any other Person) with respect to any of the Purchased Loans; and
(7) all tax, insurance, maintenance fee and other escrow deposits or payments made by the Customers under such Purchased Loans (the Buyers’ Administrative Agent and the Buyers acknowledge that the Seller’s rights in such deposits are limited to the rights of an escrow agent and such other rights, if any, in and to such deposits as are accorded by the Purchased Loans and related papers) and all monies, accounts, deposit accounts, payment intangibles and general intangibles, however designated or maintained, constituting or representing so-called “completion escrow” funds or “holdbacks,” and being Purchased Loans’ proceeds recorded as disbursed but that have not been paid over to the seller of the subject Mortgaged Premises (the purchase of which is financed by such Purchased Loan), but that are instead being held by the Seller or by a third party escrow agent pending completion of specified improvements or landscaping requirements for such Mortgaged Premises.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“Qualified Subordinated Debt” means Debt of the Seller to any Person which has been approved by the Administrative Agent (i) the papers evidencing, securing, governing or otherwise related to which Debt impose covenants and conditions on the debtor under them that are no more restrictive or onerous than the covenants and conditions imposed on the Seller by this Agreement, (ii) that is subordinated to the Obligations pursuant to a currently effective and irrevocable Subordination Agreement, including standstill and blockage provisions, approved by the Administrative Agent and (iii) the principal of which is not due and payable before 180 days after the date specified in clause (i) of the definition of “Termination Date.”

“Recourse Servicing” means Servicing Rights under a Servicing Agreement with respect to which the Servicer is obligated to repurchase or indemnify the holder of the related Mortgage Loans in respect of defaults on such Mortgage Loans at any time during the term of such Mortgage Loans.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 10:00 a.m. (Minneapolis time) on the day that is two Business Days before the date of such setting, and (2) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Register” is defined in Section 22.17(c).
“Regular Transaction” means a Transaction funded by all Buyers, rather than by U.S. Bank under the Swing Line.
“Regulation D” means Regulation D promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 204, or any other regulation when promulgated to replace the prior Regulation D and having substantially the same function.
“Regulation Q” means Regulation Q promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 217, or any other regulation when promulgated to replace the prior Regulation Q and having substantially the same function.
“Regulation T” means Regulation T promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 220, or any other regulation when promulgated to replace the prior Regulation T and having substantially the same function.
“Regulation U” means Regulation U promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, or any other regulation when promulgated to replace the prior Regulation U and having substantially the same function.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“REO” means Single-family real property owned following judicial or nonjudicial foreclosure (or conveyance by deed in lieu of foreclosure) of a Mortgage securing a Single-family Loan.
“Repurchase Date” means the date on which Seller is to repurchase Purchased Loans from the Buyers, being the earlier of (i) the date when the Approved Investor is to purchase such Purchased Loans, and (ii) any date determined by application of the provisions of Section 3.4 or 18.
“Repurchase Documents” means and includes this Agreement, the Custody Agreement, any financing statements or other papers now or hereafter authorized, executed or issued pursuant to this Agreement, and any renewal, extension, rearrangement, increase, supplement, modification or restatement of any of them.

“Repurchase Price” means the price at which Purchased Loans are to be resold by the Buyers to the Seller upon termination of a Transaction (including Transactions terminable upon demand), which will be determined in each case as the sum of (x) the Purchase Price and (y) the Price Differential as of the date of such determination.
“Request/Confirmation” means a request and confirmation, substantially in the form of Exhibit A, delivered pursuant to Section 3.
“Required Buyers” means, for any day, Buyers (a) whose Commitments comprise at least 66 ⅔% of the Maximum Aggregate Commitment under this Agreement, or (b) who own at least 66 ⅔% of the Purchased Loans owned by the Buyers on that day if on or before that day the Commitments have expired or have been terminated and have not been reinstated; provided that at any time there is more than one Buyer (excluding Nonfunding Buyers), “Required Buyers” shall include at least two Buyers. The Commitments and Purchased Loans of any Nonfunding Buyer shall be disregarded in determining Required Buyers at any time.
"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Subsidiary” means any subsidiary of the Seller in existence on the date hereof and any Subsidiary hereafter acquired or formed by the Seller which the Seller does not designate as an Unrestricted Subsidiary.
“Sanctions” means sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Screen” has the meaning given in the definition of Daily Reset Term SOFR Base Rate.
“Securities Custody Agreement” means the Custody and Control Agreement dated as of January 7, 2013, among the Agent, the Seller, and U.S. Bank, as custodian, as amended, restated, supplemented, or otherwise modified from time to time.
“Seller’s Consolidated Tangible Net Worth” means, as of any date, the remainder of (a) all assets of the Seller and the Restricted Subsidiaries on a Consolidated basis minus (b) the sum of (i) all GAAP Indebtedness and all Contingent Indebtedness of the Seller and the Restricted Subsidiaries, (ii) all assets of the Seller and the Restricted Subsidiaries which would be classified as intangible assets under GAAP, including, but not limited to, Capitalized Servicing Rights that are not Eligible Capitalized Servicing Rights, Eligible Capitalized Servicing Rights in excess of one percent (1%) of the aggregate outstanding principal balance of the mortgage loans serviced, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises, deferred charges and intercompany receivables; provided that Eligible Capitalized Servicing Rights up to one percent (1%) of the aggregate outstanding principal balance of the mortgage loans serviced will not be deducted under this clause (ii), (iii) investments in and advances to Unrestricted Subsidiaries and Affiliates, and (iv) investments in and advances to JVs.

“Seller’s Customer” means any natural person who has applied to the Seller for a financial product or service, has obtained any financial product or service from the Seller or has a Mortgage Loan that is serviced or subserviced by the Seller.
“Seller’s Customer Information” means any information or records in any form (written, electronic or otherwise) containing a Seller’s Customer’s personal information or identity, including such Seller’s Customer’s name, address, telephone number, loan number, loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information and the fact that such Seller’s Customer has a relationship with the Seller.
“Seller’s Underwriting Guidelines” means the Seller’s Mortgage Loan underwriting guidelines for Single-family Loans, which will be made available to the Administrative Agent in a form reasonably acceptable to the Administrative Agent upon request and material changes to which, with respect to Mortgage Loans that are not Conforming Mortgage Loans, will be made only upon prior notice by the Seller to, and with approval of, the Administrative Agent. If the Administrative Agent does not approve of such changes, Mortgage Loans subject to such changes shall not be Eligible Loans.
“Serviced Loans” means all Mortgage Loans serviced or required to be serviced by the Seller under any Servicing Agreement, irrespective of whether the actual servicing is done by another Person (a subservicer) retained by the Seller for that purpose.
“Servicer” means, initially, the Seller, and upon termination of the Seller’s right to be Servicer pursuant to the provisions of Section 19.7, any Person designated by the Administrative Agent (including the Administrative Agent).
“Servicing Agent” means, with respect to an eNote, the Person identified in the field entitled “Servicing Agent” in the MERS eRegistry.
“Servicing Agreement” means, with respect to any Person, the arrangement, whether or not in writing, pursuant to which that Person acts as servicer of Mortgage Loans, whether owned by that Person or by others.
“Servicing Functions” means, with respect to the servicing of Mortgage Loans, the collection of payments for the reduction of principal and application of interest, collection of amounts held or to be held in escrow for payment of taxes, insurance and other escrow items and payment of such taxes and insurance from amounts so collected, foreclosure services, and all other actions required to conform with Accepted Servicing Practices.
“Servicing Rights” means the rights and obligations to administer and service a Mortgage Loan, including, without limitation, the rights and obligations to: ensure the taxes and insurance are paid, provide foreclosure services, provide full escrow administration and perform any other obligations required by any owner of a Mortgage Loan, collect the payments for the reduction of principal and application of interest, and manage and remit collected payments.

“Settlement Account” means the Seller’s non-interest bearing demand deposit account number XXXXXXXXX maintained with U.S. Bank, to be used for (a) any principal payments received by the Administrative Agent or the Custodian (other than regular principal and interest payments) on any Purchased Loans; (b) the Administrative Agent’s deposit of Repurchase Price payments received from the Seller or from an Approved Investor for the Seller’s account for distribution to the Buyers, (c) proceeds of the sale of any MBS deposited pursuant to the Securities Custody Agreement, and (d) only if and when (i) no Default has occurred unless it has been either cured by the Seller or waived in writing by the Administrative Agent (acting with the requisite consent of the Buyers as provided in this Agreement) and (ii) no Event of Default has occurred unless the Administrative Agent has declared in writing that it has been cured or waived, transfer to the Operating Account of proceeds of sales or other dispositions of Purchased Loans to an Approved Investor in excess (if any) of the Repurchase Price of such Purchased Loan. The Settlement Account is (and shall continuously) constitute collateral for the Obligations. The Settlement Account shall be subject to setoff by the Administrative Agent for Pro Rata distribution to the Buyers. The Settlement Account shall be a blocked account from which the Seller shall have no right to directly withdraw funds, but instead such funds may be withdrawn or paid out only against the order of an authorized officer of the Administrative Agent (acting with the requisite consent of the Buyers as provided herein), although under the circumstances described in clause (d) of the preceding sentence and subject to the conditions specified in that clause, the Administrative Agent shall use diligent and reasonable efforts to cause amounts in excess of the applicable Repurchase Prices that are deposited to the Settlement Account before 2:00 PM on a Business Day to be transferred to the Operating Account on that same Business Day or on the Business Day thereafter when the Administrative Agent next determines the Buyers’ Pro Rata shares of such Purchase Price payment amounts or Repurchase Prices received.
“Single-family Loan” means a Mortgage Loan that is secured by a Mortgage covering real property improved by a one-, two-, three- or four-family residence.
“Single-purpose Finance Subsidiary” means a wholly-owned Subsidiary of the Seller whose only authorized business is to issue MBS or hold passive investments.
“SIPA” means the Securities Investors Protection Act of 1970, 15 U.S.C. §78a et. seq., as amended.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, for any Person, that (a) the fair market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its debts as they mature, and (c) it does not have unreasonably small capital to conduct its business.
“Statement Date” means September 30, 2021.
“Statement Date Financial Statements” is defined in Section 15.2(f).
“Sublimit” means one or more (as the context requires) of the sublimits described in Section 4.2.
“Subordination Agreement” means a written subordination agreement in form and substance satisfactory to and approved by the Administrative Agent that subordinates (x) all present and future debts and obligations owing by the Seller to the Person signing such subordination agreement to (y) the Obligations, in both right of payment and lien priority, including standstill and blockage provisions approved by the Administrative Agent.
“Subservicer” means any entity permitted by Administrative Agent to act as a subservicer of the Servicer who shall perform Servicing Functions under a Subservicer Instruction Letter.
“Subservicer Instruction Letter” means an instruction letter to a Subservicer in form and substance agreed to by Seller and Administrative Agent.
“Subsidiary” means any corporation, association or other business entity (including a trust) in which any Person (directly or through one or more other Subsidiaries or other types of intermediaries), owns or controls:
(a)more than 50% of the total voting power or shares of stock entitled to vote in the election of its directors, managers or trustees; or
(b)more than 90% of the total assets and more than 90% of the total equity through the ownership of capital stock (which may be non-voting) or a similar device or indicia of equity ownership.
“Super Jumbo Mortgage Loan” means a Mortgage Loan that would otherwise be a Jumbo Mortgage Loan except that the original principal amount is more than $1,000,000.
“Supplemental Papers” means the Loan Papers for a particular Purchased Loan that are to be held in trust by the Seller and must be delivered to the Administrative Agent promptly following written request therefor made by the Administrative Agent after the occurrence of any Default or Event of Default or the Termination Date under this Agreement. The Supplemental Papers are listed on Schedule SP.
“Swap Obligations” means, with respect to any Person, any and all obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swaps and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap.

“Swing Line” means the short term revolving Eligible Loans purchase facility provided for in Section 2.4 under which U.S. Bank will fund (as “Swing Line Transactions”) purchases of Eligible Loans to bridge the Seller’s daily Transactions.
“Swing Line Limit” means, for any day, the lesser of (x) $200,000,000, and (y) the Maximum Aggregate Commitment minus the Aggregate Outstanding Purchase Price outstanding on that day, being the maximum amount that may be funded and outstanding on that day under the Swing Line; provided that the sum of (a) U.S. Bank’s Pro Rata share of the Transactions funded under the Swing Line, plus (b) U.S. Bank’s Pro Rata share of outstanding Regular Transactions, shall not exceed U.S. Bank’s Committed Sum.
“Swing Line Refunding Due Date” for each Transaction funded under the Swing Line means the Business Day on which U.S. Bank shall elect to have such Swing Line Transaction funded by the Buyers pursuant to Section 2.5 (provided that U.S. Bank shall elect to have such Swing Line Transactions so funded no less than one time per week) following the Business Day when U.S. Bank funds such Transaction under the Swing Line; provided that U.S. Bank agrees not to exercise such discretion to choose a due date in a manner that would materially affect the Seller’s ability to complete a Transaction under this Agreement unless a Default has occurred that has not been cured by the Seller or declared in writing by the Administrative Agent to have been waived or any Event of Default has occurred that the Administrative Agent has not declared in writing to have been cured or waived, in each case, as provided in Section 22.
“Swing Line Transaction” means a Transaction funded by U.S. Bank under the Swing Line.
“Taxes” is defined in Section 7.1.
“Term SOFR” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.
“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).
“Term SOFR Administrator’s Website” means https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.
“Term SOFR Tranche” means a portion of the outstanding Purchase Price on Open Transactions on which the Pricing Rate is determined by reference to the Daily Reset Term SOFR Rate.
“Termination Date” means the earlier of (i) February 17, 2023, and (ii) the date when the Buyers’ Commitments are terminated pursuant to this Agreement, by order of any Governmental Authority or by operation of law.
“Trade Settlement Account” means the Account, as defined in the Securities Custody Agreement.

“Tranche” means a portion of the Open Transactions.
“Transaction” is defined in Section 1.1.
“Transfer of Control” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller of such eNote.
“Transfer of Location” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Location of such eNote.
“Transferable Record” means an Electronic Record under E-SIGN and UETA that (i) would be a note under the Uniform Commercial Code if the Electronic Record were in writing, (ii) the issuer of the Electronic Record has expressly agreed is a “transferable record”, and (iii) for purposes of E-SIGN, relates to a loan secured by real property.
“UCC” means the Uniform Commercial Code or similar Laws of the applicable jurisdiction, as amended from time to time.
“UETA” means the Uniform Electronic Transactions Act as in effect in the state where the Mortgaged Premises are located.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrestricted Subsidiary” means (i) any Subsidiary of the Seller that at the time of acquisition or formation of such Subsidiary by the Seller shall be designated as an Unrestricted Subsidiary by the Board of Directors of the General Partner in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the General Partner may designate any newly acquired or formed Subsidiary to be an Unrestricted Subsidiary, provided that no Default or Event of Default shall have occurred and be continuing at the time of or, after giving effect to such designation. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary by delivering written notice of such designation to Administrative Agent together with a compliance certificate signed by the President, Accounting Director or Chief Financial Officer of General Partner which shall certify to Administrative Agent and Buyers that at the date of and, after giving effect to such designation, the Seller shall be in compliance with all covenants set forth in the Repurchase Documents and no Default or Event of Default shall have occurred and be continuing.

“USDA” means the United States Department of Agriculture.
“USDA Loans” means Mortgage Loans originated under the USDA Rural Development single-family mortgage loan program.
“VA” means the Department of Veterans Affairs and any successor.
“Wet Loan” means a Purchased Loan originated and owned by the Seller immediately prior to being purchased by the Buyers:
(a)that has been closed on or prior to the Business Day on which the Purchase Price is paid therefore, by a title agency or closing attorney, is fully funded and would qualify as an Eligible Loan except that some or all of its Basic Papers are in transit to, but have not yet been received by, the Custodian so as to satisfy all requirements to permit the Seller to sell it pursuant to this Agreement without restriction;
(b)that the Seller reasonably expects to fully qualify as an Eligible Loan when the original Basic Papers have been received by the Custodian;
(c)as to which the Seller actually and reasonably expects that such full qualification can and will be achieved on or before seven Business Days after the relevant Purchase Date;
(d)for which the Seller has delivered to the Custodian a Mortgage Loan Transmission File on or before the Purchase Date, submission of which to the Custodian shall constitute the Seller’s certification to the Custodian, the Buyers and the Administrative Agent that a complete File as to such Purchased Loan, including the Basic Papers, exists and that such File is in the possession of either the title agent or closing attorney that closed such Purchased Loan, the Seller or that such File has been or will be shipped to the Custodian; and
(e)as to which no portion of the principal amount has been or will be funded by any person other than the Seller and the Buyers.
Each Wet Loan that satisfies the foregoing requirements shall be an Eligible Loan subject to the condition subsequent of physical delivery of its Mortgage Note, Mortgage and all other Basic Papers, to the Custodian on or before seven Business Days after the relevant Purchase Date. Each Wet Loan sold by the Seller shall be irrevocably deemed purchased by the Buyers and shall automatically become a Purchased Loan effective on the date of the related Request/Confirmation, and the Seller shall take all steps necessary or appropriate to cause the sale to the Buyers and delivery to the Custodian of such Wet Loan and its Basic Papers to be completed, perfected and continued in all respects, including causing the original promissory note evidencing such Purchased Loan to be physically delivered to the Custodian within seven Business Days after the relevant Purchase Date, and, if requested by the Administrative Agent, to give written notice to any title agent, closing attorney or other Person in possession of the Basic Papers for such Purchased Loan of the Buyers’ purchase of such Purchased Loan. Upon the Custodian’s receipt of the Basic Papers relative to a Wet Loan such Purchased Loan shall no longer be considered a Wet Loan.

“Wet Loans Sublimit” is defined in Section 4.2.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.3Other Definitional Provisions.
(a)Accounting terms not otherwise defined shall have the meanings given them under GAAP.
(b)Defined terms may be used in the singular or the plural, as the context requires.
(c)Except where otherwise specified, all times of day used in the Repurchase Documents are local (U.S. Central Time Zone) times in Minneapolis, Minnesota.
(d)Unless the context plainly otherwise requires (e.g., if preceded by the word “not”), wherever the word “including” or a similar word is used in the Repurchase Documents, it shall be read as if it were written, “including by way of example but without in any way limiting the generality of the foregoing concept or description.”
(e)Unless the context plainly otherwise requires, wherever the term “Administrative Agent” is used in this Agreement (excluding Section 22), it shall be read as if it were written “the Administrative Agent (as agent and representative of the Buyers).”
1.4Divisions. For all purposes under the Repurchase Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.5Term SOFR Notification. The interest rate on Term SOFR Tranches is determined by reference to the Daily Reset Term SOFR Rate, which is derived from Term SOFR. Section 6.7(b) provides a mechanism for (a) determining an alternative rate of interest if Term SOFR is no longer available or in the other circumstances set forth in Section 6.7(b), and (b) modifying this Agreement to give effect to such alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to Term SOFR or other rates in the definition of Daily Reset Term SOFR Rate or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 6.7(b), will have the same value as, or be economically equivalent to, the Daily Reset Term SOFR Rate. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Term SOFR, the Daily Reset Term SOFR Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Seller. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Seller, any Buyer or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2    The Buyers’ Commitments.
2.1The Buyers’ Commitments to Purchase. Subject to the terms and conditions of this Agreement and provided no Default or Event of Default has occurred that the Administrative Agent has not declared in writing to have been cured or waived (or, if one has occurred and not been so declared cured or waived, if all of the Buyers, in their sole discretion and with or without waiving such Default or Event of Default, have elected in writing that Transactions under this Agreement shall continue nonetheless), the Buyers agree to make revolving purchases of Eligible Loans on a servicing released basis through and including the Termination Date, so long as the Aggregate Outstanding Purchase Price does not exceed the Maximum Aggregate Commitment and so long as each Buyer’s Committed Sum is not exceeded. The Buyers’ respective Committed Sums and the Maximum Aggregate Commitment are set forth on Schedule BC in effect at the relevant time, as it may have been amended or restated pursuant to this Agreement. Upon the joinder of additional Buyer(s), if any, the parties agree to approve in writing revised and updated versions of Schedule BC. The fractions to be applied to determine the respective Funding Shares of the Buyers for any day are their respective Committed Sums divided by the Maximum Aggregate Commitment for that day. Each Buyer shall be obligated to fund only that Buyer’s own Funding Share of any Transaction requested, and no Buyer shall be obligated to the Seller or any other Buyer to fund a greater share of any Transaction. No Buyer shall be excused from funding its applicable Funding Share of any Transaction merely because any other Buyer has failed or refused to fund its relevant Funding Share of that or any other Transaction. If any Buyer fails to fund its Funding Share of any Transaction, the Administrative Agent (in its sole and absolute discretion) may choose to fund the amount that such Nonfunding Buyer failed or refused to fund, or the Administrative Agent as a Buyer and the other Buyers who are willing to do so shall have the right (but no obligation) to do so in the proportion that the Committed Sum of each bears to the total Committed Sums of all Buyers that have funded (or are funding) their own Funding Shares of that Transaction and that are willing to fund part of the Funding Share of such Nonfunding Buyer. Should the Administrative Agent and/or any other Buyer(s) fund any or all of the Nonfunding Buyer’s Funding Share of any Transaction, then the Nonfunding Buyer shall have the obligation to deliver such amount to the Administrative Agent (for distribution to the Buyer(s) who funded it) in immediately available funds on the next Business Day. Regardless of whether the other Buyers fund the Funding Share of the Nonfunding Buyer, the respective ownership interests of the Buyers in the Transaction shall be adjusted as provided in the definition of “Pro Rata.” The obligations of Buyers hereunder are several and not joint.

2.2Expiration or Termination of the Commitments. Unless extended in writing or terminated earlier in accordance with this Agreement, the Buyers’ Commitments shall automatically expire at the close of business on the Termination Date, without any requirement for notice or any other action by the Administrative Agent, any of the Buyers or any other Person.
2.3Request for Increase in Maximum Aggregate Commitment. The Seller may from time to time, by giving advanced written notice of at least two Business Days to the Administrative Agent in the form of Exhibit G hereto, request an increase in the Maximum Aggregate Commitment in increments of $25,000,000, with a minimum increase of $25,000,000 to a specified amount up to $2,300,000,000 for a period for such increase being designated by the Seller (but not less than 30 days, or if less, the period remaining until the Termination Date); provided that no Default has occurred that has not been cured before it has become an Event of Default, and no Event of Default has occurred that the Administrative Agent has not declared in writing to have been waived or cured. Upon receipt of such request, the Administrative Agent may request one or more existing Buyers or new Buyers (which new Buyers are acceptable to the Seller) to provide increased Commitments to finance all or a portion of the requested increase. The Administrative Agent shall notify the Seller of such new and existing Buyers’ responses to requests for increased or new Commitments. Following such notice, to achieve the full amount of a requested increase, with the prior consent of the Administrative Agent, the Seller may invite additional new Buyers to provide such increase. Any increase under this Section 2.3 shall be in the sole discretion of the Administrative Agent and the increasing or new Buyers (as applicable), and no Buyer will have any obligation to increase its Committed Sum. The consent of the Administrative Agent and the Buyers to an increase under this Section 2.3 shall be evidenced by the Administrative Agent providing to the parties to this Agreement an updated Schedule BC. If an increase in the Maximum Aggregate Commitment is achieved, then the Pro Rata ownership interest in the Purchased Loans of each Buyer shall, following funding by the Buyers increasing their Commitment Sums or by the new Buyers, automatically be adjusted proportionately. Upon the expiration of any such increase, the Seller shall, to the extent required, reduce the Aggregate Outstanding Purchase Price to the amount of the Maximum Aggregate Commitment as then in effect, and the ownership interests in the Purchased Loans of each Buyer shall automatically be adjusted accordingly.
2.4Swing Line Facility. The Seller may request U.S. Bank to fund revolving Swing Line Transactions for aggregate Purchase Prices which do not on any day exceed the Swing Line Limit for the purpose of initially funding requested Transactions. Any Swing Line Transactions shall be in the discretion of U.S. Bank.

2.5Swing Line Transactions.
(a)The Seller may request a Swing Line Transaction:
(1)only if such Swing Line Transaction fully qualifies in all respects for funding as Regular Transaction under this Agreement except that it may have been requested later in the day;
(2)provided that no Default has occurred that has not been cured before it has become an Event of Default, and no Event of Default has occurred that the Administrative Agent has not declared in writing to have been waived or cured and all conditions precedent in Article 14 have been satisfied;
(3)so long as the Swing Line Limit is not exceeded;
(4)provided that the Mortgage Loan Transmission File for the proposed Transaction is received by U.S. Bank by no later than 3:15 p.m. on the Business Day such Transaction is to be funded; and
(5)provided that neither the Seller nor U.S. Bank is aware of any reason why the requested Transaction cannot or will not be fully funded by the Buyers on the first Swing Line Refunding Due Date following the Business Day on which the Swing Line Transaction is to be funded.
(b)All Swing Line Transactions shall have a Price Differential from the date funded until the date repaid and the Repurchase Price therefor shall be due and payable to U.S. Bank at the same rate(s) as would be applicable if such Swing Line Transactions had been funded as Regular Transactions by all Buyers, instead of having been funded by U.S. Bank alone as Swing Line Transactions.
(c)Each Swing Line Transaction shall be re-funded on its Swing Line Refunding Due Date by the Administrative Agent’s paying over to U.S. Bank, and U.S. Bank’s applying against such Swing Line Transaction, an amount equal to the Purchase Price of the Transaction funded by all of the Buyers in their Funding Shares of such Purchase Price on that day against the same Mortgage Loan Transmission File that was initially funded as a Swing Line Transaction at which time such Transaction shall be deemed to be a Regular Transaction, provided that if the Seller shall not have delivered a new Mortgage Loan Transmission File to the Administrative Agent and the Custodian for such Regular Transaction, then the initial Pricing Rate applicable thereto shall be the Daily Reset Term SOFR Rate plus the Applicable Margin as determined by the Administrative Agent.
(d)All accrued Price Differential on Swing Line Transactions shall be due and payable by the Seller to the Administrative Agent (for distribution to U.S. Bank) on the Price Differential payment due date (determined under Section 5.3) next following the date of the Swing Line Transaction.

2.6Optional Reduction or Termination of Buyers’ Commitments. The Seller may, at any time, without premium or penalty, upon not less than 10 Business Days’ prior written notice to the Administrative Agent, reduce or terminate the Maximum Aggregate Commitment, subject to the following conditions: (i) any such reduction in the Maximum Aggregate Commitment shall be in a minimum aggregate amount for all the Buyers of $25,000,000, or, if more, in an integral multiple of $25,000,000; (ii) the Seller may reduce the Maximum Aggregate Commitment no more than once each calendar quarter, (iii) at no time may the Aggregate Outstanding Purchase Price exceed the Maximum Aggregate Commitment after giving effect to any reduction in the Maximum Aggregate Commitment; and (iv) unless terminated in full, the Maximum Aggregate Commitment shall not be reduced to less than $100,000,000. Upon termination of the Buyers’ Commitments pursuant to this Section 2.6, the Seller shall pay to the Administrative Agent for the ratable benefit of the Buyers the full amount of all outstanding Obligations under the Repurchase Documents.
3    Initiation; Request/Confirmation; Termination.
3.1Seller Request; Administrative Agent Confirmation.
(a)Seller Request
(1)Any agreement to enter into a Transaction shall be made by notice to the Administrative Agent at the initiation of the Seller. To request a Transaction, the Seller shall provide the Administrative Agent and Custodian with a Mortgage Loan Transmission File for each of the Eligible Loans subject to the Transaction by electronic transmission.
(2)With respect to any eMortgage Loan, Seller shall cause (i) the Authoritative Copy of the related eNote to be a Transferable Record and held in the eVault as a secure electronic file, (ii) the Controller status of the related eNote to be transferred to Administrative Agent by the Controller Status Transfer Deadline, (iii) the Delegatee status of the related eNote to be transferred to the Custodian by the Controller Status Transfer Deadline, in each case on the MERS eRegistry, (iv) the Location status of the related eNote to be transferred to the Custodian's eVault, and (v) the Servicing Agent status of the related eNote to remain blank (collectively, the “eNote Delivery Requirements”). In addition, all Basic Papers that are Electronic Records must be delivered to the Administrative Agent electronically, and all other Basic Papers must be delivered as otherwise required by this Agreement.
(b)If the Seller submits a Mortgage Loan Transmission File to the Administrative Agent and the Custodian and:
(1)they are all received by 1:00 p.m., on the proposed Purchase Date, the Transaction may be funded as a Regular Transaction;
(2)they are not all received until after 1:00 p.m. but before 3:15 p.m. on the proposed Purchase Date (or they are all received by 1:00 p.m. on the proposed Purchase Date and the Administrative Agent elects not to fund such Transaction as a Regular Transaction), the Seller may request that the Transaction be funded as a Swing Line Transaction;

(3)they are not all received until after 3:15 p.m. on the proposed Purchase Date, U.S. Bank shall either, at its election, (i) fund the requested Transaction as a Swing Line Transaction on that same day, or (ii) arrange for its funding on the next Business Day; or
(4)with respect to any eMortgage Loan, they do not transfer the Location of the corresponding eNote to the Custodian's eVault and Controller status of the eNote to the Administrative Agent as required under Section 3(a)(2) on or before the Controller Status Transfer Deadline;
U.S. Bank shall have no obligation to fund any such late-requested Transaction as is described in Section 3.1(b)(2), (3), or (4) as a Swing Line Transaction, although U.S. Bank may elect to do so. If U.S. Bank does not elect to do so, then the Buyers shall fund such requested Transaction as a Regular Transaction on the next succeeding Business Day after the Mortgage Loan Transmission Files are received by the Administrative Agent, provided that all conditions to its funding (including the requirements of Section 2.5, this Section 3 and Section 14) are then satisfied.
Seller may, at its option, submit a Mortgage Loan Transmission File with respect to a Mortgage Loan that Seller intends to fund and close with its own funds. Such Mortgage Loan shall become a Purchased Loan when (a) all requirements applicable to any Wet Loan becoming an Eligible Loan have been satisfied with respect to such Mortgage Loan, and (b) Seller has provided to the Administrative Agent evidence satisfactory to the Administrative Agent that Seller has wired funds from the Operating Account to the applicable title agent or attorney through which such Mortgage Loans are closed. Any such Purchased Loan shall be an Additional Purchased Loan for purposes of this Agreement.
Notwithstanding anything to the contrary in this Agreement, the Custody Agreement or any of the exhibits and schedules hereto or thereto, except as set forth below in this sentence, in no event shall funds for the purchase of any Mortgage Loan be disbursed directly to the Seller; rather, (i) funds for the purchase of Mortgage Loans originated by the Seller shall be disbursed to the applicable title agent or attorney through which such Mortgage Loans are closed, (ii) funds for the purchase of Mortgage Loans that have been originated by a correspondent lender or any other third party shall be disbursed only to such originator and only if the Basic Papers delivered to the Custodian were accompanied by a bailee letter from the originator that included wire transfer instructions, and (iii) funds with respect to any Mortgage Loan funded directly by the Seller as provided in the preceding paragraph shall be disbursed as Margin Excess in accordance with Section 6.1(b). Margin Excess may be remitted directly to Seller in accordance with Section 6.1(b).

3.2Syndication of Purchases.
(a)Regular Transactions. When a Mortgage Loan Transmission File is received by the Administrative Agent for a Transaction to be funded initially as a Regular Transaction, the Administrative Agent shall give notice electronically to each Buyer of the requested Transaction and that Buyer’s Funding Share thereof, by 2:00 p.m. on the Business Day when the requested Transaction is to be funded by the Buyers, and each Buyer shall cause its Funding Share to be transferred to the Administrative Agent in accordance with the Administrative Agent’s instructions, so that the Administrative Agent receives such Funding Share in immediately available funds within two hours after receiving such notice and in any case by 3:45 p.m. on such Business Day. Provided that the conditions set forth in Section 14 have been satisfied or waived with the requisite consent of the Buyers as provided herein, the Administrative Agent shall transfer the sum of the Purchase Prices for the Transaction to the Funding Account and disburse the sum of the Purchase Prices for the Transaction to the Seller or to its designee(s) for their account.

(b)Swing Line Transactions. U.S. Bank shall notify each Buyer no later than 2:00 p.m. on each Swing Line Refunding Due Date of such Buyer’s Funding Share of the Swing Line Transactions that are to be converted to Regular Transactions on such date. If at the time each such Swing Line Transaction was funded, U.S. Bank reasonably believed that all of the conditions set forth in Section 2.5 were satisfied in all material respects, then the other Buyers shall be (subject to the provisions of this Agreement and the other Repurchase Documents) unconditionally and irrevocably obligated to timely fund their respective Funding Shares of such Transactions, irrespective of whether in the meantime any Default or Event of Default has occurred or been discovered, and irrespective of whether in the meantime some or all of the Buyers’ Commitments have lapsed, expired or been canceled, rescinded or terminated with or without cause, or have been waived, released or excused for any reason whatsoever, so that (a) the Swing Line is paid down by the required amount on each Swing Line Refunding Due Date and (b) all Swing Line Transactions are converted to Regular Transactions with each Buyer having funded its Funding Share thereof. All Price Differential accrued on Swing Line Transactions to the applicable Swing Line Refunding Due Date shall be due and payable by the Seller to the Administrative Agent (for distribution to U.S. Bank) in the manner set forth in Section 5.3 but in no event later than the Termination Date. All amounts due from the Buyers under this Section 3.2 shall be transmitted by federal funds wire transfer in accordance with the Administrative Agent’s instructions. The Administrative Agent shall disburse to U.S. Bank an amount equal to the sum of the Funding Shares received from the Buyers on any day against each Transaction that was initially funded as a Swing Line Transaction (excluding U.S. Bank’s own Funding Share thereof); provided that if a Buyer other than U.S. Bank advises the Administrative Agent by telephone and confirms the advice by fax that such Buyer has placed all of its Funding Share on the federal funds wire to the account designated by the Administrative Agent, the Administrative Agent shall continue to keep the Swing Line Transaction outstanding to the extent of that Buyer’s Funding Share so wired until such Buyer’s Funding Share is received, and the Administrative Agent shall then repay U.S. Bank that still-outstanding portion of the Swing Line Transaction from such funds, and the Price Differential accrued at the Pricing Rate(s) applicable to the Transaction on that Funding Share for the period from (and including) the relevant Swing Line Refunding Due Date to (but excluding) the date such Buyer’s Funding Share is received by the Administrative Agent shall belong to U.S. Bank; provided, further that in no event shall U.S. Bank have any obligation to continue such portion of any Swing Line Transaction outstanding if and to the extent, if any, that doing so would cause the total amount funded by U.S. Bank and outstanding to exceed the Swing Line Limit. If any Buyer fails to transmit any funds required under this Section 3.2 so that such funds are received in accordance with the Administrative Agent’s instructions by 3:00 p.m. on the Swing Line Refunding Due Date (i.e., excluding any such failure caused by a federal funds wire delay), then that Buyer shall also be obligated to pay to U.S. Bank Price Differential on the Funding Share so due from such Buyer to U.S. Bank at the Federal Funds Rate from (and including) such Swing Line Refunding Due Date to (but excluding) the date of payment of such Funding Share.

3.3Request/Confirmation. Each Request/Confirmation shall identify the Administrative Agent and the Seller and set forth the Purchase Date and the Pricing Rate that is to be applicable to the relevant Transaction or each Tranche thereof. Each Request/Confirmation shall be binding on the parties, unless written notice of objection is given by the objecting party to the other party within one Business Day after the Administrative Agent has received the completed Request/Confirmation from the Seller. In the event of any conflict between the terms of a Request/Confirmation and this Agreement, this Agreement shall prevail.
3.4Transaction Termination; Purchase Price Decrease.
(a)Automatic Termination. Each Transaction, or applicable portion thereof, will automatically terminate on the earlier of (x) the date or dates when the subject Purchased Loans are purchased by Approved Investor(s) and (y) the Termination Date.
(b)Termination Upon Occurrence of Disqualifier. If any Disqualifier occurs in respect of a Purchased Loan, the Seller shall immediately repurchase such Purchased Loan in accordance with this Section 3.
(1)How Terminations Will Be Effected. Termination of every Transaction will be effected by (x) the Buyers’ reconveyance to the Seller or its designee of the Purchased Loans and payment of any Income in respect thereof received by the Administrative Agent and not previously either paid to the Seller or applied as a credit to the Seller’s Obligations, against (y) payment of the Repurchase Price in immediately available funds to the account referred to in Section 3.5 by 2:00 p.m. on the Repurchase Date, so that the Administrative Agent receives the Repurchase Price (for Pro Rata distribution to the Buyers) in immediately available funds on that same Business Day; provided that the portion of the Repurchase Price attributable to accrued and unpaid Price Differential for the Repurchased Loan shall be paid in the manner set forth in Section 5.3; provided further that all accrued and unpaid Price Differential shall be due and payable on the Termination Date.
(c)Purchase Price Decrease. The Seller may at any time and from time to time, request a Purchase Price Decrease by notice to the Administrative Agent no less than one Business Day prior to the date that the Seller intends to effectuate such Purchase Price Decrease, specifying the date of the Purchase Price Decrease (the “Purchase Price Decrease Date”). The Purchase Price Decrease amount shall be due and payable in immediately available funds on the Purchase Price Decrease Date specified therein. Each Purchase Price Decrease must be in an amount not less than $1,000,000. No Purchased Loans shall be, or be deemed to be, repurchased in connection with a Purchase Price Decrease, unless requested in writing pursuant to Section 6.1(b).

3.5.Place for Payments of Purchase Prices. All Purchase Price payments shall be paid to:
U.S. Bank National Association
9380 Excelsior Blvd. - EP-MN-X3WL
Hopkins, MN 55343
ABA number xxxxxxxxx
For Credit Account No. xxxxxxxxx
For credit to: DHI Mortgage Company, Ltd. Settlement Account
3.6.If Repurchase Price Not Paid. If the Seller fails for any reason to repurchase any one or more Purchased Loans on the relevant Repurchase Date in the manner and by the time specified in Sections 3.4 and 3.5, the Administrative Agent is hereby specifically and irrevocably authorized to withdraw funds from the Operating Account in an amount equal to the sum of the Repurchase Prices of all Purchased Loans that are Past Due on that day and cause application of such funds withdrawn to the payment of the Repurchase Prices of such Purchased Loans in such order and manner as the Administrative Agent may elect and if funds in the Operating Account are insufficient to pay the Repurchase Prices of all such Purchased Loans, the Seller shall pay the amount due hereunder on demand by wire to the address in Section 3.5. If the Repurchase Price is paid by the Administrative Agent’s authorized withdrawal from sufficient funds in the Operating Account on the day due, the Seller shall not be deemed to have defaulted in the performance of its obligation to pay such Repurchase Price.
3.7.Delivery of Additional Mortgage Loans. Seller may from time to time deliver to the Administrative Agent Mortgage Loans that are also Eligible Loans without entering into a new Transaction by providing to the Administrative Agent the documents required under Section 3.1 with respect to such Mortgage Loans. The Seller and Buyers agree that such Mortgage Loans delivered pursuant to this Section 3.7 shall be treated as Purchased Loans subject to the existing Transactions hereunder from the date of such delivery.
3.8.Application of Repurchase Price Payments. Upon receipt by the Administrative Agent of amounts paid or prepaid as Purchase Price Decreases or Repurchase Price (except upon the exercise of remedies provided in Section 18) the Administrative Agent shall apply amounts so received to the payment of all Obligations which are then due, and if the amount so received is insufficient to pay all such Obligations, (i) first to any reimbursement due under Section 20.1, (ii) second to payment of all Swingline Transactions that have not been syndicated, and (iii) third to partial payment of Obligations then due or as otherwise agreed by the Buyers.

4    Transaction Limits and Sublimits.
4.1Transaction Limits. Each Transaction shall be subject to the limitation that no purchase will be made if at the time of or after such purchase, the Aggregate Outstanding Purchase Price exceeds or would exceed the Maximum Aggregate Commitment.
4.2Transaction Sublimits. The following sublimits shall also be applicable to the Transactions hereunder such that after giving effect to any proposed Transaction and after giving effect to any repurchase, addition or substitution of any Mortgage Loan hereunder, the following shall be true:
(a)The outstanding Purchase Prices of all Conforming Mortgage Loans may be as much as 100% of the Maximum Aggregate Commitment.
(b)The outstanding Purchase Prices of all Purchased Loans that are Wet Loans shall not exceed (x) 65% of the Maximum Aggregate Commitment for the last five Business Days of each March, June, September and December, and the first five Business Days of each April, July, October and January; (y) 55% of the Maximum Aggregate Commitment on any of the first five and last five Business Days of any other month; or (z) 35% of the Maximum Aggregate Commitment on any other day (the “Wet Loans Sublimit”).
(c)The outstanding Purchase Prices of all Purchased Loans that are of the type listed in the first column of the following table shall not exceed the percentage of the Maximum Aggregate Commitment or the United States dollar amount listed in the second column of the table:

Type of Purchased Loan	Maximum percentage of Maximum Aggregate Commitment or Maximum Dollar Amount
Jumbo Mortgage Loans and Super Jumbo Mortgage Loans, taken in the aggregate	20%
Super Jumbo Mortgage Loans	10%
(d)The Purchase Value for any Super Jumbo Mortgage Loan hereunder shall not be more than One Million Five Hundred Thousand Dollars ($1,500,000).
5    Price Differential.
5.1Pricing Rate. Subject to the following rules, the Pricing Rate to be applied to the Purchase Prices of Purchased Loans to determine the Price Differential in all Open Transactions or Tranches as to which the Price Differential is to be determined by reference to the Daily Reset Term SOFR Rate, on any day when no Event of Default has occurred and is continuing, shall be the Daily Reset Term SOFR Rate plus the Applicable Margin applicable from time to time.

5.2Pricing Rate for Past Due Purchased Loans. Notwithstanding any contrary or inconsistent provision of this Section 5, the Pricing Rate to be multiplied by the Purchase Prices of all Past Due Purchased Loans shall be the Past Due Rate from (and including) (a) the day immediately following the Repurchase Date for each such Past Due Purchased Loan and until (but excluding) the date on which such Past Due Purchased Loan is repurchased by transfer to the Administrative Agent (for Pro Rata distribution to the Buyers) of its full Repurchase Price in immediately available funds; and (b) the occurrence of an Event of Default under Section 18.1.
5.3Price Differential Payment Due Dates. Price Differential on each Open Transaction and each Tranche thereunder accrued and unpaid to (or through) the last calendar day of each month before the Termination Date is due and payable on the 10th day of each month, whether or not such Transaction is still an Open Transaction on such payment due date; provided that all accrued and unpaid Price Differential on all Transactions shall be due on the Termination Date. The Administrative Agent is hereby specifically and irrevocably authorized to withdraw funds from the Operating Account in an amount equal to the sum of the Price Differential due on that day and cause application of such funds to such Price Differential, and if funds in the Operating Account are insufficient to pay the Price Differential then due, the Seller shall pay the amount of such deficiency by wire to the address in Section 3.5.
6    Margin Maintenance.
6.1Margin Deficit.
(a)The Administrative Agent will recalculate the Purchase Value of all Purchased Loans on any date that the Market Value of Purchased Loans is calculated by the Administrative Agent as described in Section 6.6 and at any other time the Administrative Agent elects to do so. If at any time the aggregate Purchase Value of all Purchased Loans subject to all Transactions hereunder is less than the aggregate Repurchase Price (excluding Price Differential minus cash transfers previously made from Seller to the Administrative Agent in response to previous Margin Calls, if any) for all such Transactions (a “Margin Deficit”), then by notice to the Seller (a “Margin Call”), the Administrative Agent shall, require the Seller to transfer (for the account of the Buyers) to the Administrative Agent or the Custodian, as appropriate either (at the Seller’s option) cash or additional Eligible Loans reasonably acceptable to the Administrative Agent (“Additional Purchased Loans”), or a combination of cash and Additional Purchased Loans, so that the cash and the aggregate Purchase Value of the Purchased Loans, including any such Additional Purchased Loans, will thereupon at least equal the then aggregate Repurchase Price (excluding Price Differential).
(b)On any Business Day on which the Purchase Value of the Purchased Loans subject to Transactions exceeds the then outstanding aggregate Repurchase Price of all Transactions (a “Margin Excess”), so long as no Default or Event of Default has occurred and is continuing or will result therefrom, the Administrative Agent shall, upon receipt of written request from the Seller either remit cash or Release Purchased Loans as may be designated in a request by Seller, in either case, in an amount equal to the lesser of (i) the amount requested by the Seller and (ii) such Margin Excess, subject always to the other limitations of this Agreement. If cash is to be remitted, then the Administrative Agent shall treat the receipt of the written request of Seller under this Section 6.1(b) as if it were a request for a Transaction. To the extent the Administrative Agent remits cash to the Seller, such cash shall be (y) additional Purchase Price with respect to the Transactions, and (z) subject in all respect to the provisions and limitations of this Agreement. Each Buyer shall fund its Pro Rata share of such additional Purchase Price as if the remission of such Margin Excess were the initiation of a Transaction hereunder. For clarity, the term “Release,” as used in this Section 6.1(b), shall mean Buyers’ re-sale to Seller of one or more designated Purchased Loans and Buyers’ delivery to Seller of the File for each such Purchased Loan.

6.2Margin Call Deadline. If the Administrative Agent delivers a Margin Call to the Seller at or before 12:00 p.m. on any Business Day, then the Seller shall transfer cash and/or Additional Purchased Loans as provided in Section 6.1 on the same Business Day. If the Administrative Agent delivers a Margin Call to the Seller after 12:00 p.m. on any Business Day, then the Seller shall transfer cash and/or Additional Purchased Loans by no later than 12:00 p.m. on the next following Business Day.
6.3Application of Cash. Any cash transferred to the Administrative Agent (for Pro Rata distribution to the Buyers) pursuant to this Section 6 shall be applied by the Buyers on receipt from the Administrative Agent which shall occur on the date received from the Seller or the next Business Day if received after 3:00 p.m.
6.4Increased Cost. If any Change in Law subsequent to the Effective Date:
(a)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of a Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder; or
(b)shall impose on a Buyer any other condition;
and the result of any of the foregoing is to increase the cost to such Buyer, by an amount which such Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Seller shall promptly pay the Administrative Agent (for distribution to such Buyer) such additional amount or amounts as calculated by the Buyer in good faith as will compensate the Buyer for such increased cost or reduced amount receivable.
6.5Capital Adequacy. If any Buyer shall have determined that any Change in Law applicable to the Buyer or any corporation controlling the Buyer subsequent to the Effective Date shall have the effect of reducing the rate of return on the Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Buyer to be material, then from time to time, the Seller shall promptly pay to the Administrative Agent (for distribution to such Buyer) such additional amount or amounts as will compensate the Buyer or such corporation for such reduction.

6.6Administrative Agent’s Report. In the discretion of the Administrative Agent if it reasonably determines that market conditions warrant (except that the Administrative Agent shall have no obligation to make such determination more frequently than once per day), the Administrative Agent may: (1) determine the aggregate Market Values for the Purchased Loans (which may include the Purchase Value of any Mortgage Loans purchased on that day) by summing the values of the individual Purchased Loans as reported on (and recorded by the Administrative Agent from) the Mortgage Loan Transmission Files and Purchased Loans Curtailment Reports, valuing at zero Purchased Loans for which the Administrative Agent has current actual knowledge that a Disqualifier exists; (2) issue a statement of the value of the Purchased Loans as so determined; and (3) provide a copy of such statement to the Seller and each Buyer, provided that, if the Administrative Agent has not provided such a statement to the Seller and each Buyer at least one time in a calendar month, the Administrative Agent shall provide to the Seller and each Buyer a Purchased Loan Report no later than the last Business Day of each month.
6.7Provisions Related to Term SOFR Tranches.
(a)Notwithstanding anything to the contrary in this Agreement or any other Repurchase Document, but subject to Section 6.7(b), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Buyers notify the Administrative Agent that the Required Buyers have determined, that:
(1)for any reason in connection with any request for a Term SOFR Tranche, the Daily Reset Term SOFR Rate with respect to a proposed Term SOFR Tranche does not adequately and fairly reflect the cost to such Buyers of the funding such Transaction, or
(2)the interest rate applicable to Term SOFR Tranches is not ascertainable or available (including, without limitation, because the applicable Screen (or on any successor or substitute page on such screen) is unavailable) and such inability to ascertain or unavailability is not expected to be permanent, or does not adequately and fairly reflect the cost of making or maintaining Term SOFR Tranches, then the Administrative Agent shall suspend the availability of Term SOFR Tranches and require any affected Term SOFR Tranches to be repaid or converted to Transactions on which the Pricing Rate is determined by reference to the Prime Rate plus the Applicable Margin.
(b)Benchmark Replacement.

(1)Benchmark Transition Event; Early Opt-in Election. Notwithstanding anything to the contrary herein or in any other Repurchase Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Repurchase Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Repurchase Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Repurchase Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Buyers without any amendment to, or further action or consent of any other party to, this Agreement or any other Repurchase Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Buyers comprising the Required Buyers.
(2)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Repurchase Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Repurchase Document.
(3)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Seller and the Buyers of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Buyer (or group of Buyers) pursuant to this Section 6.7(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Repurchase Document, except, in each case, as expressly required pursuant to this Section 6.7(b).

(4)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Repurchase Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Daily Reset Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove any tenor of such Benchmark that is unavailable or non-representative for any Benchmark settings and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(5)Benchmark Unavailability Period. Upon notice to the Seller by the Administrative Agent in accordance with Section 23 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 6.7(b), the Seller may revoke any request for a Term SOFR Tranche to be made during any Benchmark Unavailability Period, and, failing that, the Seller will be deemed to have converted any such request into a request for a, or conversion to, a Transaction on which the Pricing Rate is determined by reference to the Prime Rate plus the Applicable Margin.
(c)Illegality. If any Buyer determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Buyer or its applicable lending office to make, maintain, or fund Transactions whose interest is determined by reference to the Daily Reset Term SOFR Rate, or to determine or charge interest rates based upon the Daily Reset Term SOFR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Buyer to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, upon notice thereof by such Buyer to the Seller (through the Administrative Agent), any obligation of such Buyer to make Term SOFR Tranches shall be suspended. If any Buyer determines that it may not lawfully continue to maintain any Term SOFR Tranches, all of the affected Tranches shall be automatically converted as of the date of such Buyer’s notice to bear interest at a rate equal to the Federal Funds Rate plus 0.50% plus the Applicable Margin and, in such event, the Seller will thereafter be entitled to designate subsequent Tranches to bear interest at the Federal Funds Rate plus 0.50% plus the Applicable Margin.

7    Taxes.
7.1Payments to be Free of Taxes; Withholding. Any and all payments by or on account of any obligation of the Seller under any Repurchase Document shall be made without deduction or withholding for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment, then the Seller shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 7) the applicable Buyer or the Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.
7.2Other Taxes. In addition, the Seller shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
7.3Taxes Indemnity.
(a)The Seller shall indemnify each Buyer or the Administrative Agent, within 15 days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 7) payable or paid by such Buyer or the Administrative Agent or required to be withheld or deducted from a payment to such Buyer or the Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Seller by a Buyer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Buyer, shall be conclusive absent manifest error.
(b)Each Buyer shall severally indemnify the Administrative Agent, within 15 days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Buyer (but only to the extent that the Seller has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Seller to do so), (ii) any Taxes attributable to such Buyer’s failure to maintain a register of participations pursuant to Section 22.17, and (iii) any Excluded Taxes attributable to such Buyer, in each case, that are payable or paid by the Administrative Agent in connection with any Repurchase Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Buyer by the Administrative Agent shall be conclusive absent manifest error. Each Buyer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Buyer under any Repurchase Document or otherwise payable by the Administrative Agent to the Buyer from any other source against any amount due to the Administrative Agent under this Section 7.3.

7.4Receipt. As soon as practicable after any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section 7, the Seller shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
7.5Buyers’ Obligations. Any Buyer that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Repurchase Document shall deliver to the Seller and the Administrative Agent, at the time or times reasonably requested by the Seller or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Seller or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Buyer, if reasonably requested by the Seller or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Seller or the Administrative Agent as will enable the Seller or the Administrative Agent to determine whether or not such Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 7.5(b)(1), (2), and (4)) shall not be required if in the Buyer’s reasonable judgment such completion, execution or submission would subject such Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer.
(a)Without limiting the generality of the foregoing,

(1)any Buyer that is a United States Person for U.S. federal income Tax purposes shall deliver to the Seller and the Administrative Agent on or prior to the date on which such Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Buyer is exempt from U.S. federal backup withholding Tax;
(2)any Non-U.S. Buyer, to the extent it is legally entitled to do so, shall deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Administrative Agent), whichever of the following is applicable:
(A)in the case of a Non-U.S. Buyer claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Repurchase Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Repurchase Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(B)executed originals of IRS Form W-8ECI;
(C)in the case of a Non-U.S. Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN; or
(D)to the extent a Non-U.S. Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.
(3)any Non-U.S. Buyer shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Seller or the Administrative Agent to determine the withholding or deduction required to be made; and
(4)if a payment made to a Buyer under any Repurchase Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer shall deliver to the Seller and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Seller or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller or the Administrative Agent as may be necessary for the Seller and the Administrative Agent to comply with their obligations under FATCA and to determine that such Buyer has complied with such Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(b)Each Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Administrative Agent in writing of its legal inability to do so.
7.6Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 7 (including by the payment of additional amounts pursuant to this Section 7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 7.6 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 7.6, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 7.6 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 7.6 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. Notwithstanding the foregoing, if it is determined by a final non-appealable judgment of a court of competent jurisdiction that the indemnified party obtained the refund as a result of its willful misconduct or gross negligence, the indemnifying party shall not be obligated to pay penalties, interest, or other charges imposed by the relevant Governmental Authority with respect to such refund.
7.7Survival. Each party’s obligations under this Section 7 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Buyer, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Repurchase Document.
8    Income and Escrow Payments; Control.
8.1Income and Escrow Payments. Notwithstanding that the Buyers, the Administrative Agent and the Seller intend that the Transactions be sales to the Buyers of the Purchased Loans, where a particular Transaction’s term extends over an Income payment date on the Eligible Loans subject to that Transaction, all payments and distributions, whether in cash or in kind, made on or with respect to the Purchased Loans shall be paid directly to the Seller or its designee by the relevant Customer, and the Administrative Agent (and the Buyers) shall have no obligation to collect or apply any Income to prevent or reduce any Margin Deficit, unless the Seller (i) arranges for such Income to be paid to the Administrative Agent (for Pro Rata distribution to the Buyers), (ii) requests that the Administrative Agent apply such Income when received against the Seller’s Margin Deficit(s) and (iii) concurrently transfers to the Administrative Agent either (x) cash or (y) at the Administrative Agent’s option and with the Administrative Agent’s written approval, Additional Purchased Loans, sufficient to eliminate such Margin Deficit. Amounts paid to the Seller by the relevant Customer shall be deposited by the Seller into the Income Account within two Business Days of receipt by Seller and, as to amounts so paid to the Seller for escrow payments, into the Escrow Account. The Income Account and the Escrow Account shall be maintained by the Seller with a bank satisfactory to the Administrative Agent and shall be subject to the control of the Administrative Agent. The Income Account and Escrow Account may be interest bearing accounts if allowed or required by applicable law. At all times prior to a Default or Event of Default, the Seller may have full use of all Income and amounts on deposit in the Income Account, subject to the provisions of Section 8.2.

8.2Income and Escrow Accounts. Prior to the initial Transaction hereunder the Seller shall establish the Income Account and the Escrow Account and shall cause the bank holding such accounts to enter into a control agreement with the Administrative Agent providing that upon notice from the Administrative Agent no further withdrawals or payment orders from the Seller shall be honored and only payment and withdrawal orders from the Administrative Agent or its designee shall be honored. Prior to the occurrence of a Default or Event of Default and so long as Seller is also the Servicer, Seller shall make payments from the Escrow Account of all appropriate amounts payable with respect to each Purchased Loan for taxes, insurance and other purposes for which the funds are paid into the Escrow Account. Subject to Section 8.3, amounts on deposit in the Income Account shall be used by the Seller to pay its fees as Servicer while it serves in such capacity, and may be used to pay to the Administrative Agent amounts due under this Agreement for Margin Deficit or Price Differential and for any other lawful purpose.
8.3Income and Escrow Accounts after Default. Upon the occurrence and during the continuation of a Default or Event of Default, the Seller shall have no right to direct withdrawal or application of funds in the Income Account and the Escrow Account unless authorized to do so in writing by the Administrative Agent. The Administrative Agent may cause all amounts on deposit in the Income Account to be paid to it or its designee for application in the following order to pay (i) accrued and unpaid Price Differential, (ii) costs, fees or other amounts due to the Administrative Agent and Buyers under this Agreement, (iii) reduction of the Repurchase Price of for Purchased Loans under Open Transactions, (iv) any other Obligations, and (v) any excess over the Obligations, to the Seller. The Administrative Agent or its designee shall direct payments from the Escrow Account for the purposes for which such funds are deposited into the Escrow Account.
9    Facility Fee; Administrative Agent’s Fee.
9.1Facility Fee. The Seller agrees to pay to the Administrative Agent (for Pro Rata distribution to the Buyers) a facility fee (the “Facility Fee”) in an amount equal to 0.125% per annum of the Maximum Aggregate Commitment, for each period from the first calendar day of each month (or, for the month containing the Effective Date, the Effective Date) to (or through) the last calendar day of such month (or, for the month containing the Termination Date, the Termination Date). The Facility Fee shall be due and payable on the 10th day of each month; provided that it shall not be an Event of Default if the Seller has, at all times on such day and until payment of the Facility Fee, funds on deposit with the Administrative Agent in an amount sufficient to pay the Facility Fee and the Agent fails to draft the account for payment of the Facility Fee, and if funds in the Operating Account are insufficient to pay the Price Differential then due, the Seller shall pay the amount of such deficiency by wire to the address in Section 3.5. The Facility Fee shall be calculated on a 360-day per year basis. If the Maximum Aggregate Commitment shall be increased or decreased from time to time either pursuant to a provision of this Agreement or by separate agreement between the Buyers and the Seller (excluding, however, any change occurring as a result of or following the occurrence of a Default or an Event of Default, in respect of which no adjustment of the Facility Fee shall be required), the amount of the Facility Fee shall be adjusted as of the date of such change. The Facility Fee is compensation to the Buyers for committing to make funds available for revolving purchases of Eligible Loans on the terms and subject to the conditions of this Agreement, and is not compensation for the use or forbearance or detention of money. Each calculation by the Administrative Agent of the amount of the Facility Fee shall be conclusive and binding absent manifest error.

9.2Administrative Agent’s Fee. The Seller agrees to pay to U.S. Bank in its capacity as Administrative Agent and lead arranger, such administrative fee, arrangement fee, and syndication fee (collectively, the “Administrative Agent’s Fee”) in such amounts and on the dates as are provided for in separate agreements between the Seller and U.S. Bank.
10    Security Interest.
10.1Intent of the Parties. The parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans; nonetheless, as a security agreement under the UCC and as a security agreement or other arrangement or other credit enhancement related to this Agreement and transactions hereunder as provided for in Section 101(47)(A)(v) of the Bankruptcy Code, the Seller hereby pledges to the Administrative Agent for the benefit of the Buyers as security for the performance by the Seller of the Obligations and hereby grants, assigns and pledges to the Administrative Agent for the benefit of the Buyers a fully perfected first priority security interest in all of the Purchased Loans and all Income and proceeds from the Purchased Loans, including all of the property, rights and other items described in the definition of “Mortgage Loan” in Section 1.2 for each such Purchased Loan and all rights to have, receive and retain the return or refund of funds transferred from any account with the Administrative Agent to any title company, title agent, escrow agent or other Person for the purpose of originating or funding a Mortgage Loan that did not close (for any reason) and that would have been a Purchased Loan if it had closed (all funds so transferred continuously remain the property of the Administrative Agent and the Buyers until disbursed by such agent to or for the account of the related Customer upon the closing of his or her Mortgage Loan), and in all of the following property:
(a)With respect to the Purchased Loans.

(1)all Purchased Loans Support;
(2)all Mortgage Premises related to the Purchased Loans
(3)all rights to deliver Purchased Loans to investors and other purchasers and all proceeds resulting from the disposition of Purchased Loans pursuant thereto, including the Seller’s right and entitlement to receive the entire purchase price paid for Purchased Loans sold;
(4)all Hedge Agreements relating to or constituting any and all of the foregoing or relating to the Obligations, including all rights to payment arising under such Hedge Agreements;
(5)all Servicing Rights in respect of any of the Purchased Loans; and
(6)all of the Seller’s rights now or hereafter existing in, to or under any MBS secured by, created from or representing any interest in any of the Purchased Loans, whether now owned or hereafter acquired by the Seller, and whether such MBS are evidenced by book entry or certificate (Buyers’ Administrative Agent’s ownership interest and security interest in each MBS created from, based on or backed by Purchased Loans shall automatically exist in, attach to, cover and affect all of the Seller’s right, title and interest in that MBS when issued and its proceeds and the Buyers’ Administrative Agent’s ownership interest and security interest in the Purchased Loans from which such MBS was so created shall automatically terminate and be released when such MBS is issued, subject to automatic reinstatement if such issuance is voided or set aside by any court of competent jurisdiction), all right to the payment of monies and non-cash distributions on account of any of such MBS and all new, substituted and additional securities at any time issued with respect thereto;
(b)Related Accounts, Payment Intangibles, General Intangibles
(1)all accounts, payment intangibles, general intangibles, instruments, documents (including documents of title), chattel paper, contract rights (including without limitation rights under any contracts with Subservicers), and proceeds, whether now or hereafter existing (including all of the Seller’s present and future rights to have and receive interest and other compensation, whether or not yet accrued, earned, due or payable), under or arising out of or relating to the Purchased Loans;
(2)all instruments, documents or writings evidencing any such accounts, payment intangibles, general intangibles or proceeds or evidencing any monetary obligation under, or security interest in, any of the Purchased Loans, all other papers delivered to the Administrative Agent or the Custodian, and all other rights transferred to the Administrative Agent, in respect of any of the Purchased Loans, including, without limitation, the right to collect, have and receive all insurance proceeds (including, but not limited to, casualty insurance, mortgage insurance, pool insurance and title insurance proceeds) and condemnation awards or payments in lieu of condemnation which may be or become payable in respect of the Mortgaged Premises securing or intended to secure any Purchased Loan, and other personal property of whatever kind relating to any of the Purchased Loans, in each case whether now existing or hereafter arising, accruing or acquired;

(3)all security for or claims against others in respect of the Purchased Loans;
(4)all proceeds and rights to proceeds of any sale or other disposition of any or all of the Purchased Loans; and
(5)the nonexclusive right to use (in common with the Seller and any other secured party that has a valid and enforceable security interest therein and that agrees that its security interest is similarly nonexclusive) the Seller’s operating systems to manage and administer the Purchased Loans and any of the related data and information described above, or that otherwise relates to the Purchased Loans, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Purchased Loans (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems, and the Seller’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by the Seller’s permittees), and any computer programs that are owned by the Seller (or licensed to the Seller under licenses that may lawfully be transferred or used by the Seller’s permittees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data;
(c)Settlement Account, Operating Account and Other Accounts. the Settlement Account, the Operating Account, the Income Account, the Funding Account, the Escrow Account, the Trade Settlement Account, and all cash and all securities and other property from time to time on deposit in each such account;
(d)Loan Records. all Loan Records;
(e)Other Rights. all rights to have and receive any of the Purchased Loans described above, all accessions or additions to and substitutions for any of such Purchased Loans, together with all renewals and replacements of any of such Purchased Loans, all other rights and interests now owned or hereafter acquired by the Debtor/Seller in, under or relating to any of such Purchased Loans or referred to above and all proceeds of any of such Purchased Loans; and
(f)Proceeds. all proceeds of all the foregoing.
The Seller agrees to do such things as applicable Law requires to maintain the security interest of the Administrative Agent in all of the Purchased Loans with respect to all such Transactions and all Income and proceeds from the Purchased Loans that are the subject matter of such Transactions and all of the other collateral described above in this Section 10.1 as a perfected first-priority Lien at all times. The Seller hereby authorizes the Administrative Agent to file any financing or continuation statements under the applicable Uniform Commercial Code to perfect or continue such security interest in any and all applicable filing offices. The Seller shall pay all customary fees and expenses associated with perfecting such security interest including the costs of filing financing and continuation statements under the Uniform Commercial Code and recording assignments of Mortgages as and when required by the Administrative Agent in its reasonable discretion.

11    Substitution.
11.1Seller May Substitute Other Mortgage Loans with Notice to and Approval of Administrative Agent. So long as no Event of Default has occurred and is continuing and no Margin Deficit exists or occurs as a consequence thereof, subject to agreement with and acceptance by, and upon notice to, the Administrative Agent, the Seller may substitute Mortgage Loans substantially similar to the Purchased Loans for any Purchased Loans. If the Seller gives notice to the Administrative Agent at or before 12:00 noon on a Business Day, the Administrative Agent may elect, by the close of business on the Business Day notice is received or by the close of the next Business Day if notice is given after 12:00 noon on such day, not to accept such substitution. If such substitution is accepted by the Administrative Agent, such substitution shall be made by the Seller’s transfer to Administrative Agent of such other Mortgage Loans on a servicing released basis and the Administrative Agent’s transfer to the Seller of such Purchased Loans, and after such substitution, the substituted Mortgage Loans shall be deemed to be Purchased Loans. If the Administrative Agent elects not to accept such substitution, the Seller shall offer the Administrative Agent and the Buyers the right to terminate the related Transaction.
11.2Payment to Accompany Substitution. If the Seller exercises its right to substitute or terminate under this Section 11, the Seller shall be obligated to pay to the Administrative Agent (for Pro Rata distribution to the Buyers) by the close of the Business Day of such substitution or termination, as the case may be, an amount equal to the sum of (x) actual cost (including all customary fees, expenses and commissions) to the Administrative Agent and the Buyers of (i) entering into replacement Transactions; (ii) entering into or terminating hedge transactions and/or (iii) terminating Transactions or substituting securities in like transactions with third parties in connection with or as a result of such substitution or termination, and (y) to the extent the Administrative Agent determines not to enter into replacement Transactions, the loss incurred by the Administrative Agent and the Buyers directly arising or resulting from such substitution or termination. The foregoing amounts shall be solely determined and calculated by the Administrative Agent and the applicable Buyers in good faith.
12    Payment and Transfer.
12.1Immediately Available Funds; Notice to Custodian. All transfers of funds hereunder shall be in immediately available funds. All Eligible Loans transferred by one party hereto to any other party shall be transferred by notice to the Custodian to the effect that the Custodian is then holding for the benefit of the transferee the related documents and assignment forms delivered to it under the Custody Agreement.

12.2Payments to the Administrative Agent. Except as otherwise specifically provided in this Agreement, all payments required by this Agreement or the other Repurchase Documents to be made to the Administrative Agent shall be paid to the Administrative Agent for deposit in the Settlement Account by no later than 2:00 p.m. on the day when due (funds received after the applicable deadline shall be conclusively deemed received on the next following Business Day unless the Administrative Agent, shall agree otherwise) and without set-off, counterclaim or deduction, in lawful money of the United States of America in immediately available funds at the principal Minneapolis branch of the Administrative Agent, at 9380 Excelsior Blvd - EP-MN-X3WL, Hopkins, MN 55343, or by fed funds wire transfer to:
U.S. Bank National Association
9380 Excelsior Blvd - EP-MN-X3WL
Hopkins, MN 55343
ABA number xxxxxxxxx
Attention: Warehouse Lending Division
Account number. xxxxxxxxx
For Credit — DHI Mortgage Company, Ltd. Settlement Account
or at such other place as the Administrative Agent shall designate from time to time. Whenever any payment to be made under this Agreement or any of the other Repurchase Documents shall be stated to be due on a day that is not a Business Day, the due date for that payment shall be automatically extended to the next day that is a Business Day, and (if applicable) Price Differential at the applicable rate (determined in accordance with this Agreement) shall continue to accrue during the period of such extension. Unless the Administrative Agent shall agree otherwise, funds received by the Administrative Agent after 2:00 p.m. on a Business Day shall be deemed for all purposes to have been paid by the Seller on the next succeeding Business Day.
12.3If Payment Not Made When Due. If and to the extent any payment is not made when due under this Agreement or any of the other Repurchase Documents, the Seller authorizes the Administrative Agent and each Buyer (for the Pro Rata account and benefit of all of the Buyers) then or at any time thereafter to charge any amounts so due and unpaid against any or all of the Seller’s accounts with the Administrative Agent or any of the Buyers; provided that such right to charge the Seller’s accounts shall not apply to any escrow, trust or other deposit accounts designated as being held by the Seller on behalf of third party owners of the escrowed funds other than Affiliates of the Seller. The Administrative Agent agrees to use reasonable efforts to promptly advise the Seller of any charge made pursuant to this Section 12.3, but its failure to do so will not affect the validity or collectability of such charge. Neither the Administrative Agent nor any Buyer shall have any obligation to charge any Seller account, merely the right to do so.
12.4Payments Valid and Effective. Each payment received by the Administrative Agent in accordance with this Agreement is valid and effective to satisfy and discharge the Seller’s liability under the Repurchase Documents to the extent of the payment.
12.5Pro Rata Distribution of Payments. The Administrative Agent shall distribute all payments of Repurchase Price (whether voluntary or involuntary and from whatever source) received to the Buyers Pro Rata with their respective ownership interests in the Purchased Loans on the next Swing Line Refunding Due Date (but no less frequently than once per week) in each case net of all amounts owed by the respective Buyer to the Administrative Agent in its capacity as a Buyer or an Approved Investor under this Agreement. The distribution from the Administrative Agent to each Buyer shall be made by the Administrative Agent’s initiating a federal funds wire transfer by 3:30 p.m. on such Swing Line Refunding Due Date, in immediately available funds directly to such Buyer or to such account at another financial institution as is designated from time to time by such Buyer in writing. If the Administrative Agent shall fail or refuse to so make any such distribution on the Swing Line Refunding Due Date after it received payment, then, as agreed full and adequate compensation therefor, the Administrative Agent shall pay the affected Buyer(s) interest on the undistributed funds at the Federal Funds Rate.

13    Segregation of Documents Relating to Purchased Loans.
All documents relating to Purchased Loans in the possession of the Seller or its designee (including its agent, or any subservicer) shall be segregated from other documents and securities in its or its designee’s possession and shall be identified as being owned by the Buyers and held by the Administrative Agent on behalf of the Buyers (which shall be referenced in the relevant books and records as “U.S. Bank National Association, Administrative Agent”) and subject to this Agreement. Segregation may be accomplished by appropriate identification of ownership on the books and records of the holder of such documents, including MERS, a documents custodian, a financial or securities intermediary or a clearing corporation. All of Seller’s interest in the Purchased Loans shall pass to the Buyers on the Purchase Date and nothing in this Agreement shall preclude the Administrative Agent and the Buyers, in each case with the Buyers’ consent, from engaging with others in repurchase transactions with the Purchased Loans or otherwise selling, transferring, or pledging or hypothecating, the Purchased Loans, but no such transaction shall relieve the Buyers of their obligations to transfer Purchased Loans to the Seller pursuant to Section 3 or 18, or of the Administrative Agent’s obligation to credit or pay Income to, or apply Income to the obligations of, the Seller pursuant to Section 8.
14    Conditions Precedent.
14.1Initial Purchase. The obligations of the Buyers (and the Administrative Agent on the Buyers’ behalf) to make the initial purchase under this Agreement are subject to the Seller’s fulfillment of the following conditions precedent:
(a)the Administrative Agent shall have received (or be satisfied that it will receive by such deadline as the Administrative Agent shall specify) the following, all of which must be satisfactory in form and content to the Administrative Agent:
(1)this Agreement duly executed by the parties;
(2)an amendment to the Custody Agreement duly executed by the parties thereto;
(3)a fee letter in form and substance satisfactory to U.S. Bank duly executed by the Seller;

(4)a current UCC search report of a UCC filings search in the office of the Secretary of State of the State of Texas;
(5)copies of the Seller’s (i) limited partnership agreement, (ii) certificate of limited partnership issued by the state of Texas, (iii) articles of incorporation certified by the Secretary of State of the State of the Seller’s General Partner and (iv) bylaws or regulations and all amendments certified by its corporate secretary or assistant secretary, as well as any other information required by Section 326 of the USA Patriot Act or necessary for the Administrative Agent and the Buyers to verify the identity of the Seller as required by Section 326 of the USA Patriot Act in accordance with the requirements summarized in the notice given in Section 35;
(6)evidence reasonably satisfactory to the Administrative Agent (i) as to the due filing and recording in all appropriate offices of all financing statements, (ii) if there are any Purchased Loans that require the Buyers’ interest to be noted by book entry, that such book entry has been duly made and (iii) if there is any “investment property” under the UCC of the State of New York or other applicable Law, that such instruments as are necessary to give the Administrative Agent “control” of such investment property have been duly executed by the Seller and the relevant securities intermediary;
(7)a certificate of existence or authority and good standing for the Seller issued by the Secretary of State of Texas;
(8)original resolutions of the Seller’s general partner’s board of directors, certified as of the initial Purchase Date by the Seller’s general partner’s corporate secretary or assistant secretary or other authorized officer, authorizing the execution, delivery and performance by the Seller of this Agreement, the Custody Agreement and all other Repurchase Documents to be delivered by the Seller pursuant to this Agreement;
(9)a certificate of the Seller’s general partner’s corporate secretary or assistant secretary or other authorized officer as to (i) the incumbency of the officers of the Seller executing this Agreement, the Custody Agreement, each applicable Request/Confirmation and all other Repurchase Documents executed or to be executed by or on behalf of the Seller and (ii) the authenticity of their signatures, and specimens of their signatures shall be included in such certificate or set forth on an exhibit attached to it, (the Administrative Agent, the Buyers and the Custodian shall be entitled to rely on that certificate until the Seller has furnished a new certificate to the Administrative Agent);
(10)an Officer’s Certificate for the Seller dated the initial Purchase Date and certifying truthfully that, (i) after giving effect to the Transaction to occur on that Purchase Date, no Default or Event of Default will exist, (ii) all of the representations and warranties made by the Seller in the Repurchase Documents are true and correct as of the Effective Date and (iii) there has been no material adverse change since the Statement Date in any of the Central Elements in respect of the Seller or any of its Subsidiaries;

(11)copies of an errors and omissions insurance policy or mortgage impairment insurance policy and blanket bond coverage policy, or certificates in lieu of policies, providing such insurance coverage as is customary for members of the Seller’s industry; and
(12)payment to the Administrative Agent or the Custodian, as applicable, of the Facility Fee, the Administrative Agent’s Fee, the Custodian’s Fee and all other fees and expenses (including the disbursements and reasonable fees of the Administrative Agent’s attorneys) of the Administrative Agent and the Buyers payable by Seller pursuant to Section 9 accrued and billed for to the date of the Seller’s execution and delivery of this Agreement.
(b) All directors and officers of the Seller’s general partner, all partners of the Seller and all Affiliates of the Seller or any of its Subsidiaries, to whom or which the Seller shall be indebted either for borrowed money or for any other obligation of $50,000 or more as of the date of this Agreement, excluding salary, bonus or other compensation obligations, shall have caused such Debt to be Qualified Subordinated Debt, by executing and causing to be delivered to the Administrative Agent a Subordination Agreement and taking all other steps, if any, required to cause such Debt to be Qualified Subordinated Debt, and the corporate secretary of the Seller shall have certified each such Subordination Agreement executed to satisfy the requirements of this Section 14.1(b) to be true, complete and in full force and effect as of the date of the initial purchase.
14.2Each Purchase. The obligations of the Buyers (and the Administrative Agent on the Buyers’ behalf) to make any purchase under this Agreement are also subject to the satisfaction, as of each Purchase Date, of the following additional conditions precedent:
(a)The Seller shall have delivered (i) to the Administrative Agent a Request/Confirmation and its related Mortgage Loan Transmission File and (ii) to the Custodian, such Mortgage Loan Transmission Files for the new Loans to be purchased.
(b)Unless the requested Transaction is for the purchase of only Wet Loans, the Custodian shall have issued its Custodian’s Exception Report (as defined in the Custody Agreement) relating to the Purchased Loans then owned by the Buyers — the Administrative Agent agrees that, for so long as it is the Custodian, it will not unreasonably withhold or delay issuing any such Custodian’s Exception Report.
(c)The representations and warranties of the Seller contained in this Agreement and the other Repurchase Documents shall be true and correct in all material respects as if made on and as of each Purchase Date unless specifically stated to relate to an earlier date.
(d)The Seller shall have performed all agreements to be performed by it under this Agreement, the Custody Agreement and all other Repurchase Documents, as well as under all Investor Commitments that the Seller has represented to the Administrative Agent and the Buyers cover any of the Purchased Loans, and after the requested Transaction shall have been executed, no Default or Event of Default will exist that the Administrative Agent has not declared in writing to have been waived or cured, nor will any default exist under any such Investor Commitments.

(e)The Seller shall not have incurred any material liabilities, direct or contingent, other than in the ordinary course of its business, and no liabilities (whether or not in the ordinary course of business) that adversely and materially affect any of the Central Elements in respect of the Seller or any of its Subsidiaries since the dates of the Seller’s Financial Statements most recently theretofore delivered to the Buyers.
(f)The Seller shall have paid the Facility Fee and the Administrative Agent’s Fee then due and payable in accordance with Sections 9.1 and 9.2 and the Custodian’s Fee pursuant to the Custody Agreement.
(g)Prior to the execution of the requested Transaction, no Default or Event of Default shall have occurred or will occur after giving effect to such Transaction, that the Administrative Agent has not declared in writing to have been waived or cured.
(h)The requested Transaction will not result in the violation of any applicable Law.
(i)The Administrative Agent and each Buyer shall have received such other documents, if any, as shall be specified by the Administrative Agent or any Buyer.
(j)No Margin Deficit exists or will exist after giving effect to such Transaction.
(k)Such Transaction shall occur on or before the Termination Date.
(l)After giving effect to such Transaction, none of the sublimits set forth in Section 4.2 shall be exceeded.
(m)For any Transaction involving a Wet Loan, (i) unless the closing title agency or attorney has previously signed an agreement with the Administrative Agent acknowledging funds received from the Administrative Agent for the purchase of such Wet Loan are held by such title agency or attorney in trust for and as the property of the Administrative Agent until such Wet Loan is closed and Purchased by the Administrative Agent for the benefit of the Buyers and that any such funds so received shall be returned to the Administrative Agent for the benefit of the Buyers if the Mortgage Loan that is proposed to be so purchased as a Wet Loan does not close on the proposed Purchase Date, (ii) the Seller shall have delivered to such closing title agency or attorney an instruction letter stating that funds received from the Administrative Agent for the purchase of such Wet Loan are held by such title agency or attorney in trust for and as the property of the Administrative Agent until such Wet Loan is closed and Purchased by the Administrative Agent for the benefit of the Buyers and that any such funds so received shall be returned to the Administrative Agent for the benefit of the Buyers if the Mortgage Loan that is proposed to be so purchased as a Wet Loan does not close on the proposed Purchase Date.

15    Representations, Warranties and Covenants.
15.1Buyers, Administrative Agent and Seller Representations. The Buyers, the Administrative Agent and Seller each represents and warrants, and shall on and as of the Purchase Date of any Transaction be deemed to represent and warrant, to the other that:
(a)it is duly authorized to execute and deliver this Agreement, to enter into the Transactions and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance;
(b)it will engage in such Transactions as principal (or, in the case of the Administrative Agent, and in respect of any other party if agreed in writing in advance of any Transaction by the other parties hereto, as Administrative Agent for a disclosed principal);
(c)the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal);
(d)it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions and such authorizations are in full force and effect; and
(e)the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected.
15.2Additional Seller Representations. With regard to:
(i) Purchased Loans, on and as of the Purchase Date of any Transaction;
(ii) Eligible Loans substituted pursuant to Section 11, on and as of the date of their substitution; and
(iii) Additional Purchased Loans submitted pursuant to Section 6.1, on and as of the date of their transfer to the Custodian the Seller hereby represents and warrants to the Buyers and the Administrative Agent, as follows:
(a)Documents Genuine. The documents delivered or disclosed by the Seller to the Administrative Agent or the Buyers pursuant to this Agreement or the Custody Agreement are either original documents or genuine and true copies thereof.

(b)No Securities to be Acquired with Purchased Loan Sale Proceeds. None of the Purchase Price for any Eligible Loan will be used either directly or indirectly to acquire any security, as that term is defined in Regulation T, and the Seller has not taken any action that might cause any Transaction to violate any regulation of the Federal Reserve Board.
(c)Organization; Good Standing; Subsidiaries. The Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas, and each of the Seller’s Subsidiaries is a corporation, partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization. The Seller has furnished to the Administrative Agent a true and complete copy of its Organizational Documents and those of the General Partner as in effect as of the date of this Agreement, including all amendments thereto, and agrees to furnish to the Administrative Agent a true and complete copy of any amendment adopted after the Effective Date promptly after it is adopted. The Seller and its Subsidiaries each has the full legal power and authority to own its properties and to carry on its business as currently conducted and each is duly qualified to do business as a limited partnership or foreign corporation or (in the case of any limited liability company Subsidiaries) limited liability company and in good standing in each jurisdiction in which the ownership of its property or the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be qualified, licensed or in good standing could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries. The Seller does not have any Subsidiaries except as set forth on Exhibit D or as have been disclosed by the Seller to the Administrative Agent in writing after the Effective Date. Exhibit D states the name of each such Subsidiary as of the Effective Date, place of organization, each state in which it is qualified as a foreign entity and the percentage ownership of the capital stock or other indicia of equity of each such Subsidiary by the Seller.
(d)Authorization and Enforceability. The Seller has the power and authority to execute, deliver and perform this Agreement, the Custody Agreement and all other Repurchase Documents to which it is a party or in which it joins or has joined. The execution, delivery and performance by the Seller of this Agreement, the Custody Agreement and all other Repurchase Documents to which it is a party have each been duly and validly authorized by all necessary corporate action on the part of the Seller (none of which has been modified or rescinded, and all of which are in full force and effect) and do not and will not (i) conflict with or violate any Legal Requirement, (ii) conflict with or violate the Organizational Documents of the Seller, (iii) conflict with or result in a breach of or constitute a default under any agreement, instrument or indenture binding on the Seller or (iv) require any consent under any such agreement, instrument or indenture, where the conflict, violation, breach, default or nonconsent could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries, or result in the creation of any Lien upon any property or assets of the Seller, or result in or permit the acceleration of any debt of the Seller pursuant to any agreement, instrument or indenture to which the Seller is a party or by which the Seller or its property may be bound or affected. This Agreement, the Custody Agreement and all other Repurchase Documents constitute the legal, valid, and binding obligations of the Seller enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other such laws affecting the enforcement of creditors’ rights generally.

(e)Approvals. Neither the execution and delivery of this Agreement, the Custody Agreement and all other Repurchase Documents nor the performance of the Seller’s obligations under such Repurchase Documents requires any license, consent, approval or other action of any state or federal agency or governmental or regulatory authority other than (i) those that have been obtained or will be obtained by the time required and which remain in full force and effect, (ii) those for which the Seller’s failure to obtain them could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries and (iii) the filing of any financing statements.
(f)Financial Condition. The consolidated balance sheet of the Seller (and, to the extent applicable, the Seller’s consolidated Subsidiaries) and the related statements of income, changes in stockholders’ equity and cash flows (“Financial Statements”) for the fiscal year ended on the Statement Date (the “Statement Date Financial Statements”) heretofore furnished to the Administrative Agent and the Buyers, fairly present the financial condition of the Seller (and Seller’s consolidated Subsidiaries) as of the Statement Date and the results of their operations for the fiscal period ended on the Statement Date. On the Statement Date, the Seller did not have either any known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, other than the contingent liabilities (if any) set forth on Schedule 15.2(f) and contingent liability on endorsements of negotiable instruments for deposit or collection in the ordinary course of business, or any known material liabilities for sales, long-term leases or unusual forward or long-term commitments, which are not disclosed by the Statement Date Financial Statements or reserved against in them or that have not been otherwise disclosed to the Buyers in writing. Each of the Seller and each of its Subsidiaries is Solvent, and since the Statement Date, (i) there has been no material adverse change in any of the Central Elements in respect of the Seller or any of its Subsidiaries, nor is the Seller aware of any state of facts which (with or without notice, the lapse of time or both) would or could reasonably be expected to result in any such material adverse change, and (ii) there have been no unrealized or anticipated losses from any loans, advances or other commitments of the Seller which have resulted in a material adverse change in the Central Elements in respect of the Seller or any of its Subsidiaries, except for the material adverse changes and losses (if any) that are summarized in Schedule 15.2(f).
(g)Litigation. Except as disclosed on Schedule 15.2(g) or except as disclosed in the Statement Date Financial Statements or the most recent Financial Statements furnished to the Administrative Agent and the Buyers (whichever is more current), there are no actions, claims, suits or proceedings pending, or to the knowledge of the Seller, threatened or reasonably anticipated against or affecting the Seller or any of its Subsidiaries in any court, before any other Governmental Authority or before any arbitrator or in any other dispute resolution forum which, if adversely determined, could reasonably be expected to result in a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries.

(h)Licensing. The Seller, and any subservicer of its Mortgage Loans are duly registered as mortgage lenders and servicers in each state in which Mortgage Loans have been or are from time to time originated, to the extent such registration is required by any applicable Legal Requirement, except where the failure to register could not reasonably be expected to result in a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries.
(i)Compliance with Applicable Laws. Neither the Seller nor any of its Subsidiaries is in violation of any provision of any law, or any judgment, award, rule, regulation, order, decree, writ or injunction of any court, other Governmental Authority or public regulatory body that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries. The Seller, its Subsidiaries and their respective directors, officers, and employees and, to the knowledge of the Seller, the agents of the Seller and its Subsidiaries are in compliance with Anti-Corruption Laws and all applicable Sanctions in all material respects. The Seller and its Subsidiaries undertake actions in the ordinary course of business to ensure compliance with applicable Anti-Corruption Laws and applicable Sanctions. None of the Seller, any of its Subsidiaries or, to the knowledge of the Seller, any director, officer, employee, agent, or affiliate of the Seller or any of its Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (a) the target of any Sanctions or (b) located, organized or resident in a country or territory that is the subject of Sanctions (currently Crimea, Cuba, Iran, North Korea and Syria). The Seller and its Subsidiaries are in compliance in all material respects with the PATRIOT Act to the extent applicable to the Seller and its Subsidiaries. Neither any Transaction nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto.
(j)Regulation U. The Seller is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Transactions directly or indirectly made available to or received by the Seller or for its account will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any debt which was originally incurred to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or which would constitute this transaction a “purpose credit” within the meaning of Regulation U, as now or hereafter in effect.

(k)Investment Company Act. The Seller is not subject to the rules governing an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(l)Payment of Taxes. All tax returns required to be filed by the Seller and each Subsidiary in any jurisdiction have been filed or extended and all taxes, assessments, fees and other governmental charges upon the Seller and each Subsidiary or upon any of its properties, income or franchises have been paid prior to the time that such taxes could give rise to a Lien thereon, unless protested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been established on the books of the Seller or such Subsidiary. Neither the Seller nor any Subsidiary has any knowledge of any proposed tax assessment against the Seller or any Subsidiary.
(m)Custody Agreement. The Custody Agreement is or when executed will be currently in full force and effect and the Seller is or when executed will be in compliance with all of its obligations, covenants or conditions contained in the Custody Agreement.
(n)Agreements. Neither the Seller nor any of its Subsidiaries is a party to any agreement, instrument or indenture or subject to any restriction, in each case materially and adversely affecting any of the Central Elements in respect of the Seller or any of its Subsidiaries except as disclosed in (i) the Statement Date Financial Statements, or (ii) Schedule 15.2(f). Neither the Seller nor any Subsidiary is in default in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any agreement, instrument or indenture that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries. No holder of the Seller’s or any such Subsidiary’s debt or other obligations has given notice of any asserted default that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries. No liquidation or dissolution of the Seller is pending or, to the Seller’s knowledge, threatened and no liquidation or dissolution of any Subsidiary is pending or threatened that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries. No receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to the Seller or any of its properties is pending, or to the Seller’s knowledge, threatened. No receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to any Subsidiary of the Seller or any of its properties is pending, or to the Seller’s knowledge, threatened that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries.
(o)Title to Properties. The Seller and each of its Subsidiaries has good, valid, insurable (in the case of real property) and marketable title to all of its material Properties and assets (whether real or personal, tangible or intangible) that are reflected on or referred to in the Statement Date Financial Statements or in the more current Financial Statements (if any) most recently furnished to the Buyers after the Effective Date, except for such properties and assets as have been disposed of since the date of such current Financial Statements either in the ordinary course of business or because they were no longer used or useful in the conduct of its business, and all such Properties and assets are free and clear of all Liens except for (i) the lien of current (nondelinquent) real and personal property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other matters to which like properties are commonly subject that do not materially interfere with the use of the property as it is currently being used and (iii) such other Liens, if any, as are disclosed in such Financial Statements or on Schedule 15.2 (o) and Permitted Encumbrances.

(p)The Seller’s Address. The Seller’s chief executive office and principal place of business are at 10700 Pecan Park Blvd., Suite 450, Austin, TX 78750 or at such other address as shall have been set forth in a written notice to the Administrative Agent given subsequent to the Effective Date and at least 10 Business Days before such notice’s effective date.
(q)ERISA. Neither the Seller nor any ERISA Affiliate maintains any ERISA Plans and shall not adopt or agree to maintain or contribute to an ERISA Plan. The Seller and its ERISA Affiliates are not an employer under any Multiemployer Plan or any other Plan subject to Title IV of ERISA.
(r)Commissions. Neither Seller nor any of its Affiliates have dealt with any broker, investment banker, Administrative Agent or other person, except for the Administrative Agent and the Buyers, who may be entitled to any commissions or compensation in connection with the sale of Purchased Loans pursuant to this Agreement.
(s)Full Disclosure. Each material fact or condition relating to the Repurchase Documents and the Central Elements has been disclosed in writing to the Administrative Agent. All information previously furnished by the Seller and its Restricted Subsidiaries to the Administrative Agent in connection with the Repurchase Documents was and all information furnished in the future by the Seller and its Restricted Subsidiaries to the Administrative Agent or Buyers will be true and accurate in all material respects or based on reasonable estimates on the date the information is stated or certified. To the best knowledge of the Seller, neither the financial statements referred to in Section 15.2(f), nor any Request/Confirmation, market analysis report, officer’s certificate or any other report or statement delivered by the Seller and its Restricted Subsidiaries to the Administrative Agent in connection with this Agreement, contains any untrue statement of material fact.
(t)Financial Institution. The Seller is a “financial institution” as defined in the FDICIA.

15.3Special Representations Relating to the Purchased Loans. The representations and warranties concerning each Purchased Loan, as set forth on Schedule 15.3 hereto, are incorporated herein.
15.4Survival. All representations and warranties by the Seller shall survive delivery of the Repurchase Documents and the sales of the Purchased Loans, and any investigation at any time made by or on behalf of the Buyers or the Administrative Agent shall not diminish any Buyer’s or the Administrative Agent’s right to rely on them.
16    Affirmative Covenants.
The Seller agrees that, for so long as the Commitments are outstanding or either (i) there are any Purchased Loans that have not been repurchased by the Seller or (ii) any of the Seller’s Obligations remain to be paid or performed under this Agreement or any of the other Repurchase Documents:
16.1Market Analysis Report. It will provide, upon request by the Administrative Agent, a market analysis report in the form of a loan tape submitted electronically providing the information set forth on, and substantially in the format of, Schedule 16.1.
16.2Office of Foreign Assets Control and USA Patriot Act. The Seller will not, directly or indirectly, use the proceeds of the Transactions, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b)(i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Transactions, whether as Administrative Agent, Buyer, underwriter, advisor, investor, or otherwise). The Seller shall, and shall cause each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, Anti-Corruption Laws and applicable Sanctions. The Seller will undertake actions in the ordinary course of business to ensure compliance by the Seller, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions. The Seller shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Buyer in order to assist the Administrative Agent and the Buyers in maintaining compliance with anti-money laundering laws and regulations.
16.3Financial Statements. The Seller will deliver to the Administrative Agent for distribution to the Buyers:
(a)As soon as available and in any event within 30 days after the end of each month (including each quarter end and year end month), Financial Statements for the Seller and its consolidated Subsidiaries for the month just ended, all in reasonable detail, and certified by its chief financial officer or other authorized officer with knowledge of the subject matter of such Financial Statements, that such Financial Statements were prepared in accordance with GAAP and present fairly in all material respects the Seller’s and its consolidated Subsidiaries’ financial condition as of the date thereof and the results of their operations for the period covered, subject, however, to adjustments required by FAS-91 and normal year-end audit adjustments and the omission of notes to the Financial Statements.

(b)As soon as available and in any event within 90 days after the close of each of its fiscal years, audited consolidated and consolidating Financial Statements for the Seller and its consolidated Subsidiaries for such year, and the related balance sheet as at the end of such year (setting forth in comparative form the corresponding figures as of the end of and for the preceding fiscal year), all in reasonable detail, prepared in accordance with GAAP and with all notes, and accompanied by:
(1)a report and clean and unqualified opinion of a firm of independent certified public accountants of recognized standing selected by the Seller and acceptable to the Administrative Agent (as of the Effective Date, Ernst & Young is acceptable to the Administrative Agent), stating that such accountants have audited such Financial Statements in accordance with generally accepted auditing standards and that, in their opinion, such Financial Statements present fairly, in all material respects, the consolidated financial condition of the Seller and its consolidated Subsidiaries as of the date thereof and the consolidated results of its operations and cash flows for the periods covered thereby in conformity with GAAP;
(2)any management letters, management reports or other supplementary comments or reports delivered in conjunction with the report and opinion in Section 16.3(b)(1) by such accountants to management or the board of directors of the Seller; and
(3)a certificate signed by the chief financial officer or other authorized officer of the Seller with knowledge of the subject matter of such certificate stating that said Financial Statements fairly present the consolidated financial condition and results of operations (for Seller and its consolidated Subsidiaries) as at the end of, and for, such year.
The Seller also agrees to provide to the Administrative Agent and the Buyers such other information related to such annual reports or concerning the Seller’s finances or operations as the Administrative Agent or any Buyer may from time to time reasonably request.
(c)Officer’s Certificate. Together with each of the monthly and annual Financial Statements required by Section 16.3(a) and (b), a certificate of the Seller’s chief financial officer or other authorized officer with knowledge of the subject matter of such certificate in the form of Exhibit C, among other things, (i) setting forth in reasonable detail all calculations necessary to show whether the Seller is in compliance with the requirements of Sections 17.12, 17.13, and 17.14 or, if the Seller is not in compliance, showing the extent of noncompliance and specifying the period of noncompliance and what actions the Seller proposes to take with respect thereto, and (ii) stating that the terms of this Agreement have been reviewed by such officer or under his or her supervision, that he or she has made or caused to be made under his or her supervision a review in reasonable detail of the transactions and the condition of the Seller during the accounting period covered by such Financial Statements, and that such review does not disclose the existence during or at the end of such accounting period and that such chief financial officer or other authorized officer does not have knowledge of the existence as of the date of such certificate of any Event of Default or Default or, if any Event of Default or Default existed or exists, specifying the nature and period of its existence and what action the Seller has taken, is taking, and proposes to take with respect to it.

16.4Financial Statements Will Be Accurate. The Seller agrees that all Financial Statements and reports of auditors furnished to the Administrative Agent and the Buyers will be prepared in accordance with GAAP, applied on a basis consistent with that applied in preparing the Statement Date Financial Statements as at the date thereof and for the period then ended, subject, however for Financial Statements other than year-end statements to year-end audit adjustments and the omission of footnotes.
16.5Other Reports. The Seller will promptly furnish to the Administrative Agent from time to time information regarding the business and affairs of the Seller (and, upon the written request of any Buyer, such information requested by such Buyer), including the following and such other information as the Administrative Agent may from time to time reasonably request (each report required must be signed by a duly authorized officer of the Seller, and the Administrative Agent and the Buyers will have no responsibility to verify or track any of the items referenced or conclusions stated in such reports or to verify the authority of its signer):
(a)Upon request of the Administrative Agent, a report of Purchased Loans prepaid in full, on or before one Business Day after prepayment of any one or more Purchased Loans is reported to the Seller internally or by any Servicer or the Seller’s subservicer (and the Seller, as applicable, will require each such Servicer and subservicer to promptly make such reports to the Seller, as applicable) or in such other frequency and timing requested by the Administrative Agent from time to time.
(b)Upon request of the Administrative Agent, a report summarizing (i) notices received by the Seller requesting or demanding that the Seller repurchase (or pay indemnity or other compensation in respect of) Mortgage Loans previously sold or otherwise disposed of by the Seller to any investor or other Person pursuant to any express or implied repurchase or indemnity obligation (whether absolute or contingent and whether or not the Seller is contesting or intends to contest such request or demand) and (ii) actual repurchase and indemnity payments made by Seller to any Person.
(c)Upon request of the Administrative Agent, a Purchased Loans Curtailment Report.

(d)Upon request of the Administrative Agent, copies of any changes to the Seller’s Underwriting Guidelines.
(e)Upon request of the Administrative Agent, a summary report of the Seller’s then-outstanding commitments to sell Mortgage Loans to investors.
(f)Upon request of the Administrative Agent, a summary of the Seller’s other repurchase, reverse repurchase or asset warehousing facilities. Such report shall be in form and format reasonably acceptable to the requesting party and include the total amount available, amount outstanding and maturity date of each of such facilities, the counterparties and whether such facilities are committed or uncommitted.
(g)Such other reports by the Seller in respect of the Purchased Loans, in such detail and at such times as the Administrative Agent or any Buyer in its reasonable discretion may request at any time or from time to time.
(h)As soon as available and in any event within one day after filing or posting on-line, notice of (i) all press releases issued by the Seller or any of its Subsidiaries, (ii) all regular or periodic financial reports, and copies of all extraordinary or non-routine filings, if any, that shall be filed with the U.S. Securities and Exchange Commission or any successor agency by or on behalf of the Seller or any of its Subsidiaries (including Single-purpose Finance Subsidiaries) and (iii) all such filings relating to any securities that are or are to be based on, backed by or created from any Purchased Loans and which filings are made by or in respect of the Seller or any of its Subsidiaries.
(i)(i) Upon request of the Administrative Agent, a Beneficial Ownership Certification, and (ii) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
16.6Maintain Existence and Statuses; Conduct of Business. The Seller agrees to preserve and maintain its existence in good standing and all of its rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business except where the failure to maintain such rights, privileges, licenses or franchises could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries, and the Seller will continue in the residential mortgage lending business as its principal and core business.
16.7Compliance with Applicable Laws. The Seller and its Subsidiaries will comply with all applicable Legal Requirements, the breach of which could reasonably be expected to materially adversely affect any of the Central Elements with respect to the Seller and its Subsidiaries, taken as a whole, except where contested in good faith.
16.8Inspection of Properties and Books; Protection of Seller’s Proprietary Information; Buyers’ Due Diligence of Seller.
(a)The Seller agrees to permit the Administrative Agent and the Buyers, subject to the provisions of Section 16.9, to perform continuing loan level due diligence reviews with respect to the Purchased Loans, for purposes of verifying compliance with the representations, warranties and specifications made in this Agreement or otherwise, and the Seller agrees that upon reasonable prior notice to the Seller, the Administrative Agent or its authorized representatives will be permitted timely and reasonable access to examine, inspect, and make copies and extracts of, the related mortgage loan files and any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession or under the control of the Seller, any Servicer or the Custodian. The Seller also shall make available to the Administrative Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the mortgage loan files and the Purchased Loans. Without limiting the generality of the foregoing, the Seller acknowledges that the Buyers may purchase Eligible Loans from the Seller based solely upon the information provided by the Seller to the Administrative Agent in the Mortgage Loan Transmission File and the representations, warranties and covenants contained in this Agreement, and that the Administrative Agent, at its option, has the right at any time with reasonable prior notice to conduct a partial or complete due diligence review on some or all of the Purchased Loans prior to or following their purchase in a Transaction, including ordering new credit reports and new appraisals on any property securing any Purchased Loan and otherwise re-generating the information used to originate such Purchased Loan. Notwithstanding any provision to the contrary herein regarding reasonable prior notice, if an Event of Default in respect of the Seller shall have occurred and be continuing, then the Administrative Agent, upon notice to the Seller, shall have the right to immediate access and review of the Seller and the loan information contemplated in this Section 16.8(a), provided that to the extent that the Seller does not have possession of such loan information, the Seller shall cause the applicable Servicer or subservicer to provide the Administrative Agent with access and review of such loan information within a reasonable period of time, but not to exceed any prior notification time provided under the related Servicing Agreement with such Servicer or subservicer. The Administrative Agent may conduct the due diligence review of such Purchased Loans itself or engage a third party underwriter selected by the Administrative Agent to perform such review. The Seller agrees to, and to cause any relevant Servicer and its subservicer to, cooperate with the Administrative Agent and any third party underwriter in connection with such due diligence review, including providing the Administrative Agent and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of the Seller, such Servicer and such subservicer. The Seller agrees to pay all costs and expenses of the Administrative Agent and any Buyer incurred in the exercise of their rights pursuant to this Section 16.8(a).

(b)The Seller agrees to permit authorized representatives of the Administrative Agent and each Buyer, at such Buyer’s expense except after the occurrence and during the continuance of a Default or Event of Default, to discuss onsite the business, operations, assets and financial condition of the Seller and its Subsidiaries with their respective officers, employees and independent accountants and to examine their books of account and make copies or extracts of them, all at such reasonable times and upon such reasonable notice as the Administrative Agent or any Buyer may request, for any or all of the purposes of ordinary diligence, performing the Buyers’ duties (and any of the Seller’s duties which the Seller has not performed) and enforcing the Buyers’ and the Administrative Agent’s rights under this Agreement. To the extent that it is commercially reasonable, any Buyer that desires to act under this Section 16.8(b) shall do so either through the Administrative Agent, or with the coordination of the Administrative Agent, and to the extent that it is not commercially reasonable for a Buyer to do so, such Buyer may only act under this Section 16.8(b) one time in any consecutive six-month period and, unless such Buyer is the Person serving as the Administrative Agent, at such Buyer’s expense. The Administrative Agent or the Buyer acting will notify the Seller before contacting the Seller’s accountants and the Seller may have its representatives in attendance at any meetings between the officers or other representatives of the Administrative Agent or any Buyer and such accountants held in accordance with this authorization. Each of the Administrative Agent and each Buyer agrees that it will prevent disclosure by itself to third parties of any proprietary information it has received pursuant to this Agreement and will maintain the confidential nature of such material; provided that this restriction shall not apply to information that (i) at the time in question has already entered the public domain, (ii) is required to be disclosed by any Legal Requirement (including pursuant to any examination, inspection or investigation by any Governmental Authority having regulatory jurisdiction over any Buyer or the Administrative Agent), (iii) is furnished by the Administrative Agent, or any Buyer to purchasers or prospective purchasers of participations or interests in the Purchased Loans so long as such purchasers and prospective purchasers have agreed to be subject to restrictions substantially identical to those contained in this sentence, (iv) the disclosure of which the Administrative Agent, and the Buyers deem necessary to market or sell Purchased Loans or to enforce or exercise their rights under any Repurchase Document, or (v) is disclosed by any Buyer to its attorneys, employees, agents and auditors during the performance of their respective duties.

16.9Privacy of Customer Information. The Seller’s Customer Information in the possession of the Administrative Agent or the Buyers, other than information independently obtained by the Administrative Agent or the Buyers and not derived in any manner from or using information obtained under or in connection with this Agreement, is and shall remain confidential and proprietary information of the Seller. Except in accordance with this Section 16.9, the Administrative Agent and the Buyers shall not use any Seller’s Customer Information for any purpose, including the marketing of products or services to, or the solicitation of business from, Customers, or disclose any Seller’s Customer Information to any Person, including any of the Administrative Agent’s or the Buyers’ employees, agents or contractors or any third party not affiliated with the Administrative Agent or a Buyer. The Administrative Agent and the Buyers may use or disclose Seller’s Customer Information only to the extent necessary (i) for examination and audit of the Administrative Agent’s or the Buyers’ respective activities, books and records by their regulatory authorities, (ii) to market or sell Purchased Loans or to enforce or exercise their rights under any Repurchase Document, (iii) to carry out the Administrative Agent’s, the Buyers’ and the Custodian’s express rights and obligations under this Agreement and the other Repurchase Documents (including providing Seller’s Customer Information to Approved Investors), or (iv) in connection with an assignment or participation as authorized by Section 22 or in connection with any hedging transaction related to the Purchased Loans and for no other purpose; provided that the Administrative Agent and the Buyers may also use and disclose the Seller’s Customer Information as expressly permitted by the Seller in writing, to the extent that such express permission is in accordance with the Privacy Requirements. The Administrative Agent and the Buyers shall ensure that each Person to which the Administrative Agent or a Buyer intends to disclose Seller’s Customer Information, before any such disclosure of information, agrees to keep confidential any such Seller’s Customer Information and to use or disclose such Seller’s Customer Information only to the extent necessary to protect or exercise the Administrative Agents, the Buyers’ or the Custodian’s rights and privileges, or to carry out the Administrative Agent’s, the Buyers’ and the Custodian’s express obligations, under this Agreement and the other Repurchase Documents (including providing Seller’s Customer Information to Approved Investors). The Administrative Agent agrees to maintain an information security program and to assess, manage and control risks relating to the security and confidentiality of Seller’s Customer Information pursuant to such program in the same manner as the Administrative Agent does in respect of its own customers’ information, and shall implement the standards relating to such risks in the manner set forth in the Interagency Guidelines Establishing Standards for Customer Information Security at 12 CFR Appendix B to Part 30 (the “Information Security Regulation”). In the event of actual or suspected unauthorized disclosure, loss, or unauthorized access to sensitive customer information (as defined in the Information Security Regulation), Administrative Agent shall immediately, and in no event later than five (5) Business Days after discovery, notify Seller in writing and take appropriate, commercially reasonable, action to prevent further unauthorized disclosure, loss or unauthorized access. Without limiting the scope of the foregoing sentence, the Administrative Agent and the Buyers shall use at least the same physical and other security measures to protect all of the Seller’s Customer Information in their possession or control as each of them uses for its own customers’ confidential and proprietary information.
16.10Notice of Suits, Etc. and Notice. The Seller will promptly, by no later than the end of the Business Day next following the day when the Seller first learns of it, give written notice to the Administrative Agent and the Buyers of:

(a)any action, suit or proceeding instituted by or against the Seller or any of its Subsidiaries in any federal or state court or before any commission, regulatory body or Governmental Authority, or if any such proceedings are threatened against the Seller or any of its Subsidiaries, in a writing containing the applicable details, which, if adversely determined, would reasonably be expected to have a material adverse effect on the Seller or any of its Subsidiaries or any Central Elements or otherwise constitute a Default or Event of Default;
(b)the filing, recording or assessment of any material federal, state or local tax lien against the Seller or any of its Subsidiaries or any assets of any of them;
(c)the occurrence of any Event of Default;
(d)the occurrence of any Default;
(e)the termination of, or the occurrence of any event which, with or without notice or lapse of time or both, would constitute a default under the Custody Agreement;
(f)the occurrence of:
(1)any event which, with or without notice or lapse of time or both, would constitute a default under, or permit the acceleration or termination of, any other agreement, instrument or indenture to which the Seller or any of its Subsidiaries is a party or to which any of them or any of their properties or assets may be subject if either (x) the effect of any such default is or if uncured and unwaived after notice, the lapse of time or both, would be to cause, or to permit any other party to such agreement, instrument or indenture (or a trustee on behalf of such a party) to cause, Debt of the Seller or any of its Subsidiaries to become or be declared due before its stated maturity or (y) such default, if uncured and unwaived after any relevant notice, the lapse of time or both, could reasonably be expected to result in a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries.
(2)the acceleration of any material Debt obligation of the Seller or the termination of any credit facility of the Seller;
(3)any other action, event or condition of any nature (excluding general economic conditions) which, if unremedied after any relevant notice, lapse of time or both, could reasonably be expected to result in either (i) the Seller’s being in breach of or out of compliance with any provision of Sections 17.12, 17.13, and 17.14 (Financial Covenants) or (ii) a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries;
(4)the curing by the Seller, or the waiver by the other party to the relevant agreement, instrument or indenture, of any event described in Section 16.10(f)(1) and, in the case of curing, whether the event was cured before any applicable grace or notice and opportunity to cure period had expired; or

(g)Any Control Failure with respect to a Purchased Loan that is an eMortgage Loan.
16.11Payment of Taxes, Etc. The Seller will, and will cause each of its Subsidiaries to, pay and discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon it or its Subsidiaries or upon their respective income, receipts or properties before they become past due, as well as all lawful claims for labor, materials and supplies or other things which, if unpaid, could reasonably be expected to become (or result in the placement of) a Lien or charge upon any part of such properties; provided that it and its affected Subsidiaries shall not be required to pay taxes, assessments or governmental charges or levies or claims for labor, materials or supplies that are being contested in good faith and by proper proceedings being reasonably and diligently pursued, execution or enforcement of which has been effectively stayed (by the posting of a bond or other security sufficient to achieve that result, or by any other fully effective means), and for which reserves determined to be adequate (in accordance with GAAP in all material respects) have been set aside on its books.
16.12Insurance; fidelity bond. The Seller will, and will cause each of its Subsidiaries to:
(a) maintain liability insurance protecting the Seller and its Subsidiaries against fire and other hazard insurance on its respective properties from which it conducts its business, with responsible insurance companies, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity. Copies of such policies shall be furnished to the Administrative Agent without charge upon the Administrative Agent’s request made from time to time; and
(b)obtain and maintain at its own expense and keep in full force and effect a blanket fidelity bond and an errors and omissions insurance policy covering Seller's officers and employees and other persons acting on behalf of Seller. The amount of coverage shall be at least equal to the coverage that would be required by Fannie Mae or Freddie Mac, whichever is greater, with respect to Seller if Seller were servicing and administering the Mortgage Loans for Fannie Mae or Freddie Mac. In the event that any such bond or policy ceases to be in effect, Seller shall obtain a comparable replacement bond or policy, as the case may be, meeting the requirements of this Section 16.12(b). Coverage of Seller under any policy or bond obtained by an Affiliate of Seller and providing the coverage required by this Section 16.12(b) shall satisfy the requirements of this Section 16.12(b). Upon the request of Buyer, Seller shall cause to be delivered to Buyer evidence of such fidelity bond and insurance policies.
16.13Maintain Lien on Mortgaged Premises. The Seller will maintain the Lien on the Mortgaged Premises securing each Purchased Loan as a first Lien, subject only to the Permitted Encumbrances.
16.14Subordination of Certain Indebtedness. The Seller will cause any and all debt and obligations of the Seller to any Affiliate or any member, manager, stockholder, director or officer of the Seller (excluding debt for directors’ or officers’ salary, bonuses, directors’ fees or other compensation for service) of any Affiliate to be Qualified Subordinated Debt by the execution and delivery by such Affiliate or member, manager, stockholder, director or officer, as applicable, to the Administrative Agent of a Subordination Agreement in form and substance satisfactory to the Buyers and the taking of all other steps (if any) required to cause such Debt to be Qualified Subordinated Debt and deliver to the Administrative Agent an executed copy of that Subordination Agreement, certified by the corporate secretary or assistant secretary of the Seller to be true and complete and in full force and effect, as to all such present and future debts and obligations of the Seller.

16.15Certain Debt to Remain Unsecured. The Seller will cause any and all debt and obligations of the Seller advanced to the Seller by any member, manager or officer of the Seller whether such debt exists as of the Effective Date or is incurred in the future to remain at all times unsecured.
16.16Promptly Correct Escrow Imbalances. By no later than seven Business Days after learning (from any source) of any material imbalance in any escrow account(s) maintained by the Seller (or any subservicer for it), the Seller will fully and completely correct and eliminate such imbalance.
16.17MERS Covenants. The Seller will:
(a)be a “Member” (as defined in the MERS Agreements) of MERSCORP, and eligible to register and transfer eMortgage Loans in the MERS eRegistry;
(b)maintain the Electronic Tracking Agreement in full force and effect and timely perform all of its obligations thereunder;
(c)provide the Administrative Agent with copies of any new MERS Agreement or any amendment, supplement or other modification of any MERS Agreement (other than the Electronic Tracking Agreement);
(d)not amend, terminate or revoke, or enter into any agreement that is inconsistent with or contradicts any provision of the Electronic Tracking Agreement;
(e)register each Purchased Loan in the MERS System and designate the Administrative Agent as “interim funder” of such Purchased Loan no later than three Business Days after it is purchased or deemed purchased hereunder;
(f)at the request of the Administrative Agent, take such actions as may be requested by the Administrative Agent to:
(1)transfer beneficial ownership of any Purchased Loan to the Administrative Agent on behalf of the Buyers on the MERS System; or
(2)de-register or re-register any Purchased Loan on, or withdraw any Purchased Loan from, the MERS System;

(g)provide the Administrative Agent with copies of any or all of the following reports with respect to the Purchased Loans registered on the MERS System at the request of the Administrative Agent:
(1)Co-existing Security Interest (MERS form IA);
(2)Release of Security Interest by Interim Funder (MERS form IB);
(3)Interim Funder Rejects (MERS form IC);
(4)Paid in Full Verification (MERS form DK); and
(5)such other reports as the Administrative Agent may reasonably request to verify the status of any Purchased Loan on the MERS System;
(h)notify the Administrative Agent of any withdrawal or deemed withdrawal of the Seller’s membership in the MERS System or any deregistration of any Purchased Loan previously registered on the MERS System; and
(i)obtain the prior written consent of the Administrative Agent before entering into an electronic tracking agreement (other than the Electronic Tracking Agreement and electronic tracking agreements in place in connection with its other outstanding warehouse facilities) with any other Person.
16.18Special Affirmative Covenants Concerning Purchased Loans.
(a)Until both (i) all of the Purchased Loans shall have been repurchased by the Seller and (ii) the Buyers have no obligation to purchase any additional Loans hereunder or provide any other financial accommodations to the Seller under or otherwise in respect of this Agreement, the Seller warrants and will defend the right, title and interest of the Buyers and the Administrative Agent in and to the Purchased Loans against the claims and demands of all persons whomsoever.
(b)Each Purchased Loan will be underwritten in material conformance with the Seller’s Underwriting Guidelines in existence as of the date the Purchased Loan is originated.
(c)As soon as they become available and in any event within seven days after the Purchase Date for Wet Loans, the Seller will cause to be assembled and delivered to the Custodian all Basic Papers relating to Wet Loans. Without limitation of the foregoing, if original recordation receipts evidencing the recordation of the Mortgage and Mortgage Assignment included in the Purchased Loans have not previously been delivered to the Custodian, the Seller will promptly deliver (or cause to be delivered) to the Custodian, either the original recordation receipts or the original recorded Mortgage or Mortgage Assignment showing the recordation data thereon.
(d)The Seller shall maintain, at its principal office or in a regional office not disapproved by the Administrative Agent, or in the office of a computer service bureau engaged by the Seller and not disapproved by the Administrative Agent, and upon request shall make available to the Administrative Agent and the Custodian the originals of all Loan Papers and related instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Purchased Loans that are held by or under the direction or control of the Seller or any of its Affiliates and that have not already been provided to the Administrative Agent or the Custodian.

(e)The Seller shall ensure that, if a Mortgage Loan that is to be funded and sold to the Buyers as a Wet Loan does not close on the proposed Purchase Date, all amounts remitted by the Administrative Agent for the payment of the Purchase Price shall be returned promptly within one Business Day to the Administrative Agent for the benefit of the Buyers and if such funds are not so returned, the Seller shall pay promptly within one Business Day a like amount to the Administrative Agent for the benefit of the Buyers plus any accrued Price Differential. Seller acknowledges that until such time as the Mortgage Loan is deemed to have been sold to the Buyers, Seller has no interest in, nor any claim to such amounts and shall, if it receives such amounts, hold such amounts in trust for the Buyers and shall promptly remit such funds to the Administrative Agent for disbursement to the Buyers.
16.19Coordination with Other Lenders/Repo Purchasers and Their Custodians. The Seller will provide to the Administrative Agent the current name, address and contact information concerning each of the Seller’s other mortgage warehouse credit and repurchase facilities, will update such information provided to the Administrative Agent as changes to the facilities or such name, address or contact information occurs, and will cooperate and assist the Administrative Agent in exchanging information with such others (and their document custodians or trustees) to prevent conflicting claims to and interests in Purchased Loans between or among repurchase facilities counterparties or lenders, and promptly correct such conflicting claims as may arise from time to time. The Seller will execute and deliver to the Administrative Agent any intercreditor agreement the Administrative Agent may require pursuant to Section 17.8.
16.20Hedge Investments in Mortgage Loans. If at any time during the term of this Agreement, the Seller is hedging its investments in Mortgage Loans sold to the Administrative Agent and the Buyers, the Seller will prepare its weekly periodic hedge position reports in form, substance and detail reasonably satisfactory to the Administrative Agent, including a calculation of the weighted average purchase price for Mortgage Loans so hedged, and provide a copy of each to the Administrative Agent when issued, and upon the Administrative Agent’s reasonable request, the Seller will deliver to the Administrative Agent copies of the Hedge Agreements acquired by the Seller and held from time to time to so hedge its investments in Mortgage Loans sold to the Buyers.
17    Negative Covenants.
The Seller agrees that, for so long as the Commitments are outstanding or until all of the Purchased Loans have been repurchased by the Seller and none of the Seller’s Obligations remain to be paid or performed under this Agreement or any of the other Repurchase Documents, the Seller shall not, and shall not permit any Restricted Subsidiary to, either directly or indirectly, without the prior written consent of the Required Buyers:

17.1No Merger. The Seller shall not merge or consolidate with or into any Person (including, in each case, pursuant to a Delaware LLC Division), if immediately prior to any such merger or consolidation a Default or Event of Default exists or would occur as a result thereof, or if as a result of any such merger or consolidation a Change of Control would occur or the Seller is not the surviving entity.
17.2Limitation on GAAP Indebtedness and Contingent Indebtedness. At no time shall the Seller or any Restricted Subsidiary incur, create, contract, assume, have outstanding, guarantee or otherwise be or become, directly or indirectly, liable in respect of any GAAP Indebtedness or Contingent Indebtedness except:
(a)the Obligations;
(b)trade debt (including, without limitation, trade debt for services provided by an Affiliate), equipment leases, office space leases, loans for the purchase of equipment used in the ordinary course of the Seller’s business and indebtedness for taxes and assessments not yet due and payable owed in the ordinary course of business;
(c)unsecured GAAP Indebtedness or unsecured Contingent Indebtedness owing to Parent or any Affiliate of Parent;
(d)GAAP Indebtedness under a mortgage warehousing facility, mortgage repurchase facility, or off-balance sheet indebtedness under another arrangement to finance residential mortgage loans, other than those described in subsections (c) of this Section 17.2, provided that the indebtedness under such Financing Facility shall be secured only by the mortgage loans financed under such facility. The Seller shall provide advanced written notice to the Administrative Agent before incurring GAAP Indebtedness under this clause (e).
17.3Business. The Seller shall not, directly or indirectly, other than through an Unrestricted Subsidiary, engage in any businesses which differ materially from those currently engaged in by the Seller or any other businesses customarily engaged in by other Persons in the mortgage banking business.
17.4Liquidations, Dispositions of Substantial Assets. Except as expressly provided below in this Section 17.4, neither the Seller nor any Restricted Subsidiary shall dissolve or liquidate or sell, transfer, lease or otherwise dispose of (including, in each case, pursuant to a Delaware LLC Division, and whether in one transaction or a series of transactions) any material portion of its property or assets or business. Except as provided herein for the Purchased Loans, the Seller and the Restricted Subsidiaries may sell other Mortgage Loans and the right to service such other Mortgage Loans in the ordinary course of their business pursuant to other repurchase facilities or mortgage warehousing facilities allowed hereunder, any Restricted Subsidiary may sell its property, assets or business to the Seller or another Restricted Subsidiary, and any Restricted Subsidiary may liquidate or dissolve if at the time thereof and immediately thereafter, the Seller and the Restricted Subsidiaries are in compliance with all covenants set forth in the Repurchase Documents and no Default or Event of Default shall have occurred and be continuing.

17.5Loans, Advances, and Investments. Neither the Seller nor any Restricted Subsidiary shall make any loan (other than Mortgage Loans), advance, or capital contribution to, or investment in (including any investment in any Restricted Subsidiary, joint venture or partnership), or purchase or otherwise acquire any of the capital stock, securities, ownership interests, or evidences of indebtedness of, any Person (collectively, “Investment”), or otherwise acquire any interest in, or control of, another Person, except for the following:
(a)Cash Equivalents;
(b)Any acquisition of securities or evidences of indebtedness of others when acquired by the Seller in settlement of accounts receivable or other debts arising in the ordinary course of its business, so long as the aggregate amount of any such securities or evidences of indebtedness is not material to the business or condition (financial or otherwise) of the Seller;
(c)Mortgage Notes acquired in the ordinary course of the Seller’s business;
(d)Investment in any existing Affiliate or any Subsidiary (including Investments by the Seller in CH Funding, LLC, a Delaware limited liability company) or JV; provided that (i) at the time any such investment is made and immediately thereafter, the Seller and the Restricted Subsidiaries are in compliance with all covenants set forth in the Repurchase Documents and no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate outstanding amount of all such Investments shall not exceed $10,000,000 at any time;
(e)Loans to officers or employees in an aggregate amount not to exceed $300,000;
(f)Investments in companies in the business of originating and servicing mortgage loans so long as such Investment is a direct equity investment and so long as such Investment does not cause a breach of any other covenant (affirmative or negative) hereunder; and
(g)Mortgage Servicing Rights retained in the ordinary course of business.
17.6Use of Proceeds. The Seller shall not, directly or indirectly, use any of the proceeds of the Transactions for the purpose, whether immediate, incidental or ultimate, of buying any “margin stock” or of maintaining, reducing or retiring any GAAP Indebtedness and Contingent Indebtedness originally incurred to purchase a stock that is currently any “margin stock,” or for any other purpose which might constitute this transaction a “purpose credit,” in each case within the meaning of Regulation U or otherwise take or permit to be taken any action which would involve a violation of Regulation U or Regulation T or any other regulation of the Board of Governors of the Federal Reserve System.

17.7Transactions with Affiliates. The Seller shall not enter into any transactions including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate other than a Restricted Subsidiary unless such transactions are otherwise permitted under this Agreement (including, without limitation, the transactions permitted under Section 17.2) and are in the ordinary course of the Seller’s business.
17.8Liens. The Seller shall not grant, create, incur, assume, permit or suffer to exist any Lien upon any real estate owned (“REO”), any loans held for investment, or any of its Mortgage Notes or any property related thereto, including but not limited to the Mortgages securing such Mortgage Notes and the proceeds of the Mortgage Notes, unless such Liens are the subject of an intercreditor agreement in form and substance satisfactory to the Administrative Agent, other than: (a) Liens granted to the Buyers under Section 10, and (b) other Liens on assets other than REO and loans held for investment securing not more than $2,000,000 in the aggregate.
17.9ERISA Plans. Neither the Seller nor any Restricted Subsidiary shall adopt or agree to maintain or contribute to an ERISA Plan. The Seller shall notify Administrative Agent and each Buyer, with reasonable promptness, in writing in the event an ERISA Affiliate adopts an ERISA Plan.
17.10Change of Principal Office; Fiscal Year. The Seller shall not move its principal office, executive office or principal place of business from the address set forth in this Agreement or change its Fiscal Year, without prior written notice to Administrative Agent and each Buyer.
17.11Distributions. The Seller shall make no payment of dividends or distributions to any of its partners if either before or after giving effect thereto a Default or an Event of Default exists or shall be caused thereby. For the avoidance of doubt, Seller’s exercise of its right under this Section 17.11 shall not be or be deemed to be a Default or an Event of Default under Section 17.4 or 17.7.
17.12Consolidated Tangible Net Worth. At all times, the Seller’s Consolidated Tangible Net Worth shall not be less than $160,000,000.
17.13Consolidated Tangible Net Worth Ratio. At all times, the ratio of (i) the sum of GAAP Indebtedness and Contingent Indebtedness to (ii) the Seller’s Consolidated Tangible Net Worth shall not be more than 10.0 to 1.0.
17.14Liquidity. Seller’s Liquidity shall at all times be no less than $65,000,000.
17.15Special Negative Covenants Concerning Purchased Loans. Except to correct errors or omissions in Loan Papers, without the written consent of the Administrative Agent given on a case-by-case basis, amend or modify, or waive any of the terms and conditions of any Purchased Loans, or settle or compromise any claim in respect of them, or accept other than cash or the exchange of comparable Purchased Loans (which is concurrently sold by the Seller to the Buyers) in liquidation of any Purchased Loans.

17.16No Changes in Accounting Practices. Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year.
17.17Most Favored Buyer Status. The Seller will not enter into, amend or assume any mortgage loan repurchase or warehouse loan transaction to which any of the Buyers is not a party, if such agreement includes (or, in the case of an amendment, will thereafter include) one or more Additional Covenants, unless, concurrently with the consummation of such transaction, this Agreement shall have been amended to include such Additional Covenants.
18    Events of Default; Event of Termination.
18.1Events of Default. The following events shall constitute events of default (each an “Event of Default”) hereunder:
(a)Seller shall default in the payment of (i) the Repurchase Price for any Purchased Loans on the applicable Repurchase Date, (ii) any Price Differential, Facility Fees or Administrative Agent’s Fees when due and fail to cure such default within one Business Day, (iii) any amount required to be paid or transferred or paid to eliminate any Margin Deficit within the time period specified in Section 6.2 or (iv) any other Obligation, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise.
(b)An Event of Insolvency occurs with respect to the Seller, Parent, the Seller’s general partner, or a Restricted Subsidiary.
(c)Any representation or warranty made by a Seller under any Repurchase Document shall have been incorrect or untrue when made or repeated or deemed to have been made or repeated; provided, that in the case of representations and warranties made with respect to the Purchased Loans, such circumstance shall not constitute an Event of Default if, after determining the Purchase Value of the Purchased Loans without taking into account the Purchased Loans with respect to which such circumstance has occurred, no other Event of Default shall have occurred and be continuing.
(d)Any covenant contained in Section 16.3, 16.4, 16.10, 16.17, 17.1, 17.4, 17.12, 17.13, or 17.14 shall have been breached and such breach remains unremedied for five calendar days.
(e)Except as provided elsewhere in this Section 18.1, any covenant contained in (i) Section 17 shall have been breached, (ii) Section 16 shall have been breached in any material respect, or (iii) any other covenant or agreement contained in any Repurchase Document is breached in any material respect, and in the case of (i), (ii) and (iii) above, such breach is not cured within 15 calendar days of the earlier of Seller’s knowledge of such breach or Seller’s receipt of notice of such breach from any source; provided, that in the case of covenants made with respect to the Purchased Loans, such circumstance shall not constitute an Event of Default if, after determining the Purchase Value of the Purchased Loans without taking into account the Purchased Loans with respect to which such circumstance has occurred, no other Event of Default shall have occurred and be continuing.

(f)Failure of the Seller or any of its Restricted Subsidiaries to pay any other Debt when due, or any default in the payment when due of any principal or interest on any other Debt or in the payment when due of any contingent obligation (other than nonrecourse MBS Debt of any Affiliate formed for the purpose of issuing such Debt), or any breach or default with respect to any other material term of any other debt or of any promissory note, bond, loan agreement, reimbursement agreement, mortgage, indenture, repurchase agreement or financing agreement or other agreement relating thereto, if the effect of any such failure, default, breach or event referred to in this Section 18.1(f) is to cause, or to permit, with or without the giving of notice or lapse of time or both, the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, Debt of the Seller or any of its Restricted Subsidiaries in the aggregate amount of $25,000,000 or more to become or be declared due before its stated maturity.
(g)A Change of Control shall occur.
(h)A material adverse change shall occur in any of the Central Elements relative to the Seller.
(i)The Seller shall repudiate or purport to disavow its obligations under any of the Repurchase Documents or shall contest their validity or enforceability.
(j)This Agreement shall cease to be in full force and effect or its enforceability is disputed or challenged by Seller.
(k)The Seller shall take or omit to take any act (i) that would result in the suspension or loss of any of its statuses, once achieved or any of such statuses of any of its subservicers, if any, of any Ginnie Mae, Fannie Mae or Freddie Mac Mortgage Loans pools for which the Seller is Servicer as an FHA- and VA-approved lender and mortgagee and a Ginnie Mae-, Fannie Mae- and Freddie Mac-approved issuer and servicer, or (ii) after which the Seller or any such relevant subservicer would no longer be in good standing as such, or (iii) after which the Seller or any such relevant subservicer would no longer currently satisfy all applicable Ginnie Mae, Fannie Mae and Freddie Mac net worth requirements, if both (x) all of the material effects of such act or omission shall have not been cured by the Seller or waived by the relevant Person (Ginnie Mae, Fannie Mae or Freddie Mac) before termination of such status and (y) it could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller.
(l)Any money judgment, writ or warrant of attachment, or similar process involving in any case an amount in excess of $1,000,000 (in excess of relevant insurance coverage reasonably satisfactory to the Administrative Agent in its discretion) shall be entered or filed against the Seller or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 30 days or in any event later than five days before the date of any proposed sale thereunder (unless, in respect of any such case the judgment debtor or the subject of the writ or warrant of attachment or similar process is one of the Seller’s Subsidiaries or such Subsidiary’s property, and such order, case commencement, consent, assignment, inability or failure or admission could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Restricted Subsidiaries).

(m)The Seller, as Servicer, shall fail to service the Purchased Loans in conformance with Accepted Servicing Practices in all material respects.
(n)(i) The Seller or an ERISA Affiliate is subject to a lien in excess of $5,000,000 pursuant to Section 430(k) of the Code or Section 302(c) of ERISA or Title IV of ERISA, or (ii) an ERISA Event shall have occurred that, in the opinion of the Required Buyers, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in material liability. Notwithstanding Section 18.1(c), there shall not be an Event of Default arising from a representation and warranty under Section 15.2(q) with respect to an ERISA Plan of an ERISA Affiliate of the Seller unless such ERISA Plan could reasonably be expected to result in material liability to the Seller.
18.2Transaction Termination. If an Event of Default shall have occurred and be continuing, then, at the option of the Administrative Agent, the Administrative Agent may declare the Repurchase Date for any or all Transactions hereunder, upon written notice to the Seller, to be deemed immediately to occur.
18.3Termination by the Administrative Agent. If the Administrative Agent has exercised the option to terminate any Transactions referred to in Section 18.2, (i) Seller’s obligations hereunder to repurchase all Purchased Loans in such Transactions shall thereupon become immediately due and payable, (ii) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily multiplication of (x) the greater of the Pricing Rate for such Transaction and the Past Due Rate by (y) the Purchase Price for such Transaction as of the Repurchase Date as determined pursuant to Section 18.2 (decreased as of any day by (A) any amounts retained by Buyers with respect to such Purchase Price pursuant to clause (iii) of this Section 18.3, (B) any proceeds from the sale of Purchased Loans pursuant to clause (A) of Section 18.4, and (C) any amounts credited to the account of the Seller pursuant to clause (B) of Section 18.4) on a 360-day-per-year basis for the actual number of days during the period from and including the date of the Event of Default giving rise to such option to but excluding the date of payment of the Repurchase Price as so increased, (iii) all Income paid after such exercise or deemed exercise shall be payable to and retained by the Administrative Agent and applied to the aggregate unpaid Repurchase Prices owed by the Seller and (iv) the Seller shall immediately deliver or cause the Custodian to deliver to the Administrative Agent any documents relating to Purchased Loans subject to such Transactions then in the Seller’s, its Servicer’s or its subservicer’s possession.
18.4Remedies. Upon the occurrence of an Event of Default, the Administrative Agent, without prior notice to the Seller, may (A) immediately sell, in a recognized market at such price or prices as Administrative Agent may deem satisfactory, any or all Purchased Loans subject to such Transactions on a servicing released or servicing retained basis and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder, (B) in lieu of selling all or a portion of such Purchased Loans, to give the Seller credit for such Purchased Loans in an amount equal to the Market Value therefor on such date against the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder (C) terminate and replace the Seller as Servicer (or any other Servicer or Subservicer) at the cost and expense of Seller, (D) exercise its rights under Section 8 regarding the Income Account and Escrow Account, and (E) by notice to the Seller, declare the Termination Date to have occurred, except that in the case of any event described in Section 18.1(b), the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. The proceeds of any disposition in clause (A) or (B) above shall be applied first to the reasonable costs and expenses incurred by Buyers in connection with or as a result of an Event of Default (including legal fees, consulting fees, accounting fees, file transfer fees, inventory fees and costs and expenses incurred in respect of a transfer of the servicing of the Purchased Loans and costs and expenses of disposition of such Purchased Loans); second to costs of cover, including any cost of entering into or maintaining any hedge agreements; third to the aggregate Price Differential owed hereunder, fourth to the remaining aggregate Repurchase Prices owed hereunder; fifth to any other accrued and unpaid obligations of the Seller hereunder and under the other Repurchase Documents, sixth to any Servicer or Subservicer (other than Seller) for payment of any servicing fees due and payable as of such date and seventh any remaining proceeds to the Seller.

18.5Liability for Expenses and Damages. The Seller shall be liable to the Buyers for (i) the amount of all reasonable legal or other expenses incurred by the Buyers in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the reasonable cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default and (iii) any other reasonable loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a defaulting party.
18.6Liability for Interest. To the extent permitted by applicable law, the Seller shall be liable to the Buyers for interest on any amounts owing by the Seller hereunder, from the date the Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by the Seller or (ii) satisfied in full by the exercise of the Buyer’s rights hereunder. Interest on any sum payable by the Seller under this Section 18.6 shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction or the Prime Rate.
18.7Other Rights. In addition to its rights hereunder, the Buyers shall have any rights otherwise available to them under any other agreement or applicable law.
18.8Exercise of Remedies. The exercise by any party of remedies after the occurrence of an Event of Default shall be conducted in a commercially reasonable manner.
18.9Seller’s Repurchase Rights. For avoidance of doubt, subject to the terms and conditions of this Agreement, Seller may repurchase Purchased Loans and resell such Purchased Loans; provided that upon the occurrence and during the continuance of an Event of Default, Seller may repurchase Purchased Loans by payment of the Repurchase Price therefor only upon approval of the Administrative Agent in its discretion exercised in accordance with the provisions of Section 22.

18.10Sale of Purchased Loans. The parties acknowledge and agree that (1) the Purchased Loans subject to any Transaction hereunder are instruments traded in a recognized market, (2) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Loans, the Administrative Agent may establish the source therefor, (3) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Loans) and (4) in soliciting price, bid and offer quotations for any Purchased Loan, it is reasonable for the Administrative Agent to use only the information provided by Seller pursuant to Section 16.1. The parties further recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid at such time. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, the Administrative Agent may elect the time and manner of liquidating any Purchased Loan and nothing contained herein shall obligate the Administrative Agent to liquidate any Purchased Loan on the occurrence of an Event of Default or to liquidate all Purchased Loans in the same manner or on the same Business Day and no such exercise of any right or remedy shall constitute a waiver of any other right or remedy of the Administrative Agent or the Buyers.
19    Servicing of the Purchased Loans.
19.1Servicing Released Basis. Consistent with Buyers’ purchase of the Purchased Loans on a servicing-released basis, Seller shall have no ownership right whatsoever as to any of the Purchased Loans or the servicing rights related thereto. Rather, Seller shall have only servicing responsibilities with respect to the Purchased Loans that are subject to termination in accordance with Section 19.7. Seller and Buyers hereby acknowledge and agree that the provisions contained in this Section 19 are intended to be for the benefit of Buyers and are an essential part of this Agreement, and that the nature and purpose of the purchase and sale obligations and the servicing obligations hereunder are interrelated. Seller acknowledges that if an Event of Default has occurred and is continuing, Administrative Agent for the benefit of the Buyers may, upon written notice to the Seller, without payment of any termination fee or other amount to Seller, sell any or all of the Purchased Loans on a servicing released basis at the cost and expense of Seller.
19.2Servicing and Subservicing. Seller hereby agrees, for the benefit of the Buyers, to service or contract with Servicer and Subservicers to service the Purchased Loans in accordance with Accepted Servicing Practices. Seller’s fees for its duties as Servicer, until terminated under Section 19.7, shall be 25 basis points per annum on the unpaid principal balance of each Purchased Loan, payable from Income in accordance with the provisions of Section 8.2. Servicer shall (i) comply with all applicable federal, state and local laws and regulations in all material respects, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyers in any Purchased Loans or any payment thereunder. Administrative Agent may terminate the servicing of any Purchased Loan with the then existing Servicer in accordance with Section 19.7. Seller shall not be entitled to any servicing fee or other compensation in connection with its performance of the servicing responsibilities with respect to the Purchased Loans except to the extent that Seller is Servicer; provided that nothing in this Section 19.2 shall be deemed to impair the rights of any Subservicer to fees and other compensation to which it is entitled under the applicable Servicing Agreement.

19.3Escrow Payments. Seller shall cause Servicer and any Subservicers to hold or cause to be held all escrow payments collected by Seller with respect to any Purchased Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.
19.4Escrow and Income after Event of Default. After the occurrence and during the continuance of an Event of Default, (i) Seller shall cause Servicer and any Subservicers to deposit all Income, excluding escrow payments, into the Income Account within two Business Days of receipt by Servicer or such Subservicer (ii) all funds received on or in connection with a Purchased Loan shall be received and held by Seller, Servicer and each Subservicer in trust for the benefit of the Administrative Agent on behalf of the Buyers as owner of the Purchased Loans and (iii) neither Seller nor Servicer shall be deemed to have any rights or ownership interest in such funds prior to their being remitted to the Administrative Agent on behalf of the Buyers.
19.5Servicing Records. Seller agrees that Administrative Agent, on behalf of the Buyers, is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance or guaranty coverage, insurance or guaranty policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Mortgage Loans (the “Servicing Records”). The Servicing Records are and shall be held in trust by Seller, Servicer and each Subservicer for the benefit of Administrative Agent as the owner thereof on behalf of the Buyers. Upon notice from Administrative Agent after the occurrence and during the continuance of an Event of Default, Seller will cause each Servicer and Subservicer to (i) designate Buyers as the purchaser of each Purchased Loan in its collateral tracking system, (ii) segregate such Servicing Records from any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of assets that are not Purchased Loans, (iii) safeguard such Servicing Records and (iv) deliver them promptly to Administrative Agent or its designee (including Custodian) at Administrative Agent’s request.
19.6Subservicer Instruction Letter. Seller shall, prior to the initial Purchase Date of Mortgage Loans serviced by each Subservicer, provide to Buyers a Subservicer Instruction Letter addressed to and agreed to by any Subservicer of the related Purchased Loans.
19.7Termination of Servicing. Upon the occurrence and during the continuance of (i) a Default, other than a Default with regard to Section 16.3, 16.5, or 16.18(e), or (ii) any Event of Default hereunder Administrative Agent shall have the right to (A) terminate Seller’s, Servicer’s and any Subservicer’s rights, if any, and obligations with respect to servicing of the Purchased Loans without payment of any penalty or termination fee (1) immediately with respect to Seller and (2) with respect to any Servicer (other than Seller) or Subservicer, as promptly as possible subject to the terms and conditions of the applicable Servicing Agreement and Subservicer Instruction Letter; provided that any such termination shall be deemed to have occurred automatically upon the occurrence of an Event of Default set forth in Section 18.1(b), (B) require Seller to enforce its rights and remedies, as agent for and for the benefit of Buyers in accordance with Administrative Agent’s commercially reasonable instructions, with respect to any Purchased Loans under any Servicing Agreement, and (C) succeed to the rights and remedies of Seller with respect to any Purchased Loans under any Servicing Agreement to the extent permitted by, and subject to, the terms of such Servicing Agreement (but not the obligations or liabilities of Seller incurred prior to the date of such succession) and related Subservicer Instruction Letter. Upon any such termination, Seller shall, and shall cause each Subservicer to, (i) perform the servicing responsibilities with respect to the Purchased Loans in accordance with the terms of this Agreement until the transfer of servicing responsibilities is effectuated and (ii) cooperate, at Seller's expense, in transferring such servicing responsibilities with respect to the Purchased Loans to a successor Servicer appointed by Administrative Agent in its sole discretion. Upon termination of Seller as Servicer and without limiting the generality of the foregoing, Seller shall, in the manner and at such times as the successor servicer or Administrative Agent shall request, (i) promptly transfer all data in the Servicing Records relating to the Purchase Loans to the successor servicer in such electronic format as the successor servicer may reasonably request, (ii) promptly transfer to the successor servicer, Administrative Agent or its designee, all other files, records correspondence and documents relating to the Purchased Loans and (iii) use commercially reasonable efforts to cooperate and coordinate with the successor servicer and the Administrative Agent to comply with any applicable so-called “goodbye” letter requirements or other applicable requirements of the Real Estate Settlement Procedures Act or other applicable legal or regulatory requirement associated with the transfer of the servicing of the Purchased Loans. Servicer acknowledges and agrees that if it fails to cooperate with the Administrative Agent or any successor servicer in effecting the termination of Seller as Servicer of any Purchase Loan or the transfer of all authority to service such Purchased Loan to such successor servicer in accordance with the terms hereof, the Administrative Agent and Buyers will be irreparably harmed and entitled to injunctive relief.
19.8Notice from Seller. If Seller should discover that, for any reason whatsoever, any entity responsible to Seller by contract for managing or servicing any Purchased Loan has failed to perform in any material respects Seller’s obligations under the Repurchase Documents or any of the material obligations of such entities with respect to the Purchased Loans, Seller shall promptly notify Administrative Agent.
19.9Seller Remains Liable. Notwithstanding any Servicing Agreement or the provisions of this Repurchase Agreement relating to agreements or arrangements between Seller and a Subservicer or reference to actions taken through a Subservicer or otherwise, Seller shall remain obligated and primarily liable to the Buyers for servicing and administering of the Purchased Loans in accordance with the provisions hereof without diminution of such obligation or liability by virtue of such Servicing Agreements or arrangements or by virtue of indemnification from a Subservicer and to the same extent and under the same terms and conditions as if Seller alone were servicing and administering the Purchased Loans. All actions of each Subservicer performed pursuant to the related Servicing Agreement shall be performed as an agent of Seller with the same force and effect as if performed directly by Seller and the Buyers shall have no obligations, duties or liabilities with respect to any Subservicer including no obligation, duty or liability of the Buyers to pay any Subservicer’s fees and expenses, provided, however, that each Subservicer may retain any amounts collected by it that it is entitled to retain pursuant to the applicable Servicing Agreement or Subservicer Instruction Letter. Seller shall be entitled to enter into any agreement with each Subservicer for indemnification of Seller by the Subservicer and nothing contained in this Repurchase Agreement shall be deemed to limit or modify such indemnification.

19.10Backup Servicer. The Administrative Agent shall have the right, in its sole discretion, to appoint a Backup Servicer that will (i) serve as a backup servicer of the Purchased Loans until such time as Administrative Agent shall elect to appoint the Backup Servicer as successor servicer of the Purchased Loans and (ii) become the successor servicer of the Purchased Loans at Administrative Agent’s option. In connection with the appointment of a Backup Servicer as provided in the preceding sentence, the Administrative Agent may make such arrangements for the compensation of Backup Servicer out of Income on the Mortgage Loans or otherwise as the Administrative Agent and such Backup Servicer shall agree. Seller shall provide Backup Servicer with such data, files and information, in form, format and content as Backup Servicer may request, in order to permit Backup Servicer to service the Mortgage Loans in accordance with Accepted Servicing Practices; all such data, files and information shall be updated by Seller on a monthly basis as required by Backup Servicer.
19.11Successor Servicer. If Backup Servicer is appointed by the Administrative Agent to act as a successor servicer of the Purchased Loans pursuant to Section 19.10, the Seller (in its capacity as Servicer hereunder) shall, and shall cause each Subservicer, subject to such Subservicer’s rights under any applicable Servicing Agreement, and Subservicer Instruction Letter, to discharge its servicing duties and responsibilities during the period from the date it acquires knowledge of such transfer of servicing until the effective date thereof with the same degree of diligence and prudence that it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of Backup Servicer. Within five Business Days of the appointment of Backup Servicer to act as successor servicer of the Purchased Loans, Seller shall, and shall cause each Subservicer to, prepare, execute and deliver to Backup Servicer any and all documents and other instruments, place in such successor’s possession all Servicing Records, and do or cause to be done all other acts or things necessary or appropriate to effect the transfer of servicing to Backup Servicer, including but not limited to the transfer and endorsement of the Mortgage Notes and related documents, and the preparation and recordation of assignments of Mortgage. Seller shall (and shall cause each Subservicer to) cooperate with Administrative Agent and Backup Servicer in effecting the transfer of servicing responsibilities to Backup Servicer, including execution and delivery of servicing transfer notices to Mortgagors, MERS (if applicable), taxing authorities and insurance companies, the transfer to Backup Servicer for administration by it of all Income with respect to the Purchased Loans which shall at the time be held or received by Seller or any Subservicer. Seller shall deliver immediately to Backup Servicer all Purchased Loan documents and related documents and statements held by it or any Subservicer hereunder and Seller shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in Backup Servicer all such rights, powers, duties, responsibilities, obligations and liabilities of Seller as servicer of the Purchased Loans.

20    Payment of Expenses; Indemnity.
20.1Expenses.
(a)The Seller shall pay on demand all of the Administrative Agent’s reasonable out-of-pocket fees and expenses (including the fees and expenses for legal services) incurred by the Administrative Agent and the Custodian in connection with this Agreement and the Custody Agreement and the Transactions contemplated hereby and thereby, whether or not any Transactions are entered into hereunder, including the reasonable out-of-pocket fees and expenses incurred in connection with (i) the preparation, reproduction and distribution of this Agreement and the Custody Agreement and any opinions of counsel, certificates of officers or other documents contemplated by the aforementioned agreements, (ii) any Transaction under this Agreement, (iii) the administration and syndication of this Agreement and of any Transaction and (iv) any amendments and waivers regarding any of the foregoing. The obligation of the Seller to pay such fees and expenses incurred prior to or in connection with the termination of this Agreement shall survive the termination of this Agreement.
(b)The Seller shall pay all of the Administrative Agent’s and each Buyer’s, out-of-pocket costs and expenses, including reasonable attorneys’ fees, after the occurrence of any Default or Event of Default in connection with the enforcement of this Agreement, the Custody Agreement and the other Repurchase Documents, including in connection with any (i) bankruptcy, (ii) other insolvency proceeding, or (iii) any workout or consultation involving the Buyers’ rights and remedies, the purchase and repurchase of the Purchased Loans and the payment of Price Differential in connection therewith.
(c)The Seller shall pay, and hold the Administrative Agent, the Buyers and any other owners or holders of any of the Obligations harmless from and against, any and all present and future stamp, documentary and other similar taxes with respect to the foregoing matters and save them each harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
(d)The Seller shall pay all of the Administrative Agent’s Fees and any other fees under this Agreement and the other Repurchase Documents.
20.2Indemnity. The Seller shall pay, and indemnify, defend and hold harmless the Administrative Agent, the Buyers and any of their respective officers, directors, employees, agents, advisors and Affiliates (the “Indemnified Parties”) from and against, the “Indemnified Liabilities,” which means any and all claims, liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ fees and disbursements) of any kind whatsoever which may be imposed upon, incurred by or asserted against any of the Indemnified Parties in any way relating to or arising out of any of the Repurchase Documents or any of the transactions contemplated thereby or the use of proceeds or proposed use of proceeds thereof, provided that to the extent, if any, that any Indemnified Liabilities are caused by any Indemnified Party’s gross negligence or willful misconduct, the indemnity payable to that Indemnified Party shall be equitably and proportionately reduced, although to the full extent permitted under applicable Law, such indemnity shall not be reduced on account of such claims, liabilities, etc. to any extent (i) owed, in whole or in part, under any claim or theory of strict liability, or (ii) caused or contributed to by any Indemnified Party’s sole or concurrent ordinary negligence that does not amount to gross negligence or willful misconduct, it being the Seller’s intention to hereby indemnify the Indemnified Parties against their own strict liability and their own sole or concurrent ordinary negligence.

21    Single Agreement.
The Buyers, the Administrative Agent and Seller acknowledge that, and have entered into this Agreement and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of the Administrative Agent, the Buyers and the Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.
22    Relationships among the Administrative Agent and the Buyers.
22.1Administrative Agent’s Duties. In its capacity as Administrative Agent until all Purchased Loans have all been repurchased by the Seller, all other Obligations have been satisfied and the Buyers have no further Commitments or other obligations under this Agreement and the other Repurchase Documents, the Administrative Agent shall:
(a)hold the Repurchase Documents and (by the Custodian’s holding the Purchased Loans as bailee for the Administrative Agent) the Purchased Loans for the benefit of each Buyer, and each Buyer (including U.S. Bank) shall be deemed to have an interest in the Repurchase Documents on any day in proportion to its Pro Rata undivided ownership interest in the Purchased Loans on that day;
(b)send timely bills to the Seller for the Facility Fee and other sums due and receive all sums on account of the Purchased Loans or with respect to them;
(c)use reasonable diligence to obtain from the Seller and promptly remit to each Buyer such Buyer’s Pro Rata share of Repurchase Prices for Purchased Loans and other sums received by the Administrative Agent on account of the Purchased Loans or with respect to them, in accordance with this Agreement;
(d)use reasonable diligence to recover from the Seller all expenses incurred that are reimbursable by the Seller, and promptly remit to each Buyer its Pro Rata share (if any) thereof;

(e)enforce the terms of this Agreement, including, with the approval or at the direction of the Required Buyers, the remedies afforded the Buyers pursuant to Sections 18.2, 18.3, 18.4 and 18.10;
(f)hold the Purchased Loans and all security interests established hereby ratably for itself as Administrative Agent and representative of the Buyers; and
(g)request from the Seller, and promptly forward to the Buyers, such information as any of the Buyers may reasonably request Administrative Agent to obtain from the Seller, consistent with the terms of this Agreement.
22.2Limitation on Duty to Disclose. Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Seller or any of its Subsidiaries or Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.
22.3Actions Requiring All Buyers’ Consent. No amendment or waiver of, or any action with respect to, any provision of this Agreement or any of the Repurchase Documents shall in any event be effective unless the same shall be in writing signed by all Buyers with respect to any amendment or waiver or any action that:
(a)Increases the Maximum Aggregate Commitment other than as provided in Section 2.3.
(b)Agrees to any reduction in any Pricing Rate, Repurchase Price or fee provisions of this Agreement, excluding the provisions relating to the Administrative Agent’s Fee.
(c)Acknowledges termination of the Buyers’ ownership interest in the Purchased Loans or releases any Lien held under the Repurchase Documents other than in accordance with the Repurchase Documents.
(d)Changes any Buyer’s Pro Rata share of ownership of the Purchased Loans other than in accordance with the express provisions of the Repurchase Documents.
(e)Agrees to any change in the nature of the Buyers’ respective Commitments from several to joint, in whole or in part.
(f)Agrees to any change to the definition of “Required Buyers” or to any provisions of this Agreement or any of the other Repurchase Documents that requires the consent, approval or satisfaction of all of the Buyers or each of the Buyers.
(g)Extends the Termination Date or the due date of any required payment other than in accordance with the express provisions of the Repurchase Documents.
(h)Agrees to any change in this Section 22.3.

(i)Agrees to any change in the definition of “Buyers’ Margin Percentage.”
(j)Releases the Seller from any of its obligations other than in accordance with the express conditions of the Repurchase Documents or changes any amount due under the terms of the Repurchase Documents, or replaces or adds any Seller.
(k)Agrees to any change in the sharing provisions of Section 22.7.
(l)Agrees to any change (i) in the definition “Eligible Loans”, (ii) Section 4.2(c) or (iii) Schedule EL.
In the event of any conflict between the provisions of this Section 22.3 and any other provisions of this Agreement or the other Repurchase Documents, the provisions of this Section 22.3 shall govern.
22.4Actions Requiring Required Buyers’ Consent. All amendments hereto, waivers or actions taken hereunder that are not described in Sections 22.3 and 22.5, require the written consent or ratification of the Required Buyers except for actions that are specifically reserved to the Administrative Agent under Section 6; provided that no amendments, waivers or actions taken hereunder that relate to the rights or obligations of the Administrative Agent shall be effective without the prior written consent of the Administrative Agent. The Administrative Agent will, at the direction of the Required Buyers, but may not, without the consent of the Required Buyers, take any enforcement action or exercise any remedies under this Agreement and the Repurchase Documents which arise after the occurrence of an Event of Default.
22.5Administrative Agent’s Discretionary Actions. Subject to the limitations of Sections 22.3 and 22.4, in its capacity as Administrative Agent and without seeking or obtaining the consent of any of the other Buyers (although it may elect to obtain such consent before acting if it deems that desirable), the Administrative Agent may:
(a)agree or consent to any change in the aggregate not involving more than $1,500,000 of the Purchased Loans at any time in the handling of the Purchased Loans and which in the Administrative Agent’s reasonable judgment is unlikely to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Restricted Subsidiaries (for purposes of clarity, this allows the Administrative Agent to temporarily suspend the effects of one or more Disqualifiers for Purchased Loans, if the Administrative Agent in its sole and absolute discretion determines that such Disqualifier may be resolved or corrected and to allow funding of a Wet Loan one Business Day after the advance of funds for the purchase of such Wet Loan, in each case within the limitation set forth in this Section 22.5(a));
(b)reconvey, exchange or otherwise change, in whole or in part, any Purchased Loans which are required to be reconveyed, exchanged or changed in accordance with the Repurchase Documents;
(c)exercise any options or approval rights expressly provided in this Agreement, including without limitation pursuant to the definition of “Buyers Margin Percentage”; and

(d)do or perform any act or thing which, in the Administrative Agent’s reasonable judgment, is necessary or appropriate to enable the Administrative Agent to properly discharge and perform its duties under this Agreement or the Custody Agreement, or which in its reasonable judgment is necessary or appropriate to preserve or protect the validity, integrity or enforceability of the Purchased Loans and/or the Repurchase Documents, the Buyers’ Pro Rata undivided ownership interests in and to the Purchased Loans, the Lien created by this Agreement and its priority, or any of the Central Elements in respect of the Seller or any of its Subsidiaries, or to preserve and protect the interest of the Buyers in any of the foregoing.
22.6Buyers’ Cooperation. The Buyers agree to cooperate among themselves and with the Administrative Agent and from time to time upon the Administrative Agent’s request, to execute and deliver such papers as may be reasonably necessary to enable the Administrative Agent, in its capacity as Administrative Agent, to effectively administer this Agreement and the other Repurchase Documents, the Purchased Loans and each Buyer’s Pro Rata undivided ownership interest in the Purchased Loans in the manner contemplated by this Agreement. The Administrative Agent and each of the Buyers agree to provide notice to the other parties if they have actual knowledge of an Event of Default at any time.
22.7Buyers’ Sharing Arrangement. Each of the Buyers agrees that if it should receive any amount (whether by voluntary payment, realization upon security, the exercise of the right of set-off, or otherwise) which is applicable to the payment of Repurchase Price, Margin Deficit, Pricing Differential or any fees, that with respect to the related sum or sums received (or receivable) by the other Buyers is in greater proportion than that Buyer’s Pro Rata ownership of the Purchased Loans, then such Buyer receiving such excess amount shall purchase from the other Buyers an participation interest in the Purchased Loans in such amount as shall result in Pro Rata participation and ownership by all of the Buyers in such excess amount; provided that if all or any portion of such excess amount is thereafter recovered from such Buyer, such purchase shall be rescinded and the purchase price restored to the extent of such recovery; and provided further that the provisions of this Section 22.7 shall not apply to the Administrative Agent’s Fee under this Agreement or to any fees which the Custodian or any successor custodian might be paid pursuant to the Custody Agreement.
22.8Buyers’ Acknowledgment. Each Buyer other than U.S. Bank hereby acknowledges that U.S. Bank has made no representations or warranties with respect to any Purchased Loan other than as expressly set forth in this Agreement and that U.S. Bank shall have no responsibility (in its capacity as a Buyer, the Administrative Agent, or any other capacity or role) for:
(a)the marketability or collectability of the Purchased Loans;
(b)the genuineness, validity, likelihood of performance as and when due or enforceability of any Investor Commitment or the solvency or performance record of any Approved Investor;

(c)the validity, enforceability or any legal effect of any of the Repurchase Documents, any Loan Papers or any insurance, bond or similar device purportedly protecting any obligation to the Buyers or any Purchased Loans; or
(d)the financial condition of the Seller or any of its Subsidiaries or Affiliates, the status, health or viability of any industry in which any of them is involved, the prospects for repurchase of the Purchased Loans, the genuineness, validity or enforceability of any warehousing facility or repurchase agreement between the Seller and any other lender or repurchase agreement counterparty, the value of any Purchased Loans, the effectiveness of any of the provisions of the Repurchase Documents (including the financial covenants, tests and hedging requirements) or any aspect of their implementation or administration at any time to reduce or control risks of any type, to produce returns, profits, yields or spreads or to reduce or control losses or the accuracy of any information supplied by or to be supplied in connection with any of the Seller or any of its Restricted Subsidiaries or Affiliates, or otherwise with respect to this Agreement, any Purchased Loans or any source of equity or other financing for any of the Seller, any of its Affiliates or any other warehouse lender or repurchase agreement counterparty.
22.9Administrative Agent Market Value Determinations. The parties hereto agree and acknowledge that, in determining the Market Value of the Purchased Loans, the Administrative Agent (i) shall determine Market Value as a third party service provider, in accordance with standards customarily applicable in the financial industry to third party service providers providing values on comparable assets to be used in connection with the financing of such assets, and (ii) shall not be obligated to do that same or similar amount of work or analysis as if it were valuing its own assets, or as if it were valuing such assets for the purchase or sale thereof by it or any other party. The parties hereto agree and acknowledge that any asset valuation information produced by the Administrative Agent is intended to be and should be used solely for the limited uses specified in this Agreement and the other Repurchase Documents, and is not intended to be and should not be used by any Person for any other purpose. The parties hereto further agree and acknowledge that the Administrative Agent may elect to determine the Market Value for any Purchased Loan by determining the market bid price for a portfolio containing all Purchased Loans and allocating such portfolio market bid price among each individual Purchased Loan.
22.10Administrative Agent’s Representations to Buyers. The Administrative Agent hereby represents and warrants to the Buyers (other than U.S. Bank) that:
(a)the Administrative Agent has delivered to each Buyer true copies of the originals of those Repurchase Documents which have been specifically requested by that Buyer; and
(b)the Administrative Agent has no current actual knowledge that any Default or Event of Default has occurred and is continuing on the Effective Date.
22.11Administrative Agent’s Duty of Care, Express Negligence Waiver and Release. At all times until all Purchased Loans have all been repurchased by the Seller and the Buyers have no further commitments or other obligations under this Agreement and the other Repurchase Documents, the Administrative Agent shall exercise the same degree of care in handling the Purchased Loans as U.S. Bank exercises with respect to loans that are held solely by U.S. Bank for its own account, and the Administrative Agent, in its capacity as Administrative Agent shall have no responsibility to the Buyers other than to exercise such standard of care and, in any event, U.S. Bank shall have no liability with respect to any other Buyer’s Pro Rata interest in the Purchased Loans except for U.S. Bank’s own fraud, gross negligence or willful misconduct. Except in the case of its own fraud, gross negligence or willful misconduct, neither the Administrative Agent, any Buyer, nor any of their officers, directors, employees, attorneys or Administrative Agents shall be liable for any action taken or omitted to be taken by it or them under this Agreement, the Custody Agreement or any of the other Repurchase Documents reasonably believed by it or them to be within the discretion or power conferred upon it or them by the Repurchase Documents or be responsible for consequences of any error of judgment, the Buyers expressly intending to hereby waive and release all present and future claims and rights against the Administrative Agent (i) owed, in whole or in part, under any claim or theory of strict liability or (ii) for damages or injuries caused or contributed to by any Indemnified Party’s sole or concurrent ordinary negligence that does not amount to gross negligence or willful misconduct. Except as otherwise specifically and expressly set forth in this Agreement, the Administrative Agent shall not be responsible in any manner to anyone for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement, any supplement, amendment or restatement of it or of any other Repurchase Documents or for any representation, warranty, document, certificate, report or statement made or furnished in, under or in connection with this Agreement or any of the other Repurchase Documents or be under any obligation to anyone to ascertain or to inquire as to the performance or observation of any of the terms, covenants or conditions of this Agreement or of the other Repurchase Documents on the part of the Seller or anyone else. Without limiting the generality of the foregoing provisions of this Section 22.11, the Administrative Agent, in its capacity as Administrative Agent, may seek and rely upon the advice of legal counsel in taking or refraining to take any action under any of the Repurchase Documents or otherwise in respect of any Purchased Loans, this Agreement and its parties, and shall be fully protected in relying upon such advice.
22.12Calculations of Shares of Principal and Other Sums. Except as provided to the contrary in Sections 6.4, 6.5, 7.1, 7.3, 9.2, and 20, U.S. Bank’s and each other Buyer’s respective shares of Repurchase Prices and other sums received by the Administrative Agent on account of the Purchased Loans or with respect to them shall be calculated on the basis of each Buyer’s (including U.S. Bank’s) respective Pro Rata ownership interests in the Purchased Loans from time to time.
22.13Resignation or Removal of the Administrative Agent. The Administrative Agent, or any agent or agents hereafter appointed, at any time may resign by giving written notice of resignation to the Seller and the Buyers and complying with the applicable provisions of this Section 22. The Required Buyers may remove the Administrative Agent for acts constituting gross negligence or willful misconduct by giving notice to the Administrative Agent, the Buyers and the Seller. Upon receiving such notice of resignation or removal, with the Seller’s consent, which consent shall not unreasonably be delayed or withheld (provided that the Seller’s consent shall not be required if a Default has occurred that has not been cured by the Seller or declared in writing by the Administrative Agent to have been waived or any Event of Default has occurred that the Administrative Agent has not declared in writing to have been cured or waived), a successor Administrative Agent shall be promptly appointed by the Required Buyers by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning or removed Administrative Agent and one copy to the successor Administrative Agent.

22.14Effective Date of Resignation of the Administrative Agent. No resignation or removal of the Administrative Agent shall be effective until both (i) 60 days have elapsed after notice to the Seller and the Buyers of the Administrative Agent’s election to resign or its removal, and (ii) a successor agent has been appointed pursuant to the provisions of this Section 22 and has accepted the appointment as provided in Section 22.15; provided that if such appointment has not been so made or if the Administrative Agent’s duties have not been assumed by the appointed successor on or before 90 days after the date of the Administrative Agent’s notice of resignation, the Administrative Agent may cease acting as agent and representative of the Buyers hereunder, and shall have no further responsibility therefor, at the close of business on the 10th Business Day after such 90-day period.
22.15Successor Administrative Agent. Any successor Administrative Agent appointed as provided in this Section 22 shall execute and deliver to the Seller, the Buyers and to the predecessor Administrative Agent an instrument accepting such appointment, and thereupon the resignation of the predecessor Administrative Agent shall become effective and such successor Administrative Agent, without any further act, deed or conveyance, shall become vested with all the rights and obligations of its predecessor, with like effect as if originally named as the Administrative Agent; provided that upon the written request of the Seller, all of the Buyers or the successor Administrative Agent, the resigning Administrative Agent shall execute and deliver (a) an instrument transferring to such successor Administrative Agent all of the rights of the resigning Administrative Agent and (b) to such successor Administrative Agent such instruments as are necessary to transfer the Purchased Loans and the Repurchase Documents to such successor Administrative Agent (including assignments of all Purchased Loans or Repurchase Documents). Upon the request of any such successor Administrative Agent made from time to time, the Seller shall execute any and all papers which the successor Administrative Agent shall request or require to more fully and certainly vest in and confirm to such successor Administrative Agent all such rights.
22.16Merger of the Administrative Agent. Any Person into which the Administrative Agent may be merged or converted or with which it may be consolidated, or any Person surviving or resulting from any merger, conversion or consolidation to which the Administrative Agent shall be a party or any Person succeeding to the commercial banking business of the Administrative Agent, shall be the successor Administrative Agent without the execution or filing of any paper or any further act on the part of any of the parties.
22.17Participation; Assignment.
(a)Participations. Each Buyer reserves the rights, without the consent of the Seller, to sell to one or more banks or other entities (a “Participant”), participations in all or any part of such Buyer’s Commitment and Pro Rata ownership share of the Purchased Loans or to pledge, collaterally assign or grant a security interest in any or all of its interests under this Agreement and in the Purchased Loans to any Federal Reserve Bank or any other Person; provided that no such pledge, collateral assignment or grant of a security interest shall release a Buyer from any of its obligations hereunder or substitute any such pledgee or assignee for such Buyer as a party hereto. Participants shall have no rights under the Repurchase Documents other than certain voting rights as provided below. Each Buyer shall be entitled to obtain (on behalf of its Participants) the benefits of this Agreement with respect to all Participants in its Funding Shares of Open Transactions outstanding from time to time; provided that the Seller shall not be obligated to pay any amount in excess of the amount that would be due such Buyer calculated as though no participation had been sold. No Buyer shall sell any participating interest under which the Participant shall have any rights to approve any amendment, modification or waiver of any Repurchase Documents, except to the extent such amendment, modification or waiver requires the consent of all Buyers under Section 22.3. In those cases (if any) where a Buyer grants rights to any of its Participants to approve amendments, modifications or waivers of any Repurchase Documents pursuant to the immediately preceding sentence, such Buyer must include a voting mechanism as to all such approval rights in the relevant participation agreement(s) whereby a readily-determinable fraction of such Buyer’s portion of the Purchased Loans (whether held by such Buyer or participated) shall control the vote for all of such Buyer’s portion of the Purchased Loans; provided that if no such voting mechanism is provided for or is fully and immediately effective, then the vote of such Buyer itself shall be the vote for all of such Buyer’s portion of the Purchased Loans. Except in the case of the sale of a participating interest to a Buyer, the relevant participation agreement shall not permit the Participant to transfer, pledge, assign, sell any subparticipation in or otherwise alienate or encumber its participation interest in the Purchased Loans. In no event may a Participant be an Affiliate of the Seller.

(b)Assignments. Without any requirements for further consent of the Seller, any Buyer may assign any or all of its rights and obligations under the Repurchase Documents to its own Buyer Affiliates or to an assignee that is a Buyer with a Commitment hereunder immediately prior to giving effect to such assignment. With the prior written consent of the Administrative Agent and (unless an Event of Default has occurred that the Administrative Agent has not declared in writing to have been cured or waived) the Seller, which consent of the Seller will not be unreasonably withheld, and at no cost to the Seller or the Administrative Agent, any Buyer may assign any or all of its rights and obligations under the Repurchase Documents to one or more assignees; provided that (1) except in the case of an assignment to a Buyer or a Buyer Affiliate or an assignment of the entire remaining amount of the assigning Buyer’s Committed Sum, no such assignment shall be in an amount less than $15,000,000, unless each of the Administrative Agent and (unless a Default or Event of Default has occurred and continuing) the Seller consents thereto, (2) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Buyer’s rights and obligations under this Agreement, (3) the assignee, if it is not a Buyer hereunder immediately prior to giving effect to such assignment, shall deliver to the Administrative Agent an administrative questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Seller and its Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws, (4) the assignee may not be an Affiliate of the Seller and (5) each such assignment shall be effected pursuant to an Assignment and Assumption substantially in the form of Exhibit E, to be delivered to the Administrative Agent together with a processing and recording fee of $3,500 (which shall not be applicable with respect to the initial syndication of the Transactions), with the assignor to have no further right or obligation with respect to the rights and obligations assigned to and assumed by the assignee. The Seller agrees that, as to any assignment to any Buyer Affiliate or if the Seller consents to any other assignment, the Seller will cooperate with the prompt execution and delivery of documents reasonably necessary to such assignment process to the extent that the Seller incurs no cost or expense that is not paid by the assigning Buyer and the assignee immediately upon delivery to the Seller of such assignment form. Subject to acceptance and recording thereof pursuant to Section 22.17(d), from and after the effective date specified in each Assignment and Assumption, the assignee shall be a Buyer for all purposes under this Agreement and the other Repurchase Documents, if the assignment is an assignment of all of the assignor’s interest in the Purchased Loans then held by the Administrative Agent (or by the Custodian on behalf of the Administrative Agent), the assignor shall be automatically released from all of its obligations and liabilities hereunder, and, whether it is such a complete assignment or only a partial assignment, the Committed Sums shall be adjusted appropriately, and the parties agree to approve in writing a revised and updated version of Schedule BC. Any assignment or transfer by a Buyer of rights or obligations under this Agreement that does not comply with this Section 22.17(b) shall be treated for purposes of this Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 22.17(a).

(c)The Administrative Agent, acting for this purpose as an Administrative Agent of the Seller, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Buyers, and the Committed Sum of, and amount owing to, each Buyer pursuant to the terms hereof from time to time the (the “Register”). The entries in the Register shall be conclusive, and the Seller, the Administrative Agent and the Buyers may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Seller and any Buyer, at any reasonable time and from time to time upon reasonable prior notice.
(d)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Buyer and an assignee, the assignee’s completed administrative questionnaire (unless the assignee shall already be a Buyer hereunder), the processing and recordation fee referred to in Section 22.17(b) and any written consent to such assignment required by Section 22.17(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Buyer or the assignee shall have failed to make any payment required to be made by it hereunder, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 22.17.

(e)If any interest in this Agreement is so transferred to any Person that is organized under the Legal Requirements of any jurisdiction other than the United States of America or any State thereof, the transferor Buyer shall cause such Person, concurrently with the effectiveness of such transfer to comply with the relevant provisions of Section 7.5.
(f)The Seller shall not be required to incur any cost or expense incident to any sale to a Person of any interest in the Repurchase Documents and the Purchased Loans pursuant to this Section 22 and all such costs and expenses shall be for the account of the Buyer selling its rights in the Purchased Loans to such Person.
22.18The Administrative Agent and the Buyers are the only Beneficiaries of this Section 22. Other than the provisions of Section 22.17, this Section 22 is intended to bind and benefit only U.S. Bank, the Administrative Agent, and the other Buyers, if any, and does not benefit and shall not be enforceable by the Seller or any other Person whatsoever.
22.19Certain ERISA Matters.
(a) Each Buyer (x) represents and warrants, as of the date such Person became a Buyer party hereto, to, and (y) covenants, from the date such Person became a Buyer party hereto to the date such Person ceases being a Buyer party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Seller or any Subsidiary, that at least one of the following is and will be true:
(i) such Buyer is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Buyer’s entrance into, participation in, administration of and performance of the Transactions, the Commitments or this Agreement,
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Buyer’s entrance into, participation in, administration of and performance of the Transactions, the Commitments and this Agreement,
(iii) (A) such Buyer is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Buyer to enter into, participate in, administer and perform the Transactions, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Transactions, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Buyer, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Buyer’s entrance into, participation in, administration of and performance of the Transactions, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Buyer.
(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Buyer or (2) a Buyer has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Buyer further (x) represents and warrants, as of the date such Person became a Buyer party hereto, to, and (y) covenants, from the date such Person became a Buyer party hereto to the date such Person ceases being a Buyer party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Seller or any Subsidiary, that the Administrative Agent is not a fiduciary with respect to the assets of such Buyer involved in such Buyer’s entrance into, participation in, administration of and performance of the Transactions, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Repurchase Document or any documents related hereto or thereto).
23    Notices and Other Communications.
All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder (collectively, “Notices”), except as otherwise specifically provided in this Agreement, shall be in writing and shall be either (a) delivered in person, or (b) mailed, by certified, registered or express mail, postage prepaid, addressed to the respective parties hereto at their respective addresses specified below, or (c) sent in a prepaid overnight delivery envelope via a nationally-recognized courier service (such as Federal Express, United Parcel Service or DHL Worldwide Express) that provides weekday next-Business Day delivery service to the addressee’s location, (d) faxed to their respective fax numbers (with a paper copy mailed the same day as aforesaid) as hereinafter set forth or (e) emailed (with a confirming fax for any funding request) and/or posted to an Internet or intranet website and acknowledged as received as hereinafter set forth; provided that any party may change its address for notice by designating such party’s new address in a Notice to the other parties given at least five Business Days before it shall become effective. All Notices shall be conclusively deemed to have been properly given or served when received in person, regardless of how sent. Regardless of when received, all Notices shall be conclusively deemed to have been properly given or served if addressed in accordance with this Section 23 and (1) if mailed, on the second Business Day after being deposited in the mails, or (2) if sent by nationally-recognized courier service, on the next Business Day or (3) if faxed before the close of business at the recipient’s location on a Business Day, when faxed or if faxed after the close of business at the recipient’s location or on a day that is not a Business Day, on the next Business Day thereafter to the fax number set forth below (provided that a paper copy is mailed on the same day as aforesaid) or (4) if e-mailed, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if any such faxed or emailed notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (5) notices or communications posted to an internet or intranet website shall be deemed received upon the “receipt” by the intended recipient at its e-mail address as described in clause (4) above of notification that such notice or communication is available and identifying the website address therefor:

If to the Seller:

DHI Mortgage Company, Ltd.
10700 Pecan Park Blvd. Suite 450
Austin, Texas 78750
Attention: Mark Winter and Lisa Collett
Telephone: (xxx) xxx-xxxx
Fax: (xxx) xxx-xxxx
email: xxxxxx@dhimortgage.com with a copy to xxxxxx@dhimortgage.com with a copy to:

D.R. Horton, Inc.
1341 Horton Circle
Arlington, TX 76011
Attention: Collin Dawson
Telephone: (xxx) xxx-xxxx

If to U.S. Bank as a Buyer or the Administrative Agent:
U.S. Bank National Association
9380 Excelsior Blvd. - EP-MN-X3WL
Hopkins, MN 55343
Attention: Rodney Davis
Telephone: (xxx) xxx-xxxx
email: xxxxxx@usbank.com
If to any other Buyer, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
24    Miscellaneous.
24.1Further Assurances. At any time and from time to time, at the sole expense of the Seller, the Seller or the Servicer shall promptly provide such further reasonable assurances, documents and agreements and undertake such actions as the Administrative Agent may reasonably request in order to effect the purposes of this Agreement, including the assignment, conveyance and transfer of all right, title and interest of each Purchased Loan from the Seller to the Administrative Agent, or to otherwise obtain or preserve the benefits or rights granted under this Agreement. In the event Seller, Servicer or any subservicer, in the performance of the Servicing Functions shall foreclose any Mortgage for which the Administrative Agent and the Buyers have not received the Repurchase Price, all such actions shall be taken in the name of the Administrative Agent for the benefit of the Buyers and in accordance with Accepted Servicing Practices.

24.2Administrative Agent as Attorney in Fact. The Administrative Agent is hereby appointed the attorney-in-fact of the Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments or documents that the Administrative Agent may deem reasonably necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest, although the Administrative Agent agrees not to exercise its rights under this power of attorney unless, in its opinion or the opinion of its legal counsel, an Event of Default has occurred that the Administrative Agent has not declared in writing to have been cured or waived. Without limiting the generality of the foregoing, but subject to Section 18.3, the Administrative Agent shall have the right and power during the occurrence and continuation of any Event of Default to receive, endorse, collect and control all checks or instruments made payable to the order of the Seller and all other forms of payment to the Seller that represent any payment on account of the principal of or interest on or proceeds from any of the Purchased Loans and to give full discharge for the same.
24.3Wires to Seller. Any amounts to be transferred by the Administrative Agent to the Seller hereunder shall be sent by journal entry (or wire transfer) in immediately available funds to the account of Seller as follows:
Bank: U.S. Bank
ABA No.: xxxxxxxxx
Account: DHI Mortgage Company, Ltd. Operating Account
Account No.: xxxxxxxxx
24.4Wires to Administrative Agent. Any amounts to be transferred by the Seller to the Administrative Agent hereunder shall be sent by wire transfer in immediately available funds to the account of the Administrative Agent as follows:
U.S. Bank National Association
ABA number: xxxxxxxxx
Attention: Warehouse Lending Division
Account No. xxxxxxxxx
DHI Mortgage Company, Ltd. Settlement Account
24.5Receipt; Available Funds. Amounts received after 1:00 p.m. Minneapolis time on any Business Day shall be deemed to have been paid and received on the next succeeding Business Day. All payments and transfers of cash pursuant to this Agreement shall be made (only if the paying and receiving accounts are with the same financial institution) by journal entries, or (otherwise) by wire transfer, of immediately available funds in U.S. dollars.

24.6Joinder. The Huntington National Bank (the “New Buyer”) agrees to be bound by the provisions of the Repurchase Agreement and agrees that it shall, on the date of this Agreement, become a Buyer for all purposes of this Agreement. The New Buyer (a) represents and warrants that it is legally authorized to enter into this Agreement; (b) confirms that it has received a copy of this Agreement and each of the other Repurchase Documents, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent, or any other Buyer and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of this Agreement and will perform in accordance with its terms all the obligations which by the terms of this Agreement are required to be performed by it as a Buyer.
25    Entire Agreement; Severability.
This Agreement supersedes any existing agreements between the parties containing general terms and conditions for repurchase transactions. This Agreement may not be amended, modified or supplemented except in accordance with the provisions of Section 22 and such amendment, modification or supplement must be set forth in a writing signed by the parties required to do so in accordance with Section 22. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
26    Non-assignability; Termination.
26.1Limited Assignment. Except with respect to any repurchase transaction, sale, transfer, pledge or hypothecation by the Administrative Agent or any Buyer pursuant to Sections 10 and 22.17, the rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by any party without the prior written consent of the other parties and any such assignment without the prior written consent of the other parties shall be null and void. Subject to the foregoing, this Agreement and any Transactions shall bind and benefit the parties and their respective successors and assigns.
26.2Remedies Exception. Section 26.1 shall not preclude a party from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Section 18.
26.3Agreement Termination. This Agreement shall terminate, automatically and without any requirement for notice, on the date after the Termination Date on which all Obligations have been indefeasibly paid in full, provided, that the provisions of Sections 6.4, 6.5, 7 and 20 shall survive the termination of this Agreement, provided further, that this Agreement and any Open Transactions may be extended by mutual agreement of the Buyers, the Administrative Agent and the Seller; and provided further, that no such party shall be obligated to agree to such an extension.

27    Counterparts.
This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.
28    Governing Law, Jurisdiction and Venue.
This Agreement (including this choice-of-law provision) and the other Repurchase Documents shall be governed by and construed and all controversies and disputes arising under, in connection with or relating to this Agreement and the other Repurchase Documents shall be resolved, in accordance with the laws of the State of New York (pursuant to Section 5-1401 of the New York General Obligations Law to the extent such laws would otherwise not apply) and the United States of America applicable to contracts made and to be wholly performed within such State. The Seller, the Administrative Agent and the Buyers each hereby irrevocably submits to the nonexclusive jurisdiction and venue of the United States District Court for the Southern District of New York located in the Borough of Manhattan in the City of New York or, if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County for the purpose of any action or other proceeding arising under, in connection with or relating to the Repurchase Documents or any related Transaction, pursuant to Section 5-1402 of the New York General Obligations Law to the extent such submission would otherwise not be effective. To the fullest extent permitted by applicable law, the Seller, the Administrative Agent and the Buyers each irrevocably waives any objection that it may now or hereafter have to the laying of venue for any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and agrees that service of process may be made upon it in any such proceeding by registered or certified mail. Nothing herein shall affect any applicable right of any party at any time to initiate any suit in the United States District Court for the Southern District of New York in Manhattan, or to remove any pending suit to that court. Nothing herein shall affect the right of the Administrative Agent or any Buyer to accomplish service of process in any manner permitted by applicable law or to commence legal proceedings or otherwise proceed against the Seller in any other jurisdiction or court.
29    Waiver of Jury Trial.
Each of the Seller (in its capacity as Seller and Servicer), the Buyers and the Administrative Agent hereby (i) covenants and agrees not to elect a trial by jury of any issue triable of right by a jury, and (ii) waives any right to trial by jury fully to the extent that any such right shall now or hereafter exist. This waiver of right to trial by jury is separately given, knowingly and voluntarily, by each of the Seller, the Buyers and the Administrative Agent, and this waiver is intended to encompass individually each instance and each issue as to which the right of a jury trial would otherwise accrue. The Administrative Agent is hereby authorized and requested to submit this Agreement to any court having jurisdiction over the subject matter and the parties hereto, so as to serve as conclusive evidence of the foregoing waiver of the right to jury trial. Further, the Seller hereby certifies that no representative or agent of the Buyers or the Administrative Agent has represented, expressly or otherwise, to any stockholder, director, officer, agent or representative of the Seller that the Buyers or the Administrative Agent will not seek to enforce this waiver of right to jury trial provision.

30    Relationship of the Parties.
This Agreement provides for the sale by the Seller and the purchase by the Buyers (acting through their agent and representative, the Administrative Agent) of Eligible Loans and the obligation of the Seller to repurchase them upon termination of each Transaction. The relationship between the Seller and the Buyers (and the Administrative Agent) is limited to that of seller and repurchaser on the one hand and Buyers and resellers (and the Administrative Agent as the Buyers’ agent and representative) on the other. The provisions in this Agreement and the other Repurchase Documents for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of the Buyers and the Administrative Agent to protect the interests of the Buyers as buyers, including their and the Administrative Agent’s interest in assuring repurchase of Purchased Loans at the termination of each Transaction, and nothing contained in this Agreement or any of the other Repurchase Documents shall be construed as permitting or obligating any Buyer or the Administrative Agent to act as a financial or business advisor or consultant to the Seller, as permitting or obligating any Buyer or the Administrative Agent to control the Seller or to conduct the Seller’s operations, as creating any fiduciary obligation on the part of the Buyers or the Administrative Agent to the Seller, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. The Seller acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and the other Repurchase Documents and to obtain the advice of such counsel with respect to all matters contained in the Repurchase Documents including the provision for waiver of trial by jury. The Seller further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decisions to apply to the Buyers, the Administrative Agent to enter into this Agreement, and to execute and deliver this Agreement and the other Repurchase Documents.
31    No Waivers, Etc.
No express or implied waiver of any Event of Default by any party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by the Seller and the parties required to do so pursuant to Section 22. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6 or 7 will not constitute a waiver of any right to do so at a later date. The rights and remedies of the Buyers hereunder shall be cumulative and not exclusive of any rights and remedies which the Buyers would otherwise have. No failure or delay on the part of the Buyers in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

32    Use of Employee Plan Assets.
32.1Prohibited Transactions. If assets of an employee benefit plan subject to any provision of ERISA are intended to be used by any party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other parties prior to the Transaction. The Plan Party shall represent in writing to the other parties that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other parties may proceed in reliance thereon but shall not be required so to proceed.
32.2Audited Financial Statements Required. Subject to the last sentence of Section 32.1, any such Transaction shall proceed only if the Seller furnishes or has furnished to the Administrative Agent its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.
32.3Representations. By entering into a Transaction pursuant to this Section 32, the Seller shall be deemed (i) to represent to the Buyers and the Administrative Agent that since the date of the Seller’s latest such financial statements, there has been no material adverse change in the Seller’s financial condition which the Seller has not disclosed to the Administrative Agent, and (ii) to agree to provide the Administrative Agent with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any Open Transaction involving a Plan Party.
33    Intent.
33.1Transactions are Repurchase Agreements and Securities Contracts. The parties intend and acknowledge that each Transaction is a “repurchase agreement” as such term is defined in Section 101 of the Bankruptcy Code (except insofar as the type of Eligible Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable). This Agreement also constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as any or all of the parties is not a “financial institution” as that term is defined in FDICIA). Seller hereby agrees that it shall not challenge the characterization of this Agreement as a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, or as a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code in any dispute or proceeding.
33.2Contractual Rights, Etc. Any party’s right to liquidate Eligible Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 18, is a contractual right to liquidate, terminate or accelerate such Transaction as described in Sections 555, 559 and 561 of the Bankruptcy Code.

33.3FDIA. If a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
33.4Master Netting Agreement. It is understood and agreed that this Agreement constitutes a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code, and that a party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction as described in Section 561 of the Bankruptcy Code.
34    Disclosure Relating to Certain Federal Protections.
The parties acknowledge that they have been advised that:

34.1Parties not Protected by SIPA or Insured by FDIC or NCUSIF. In the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of SIPA do not protect the other party with respect to any Transaction hereunder.
34.2SIPA Does Not Protect Government Securities Broker or Dealer Counterparty. In the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder.
34.3Transaction Funds Are Not Insured Deposits. In the case of Transactions in which one of the parties is a financial institution, funds held by such financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation (through either the Bank Insurance Fund or the Savings Association Insurance Fund) or the National Credit Union Share Insurance Fund, as applicable.
35    USA Patriot Act Notification.
The Administrative Agent and the Buyers hereby notify the Seller that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Administrative Agent or the Buyers are required to obtain, verify and record information that identifies the Seller, including the Seller’s name and address and other information that will allow them to identify the Seller in accordance with said Act.
36    Effect of Existing Agreement.
Effective as of the Effective Date, this Agreement amends and replaces in its entirety and restates the Existing Agreement. The terms and conditions of this Agreement supersede, effective as of the Effective Date, the terms and conditions of the Existing Agreement, provided, however, that the Transactions (as defined therein) and any other obligations incurred under the Existing Agreement shall not in any circumstance be terminated, extinguished or discharged hereby but shall hereafter be governed by the terms of this Agreement. This Agreement is not intended to and shall not constitute a novation.

37    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Repurchase Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Repurchase Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Repurchase Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
38 Acknowledgement Regarding Any Supported QFCs.
To the extent that the Repurchase Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Repurchase Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Repurchase Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Repurchase Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Nonfunding Buyer shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

The remainder of this page is intentionally blank; signature pages follow.

EXECUTED as of the Effective Date.
DHI MORTGAGE COMPANY, LTD.,
as Seller and Servicer

By: DHI Mortgage Company GP, Inc.,
its General Partner

By: /s/ MARK C. WINTER
Name: Mark C. Winter
Title: Executive Vice President

Fourth Amended and Restated Master Repurchase Agreement

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent and a Buyer

By: /s/ RODNEY DAVIS
Name: Rodney Davis
Title: Senior Vice President

Fourth Amended and Restated Master Repurchase Agreement

ASSOCIATED BANK, N.A., as a Buyer

By: /s/ STACY L. KERNZ
Name: Stacy L. Kernz
Title: Assistant Vice President

Fourth Amended and Restated Master Repurchase Agreement

TRUIST BANK, f/k/a BRANCH BANKING & TRUST COMPANY, as a Buyer

By: /s/ SAMUEL W. BRYAN
Name: Samuel W. Bryan
Title: Senior Vice President

Fourth Amended and Restated Master Repurchase Agreement

COMERICA BANK, as a Buyer

By: /s/ SARAH CAFAZZA
Name: Sarah Cafazza
Title: Assistant Vice President, Relationship Manager

Fourth Amended and Restated Master Repurchase Agreement

TIAA, FSB, f/k/a EVERBANK, as a Buyer

By: /s/ ELIZABETH MOORE
Name: Elizabeth Moore
Title: Vice President

Fourth Amended and Restated Master Repurchase Agreement

BMO HARRIS BANK N.A., as a Buyer

By: /s/ ADAM TARR
Name: Adam Tarr
Title: Managing Director

Fourth Amended and Restated Master Repurchase Agreement

THE HUNTINGTON NATIONAL BANK, as a Buyer

By: /s/ JUDITH L. CUMMINGS
Name: Judith L. Cummings
Title: Authorized Signer

Fourth Amended and Restated Master Repurchase Agreement

CAPITAL ONE, BANK, as a Buyer

By: /s/ PAUL SPIRIDIGLIOZZI
Name: Paul Spiridigliozzi
Title: Managing Director

Fourth Amended and Restated Master Repurchase Agreement

VERITEX COMMUNITY BANK, as a Buyer

By: /s/ AMY SATSKY
Name: Amy Satsky
Title: EVP, Mortgage Warehouse Executive

Fourth Amended and Restated Master Repurchase Agreement

SCHEDULE BC
TO FOURTH AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

THE BUYERS' COMMITTED SUMS

Buyer	Except as provided in the below chart, Committed Sum for any period:
U.S. Bank National Association
Truist Bank, f/k/a Branch Banking & Trust Company
TIAA, FSB, f/k/a EverBank
Comerica Bank
BMO Harris Bank N.A.
Capital One Bank
Associated Bank, N.A.
Veritex Community Bank
The Huntington National Bank
Maximum Aggregate Commitment	$1,600,000,000

Buyer	Committed Sum for July 26, 2022 through and including September 25, 2022, and December 27, 2022 through and including January 25, 2023	Committed Sum for March 25, 2022 through and including April 25, 2022, and June 24, 2022 through and including July 25, 2022	Committed Sum for September 26, 2022 through and including November 4, 2022
U.S. Bank National Association
Truist Bank, f/k/a Branch Banking & Trust Company
TIAA, FSB, f/k/a EverBank
Comerica Bank
BMO Harris Bank N.A.
Capital One Bank
Associated Bank, N.A.
Veritex Community Bank
The Huntington National Bank
Maximum Aggregate Commitment	$1,800,000,000	$2,100,000,000	$2,200,000,000

BC